SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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CLARCOR Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of
Annual Meeting of Shareholders

     The Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) will be held at the Hilton Naples Florida Hotel at 5111 Tamiami Trail North, Naples, FL 34103, on Tuesday, March 25, 2014 at 9:00 A.M., Eastern Time, for the following purposes:

1.	To elect as Directors the three nominees named in the attached Proxy Statement for a term of three years each;

2.	To approve, on an advisory and non-binding basis, the Company’s executive compensation programs and practices as described in the Proxy Statement;

3.	To approve the 2014 CLARCOR Inc. Incentive Plan;

4.	To vote upon a shareholder proposal relating to sustainability reporting, if properly presented at the meeting;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending November 29, 2014; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of CLARCOR Common Stock of record at the close of business on Friday, February 7, 2014 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     Whether or not you plan to attend the meeting, you are requested to vote on these proposals. In the event that you do not attend and vote at the Annual Meeting, you can vote in one of three ways: (i) sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose; (ii) vote by internet pursuant to the instructions on the enclosed proxy card; or (iii) vote by telephone pursuant to the instructions on the enclosed proxy card. Your vote is important and very much appreciated.

/s/ Richard M. Wolfson
Richard M. Wolfson
Secretary

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY
AND MAIL IT PROMPTLY.

Franklin, Tennessee
February 20, 2014

TABLE OF CONTENTS

ANNUAL MEETING OF SHAREHOLDERS	1
Voting Matters	1
PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS	3
Nominees for Election to the Board of Directors	3
Information Concerning Nominees and Directors	3
Vote Required	6
CORPORATE GOVERNANCE	8
Independence	8
Meetings and Fees	9
DIRECTOR COMPENSATION FOR FISCAL YEAR 2013 TABLE	10
Stock Ownership Guidelines	11
Committees of the Board of Directors	11
Director Qualifications and Diversity	12
Board Leadership	13
Compensation Clawback	14
Board Role in Risk Oversight	14
Executive Sessions of the Board; Communications with the Board; Attendance at Shareholder Meetings	15
Compensation Committee Interlocks and Insider Participation	15
Certain Transactions	15
Compensation Consultant Independence	16
BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK	17
Certain Beneficial Owners	17
Directors and Executive Officers	18
Section 16(a) Beneficial Ownership Reporting Compliance	18
COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION	19
Compensation Discussion and Analysis	19
Executive Summary	19
Compensation Overview and Philosophies	22
Establishing Compensation for Executive Officers	23
Components of Executive Pay	25
Potential Cash Incentive Payments to Named Executive Officers in Respect of Fiscal 2011	30
Executive Insurance Benefits	32
Retirement Plans	32
Employment Agreements	33
Change in Control Agreements	33
Stock Ownership Guidelines	33
Compensation Decisions for 2014	33
Fiscal Year 2013 and 2014 Option and RSU Grants	35
Deductibility of Executive Compensation	35
Compensation Committee Report	35
Compensation Risk Assessment	36
SUMMARY COMPENSATION TABLE	37
“ALL OTHER” COMPENSATION TABLE	38
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2013 TABLE	39
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013 TABLE	40
OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2013 TABLE	41
Retirement Plans	41
PENSION BENEFITS FOR FISCAL YEAR 2013 TABLE	42
Deferred Compensation Plan	43

i

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2013 TABLE	43
Potential Payments Upon Termination or Change in Control	44
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE	46
REPORT OF THE AUDIT COMMITTEE	48
PROPOSAL NUMBER 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	49
Vote Required	50
PROPOSAL NUMBER 3 — APPROVAL OF THE 2014 CLARCOR INC. INCENTIVE PLAN	51
Overview	51
Background for Request to Submit the Plan for Approval	52
Important Provisions	52
Summary of the Plan	53
Federal Income Tax Consequences	59
Application of the Plan	61
PLAN BENEFITS UNDER THE 2009 INCENTIVE PLAN	61
Approval	61
Equity Compensation Plan Information	62
PROPOSAL NUMBER 4 — SHAREHOLDER PROPOSAL RELATING TO SUSTAINABILITY REPORTING	63
Shareholder Proposal	63
Statement of the Board in Opposition to the Shareholder Proposal	64
PROPOSAL NUMBER 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM	66
Information About Our Independent Registered Public Accounting Firm	66
Amounts Paid to PricewaterhouseCoopers LLP	66
Audit Committee Pre-Approval Process	66
Vote Required	66
MISCELLANEOUS	67
Internet Website	67
Proposals of Security Holders for 2015 Annual Meeting of Shareholders	67
Expense of Solicitation of Proxies	67
Householding	68
Appendix A- CLARCOR Inc. 2014 Incentive Plan	A-1

ii

CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067

PROXY STATEMENT

Annual Meeting of Shareholders

     This Proxy Statement and the accompanying proxy are being mailed to shareholders of CLARCOR Inc. (the “Company”) on February 20, 2014. They are being furnished in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Shareholders to be held at the Hilton Naples Florida Hotel at 5111 Tamiami Trail North, Naples, FL 34103, on Tuesday, March 25, 2014 at 9:00 A.M., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Shareholders. Directions to the Annual Meeting and information on how to vote in person can be obtained on-line at www.clarcorproxy.com or by contacting the Company’s Secretary, Richard M. Wolfson, at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615) 771-3100.

     A shareholder may vote by executing the proxy card or vote via the internet or by telephone pursuant to the instructions on the proxy card. A shareholder who gives a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by filing with him another proxy or by attending the Annual Meeting and voting his or her shares in person.

     All valid proxies delivered pursuant to this solicitation, if received in time and not revoked, will be voted. If no specifications are given by the shareholder executing the proxy card, valid proxies will be voted (a) for the election of the three individuals nominated for election to the Board of Directors named herein, (b) for the approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement, (c) for the approval of the 2014 CLARCOR Inc. Incentive Plan (the “2014 Incentive Plan”), (d) against the shareholder proposal relating to sustainability reporting, (e) for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending November 29, 2014, and (f) in the discretion of the appointed proxies, upon such other matters as may properly come before the meeting.

     As of February 7, 2014 (the record date for the Annual Meeting), the Company had outstanding 50,412,197 shares of Common Stock, constituting the only class of voting securities of the Company outstanding, and each outstanding share is entitled to one vote on all matters to be voted upon. Only holders of CLARCOR Common Stock of record at the close of business on February 7, 2014 are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting. Proxies received but marked as abstentions and broker non-votes (as defined below under “Voting Matters”) will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Matters

     If a quorum is present at the Annual Meeting, the outcome of the Proposals to be voted on will be determined as follows:

  With respect to Proposal 1 (Election of Directors), the three directors receiving the greater number of votes will be elected.

  With respect to Proposal 2 (Advisory Vote on the Company’s Executive Compensation Programs and Practices); Proposal 4 (Vote on Shareholder Proposal Relating to Sustainability Reporting); and Proposal 5 (Ratification of the Appointment of PricewaterhouseCoopers LLP), these will be approved if they receive the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote at the meeting.

  With respect to Proposal 3 (Approval of the 2014 Incentive Plan), the proposal will be approved if it receives the affirmative vote of a majority of the votes cast at the meeting.

     If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name”. In such case, these proxy materials are being forward to you by your bank, brokerage firm or other nominee (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. In addition, as the beneficial holder of shares, you are entitled to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

     Pursuant to New York Stock Exchange (“NYSE”) Rule 452, if your shares are held in street name and you do not give voting instructions to the record holder, the record holder will not be permitted to vote your shares with respect to Proposals 1, 2, 3 and 4, and your shares will be considered “broker non-votes” with respect to these proposals. However, the record holder will be entitled to vote your shares with respect to Proposal 5 even if you do not give voting instructions.

     Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote. Therefore, broker non-votes will not affect the outcome of Proposals 1, 2, 3 or 4.

     Abstentions will have no effect on Proposal 1. With respect to Proposals 2, 3, 4 and 5, abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will therefore be equivalent to a vote against such proposals.

     We know of no business to be conducted at the Annual Meeting other than Proposals 1, 2, 3, 4 and 5. The Company’s bylaws require shareholders to give advance notice of any proposal intended to be presented at the meeting. The deadline for this notice has passed and we did not receive any such notice made in compliance with the Company’s bylaws other than in respect of Proposal 4. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders named in the proxy cards will vote your shares in accordance with their best judgment.

     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on March 25, 2014:

     The following Proxy materials are available for you to review online at: www.clarcorproxy.com:

  This Proxy Statement;

  Form of Proxy card;

  The Company’s Annual Report for the fiscal year ended November 30, 2013 (which is not deemed to be part of the official proxy soliciting materials); and

  Any amendments to the foregoing materials that are required to be furnished to shareholders.

     In accordance with Securities and Exchange Commission (“SEC”) rules, the foregoing website does not use “cookies”, track user moves or gather any personal information.

     In addition, you may request a copy of any of the above materials by calling 1-800-252-7267, pressing “0” and asking to be connected to the Company’s Secretary, Richard Wolfson, or by sending an e-mail setting forth a valid mailing address to: investor@clarcor.com.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

     The Company’s Certificate of Incorporation provides for a Board of Directors consisting of not less than nine directors divided into three classes, with each class to be as nearly equal in number as possible. One class of directors is elected at each Annual Meeting of Shareholders. The Board is currently comprised of nine directors, three of whom are up for re-election this year.

     The three nominees for election at the Annual Meeting are Messrs. Mark Emkes, Robert Jenkins and Philip Lochner. All of the nominees are current directors whose terms in office expire this year. All of these individuals currently serve as directors of the Company and were previously elected by the shareholders of the Company.

     All of the nominees have been recommended by the Director Affairs/Corporate Governance Committee and by the entire Board of Directors for re-election to our Board of Directors, and all of the nominees have consented to serve if elected. In the event any of these nominees is unable to serve as a director, the shares represented by the proxy will not be voted with respect to such individual. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

     If elected, Messrs. Emkes, Jenkins and Lochner will hold office for a three-year period ending in 2017, or until their respective successors are duly elected and qualified.

Information Concerning Nominees and Directors

     The following are the current directors of the Company (including the nominees), their ages, the year in which each first became a director, their principal occupations or employment during at least the past five years, other directorships held with public companies within the last five years, and information regarding their respective qualifications to serve as directors of the Company:

Name	Age	Director Since	Year Term as Director Expires
James W. Bradford, Jr.	66	January 20, 2006	2015

Mr. Bradford retired on July 1, 2013 as the Dean of the Owen Graduate School of Management, Vanderbilt University, Nashville, Tennessee (“Owen”), a position that he held since 2004. From November 2002 until 2004 he was the Associate Dean of Corporate Relations of Owen. From 1999 to 2001 he was the President and Chief Executive Officer of United Glass Corporation (“United Glass”), a large national fabricator of flat glass. Prior to becoming CEO, Mr. Bradford was General Counsel of United Glass. From 1992 until 1999 Mr. Bradford served as President and CEO of AFG Industries, Inc., a leading manufacturer, fabricator and distributor of flat and automotive glass in the Americas. Mr. Bradford is a director of three other publicly traded US corporations: Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”), Genesco Inc. (“Genesco”) and Granite Construction Incorporated, and sits on other advisory and academic boards and councils. Mr. Bradford is the non-executive Chairman of Cracker Barrel and the lead director of Genesco.

As the former leader of one of the United States’ preeminent business schools and a former business professor, Mr. Bradford regularly interacts with leading business executives, academicians and practitioners around the globe, which has provided significant benefits to the Company, including in the area of executive recruitment and corporate governance. His service on other public company boards and his experience as the non-executive Chairman of Cracker Barrel and lead director of Genesco have also made him a leader on the Company’s board in the area of corporate governance. Additionally, Mr. Bradford’s executive experience in leading a large and acquisitive industrial company provided him with practical and actual experience that is highly relevant to the Company’s business and has made Mr. Bradford a resource for the Company’s management team.

Name	Age	Director Since	Year Term as Director Expires
Robert J. Burgstahler	69	December 18, 2000	2016

Mr. Burgstahler is a former senior executive of 3M Company (“3M”), St. Paul, Minnesota. He served as 3M’s Senior Vice President, Business Development and Corporate Services from 2002 until 2003, and Vice President, Finance and Administrative Services from 2000 to 2002. Mr. Burgstahler was President and General Manager of 3M Canada from 1998 to 2000 and Staff Vice President Taxes of 3M from 1995 to 1998.

Mr. Burgstahler brings an exceptionally strong finance and management background to the Board. His experience in all aspects of financial reporting and financial management for a large multinational corporation has made him a valuable resource for the Company and its management. In addition, Mr. Burgstahler’s executive experience in leading 3M Canada, a large international business unit of 3M, has been valuable to the Company in its efforts to grow outside of the United States.

In recognition of his strength as a director, Mr. Burgstahler serves as the Company’s Lead Director, as described further below in this Proxy Statement, under the heading “Board Leadership”.

Wesley M. Clark	61	March 26, 2013	2016

Mr. Clark served as the Chief Executive Officer of Morton Salt, Inc., North America’s leading supplier of consumer, industrial and commercial salt products, from 2007 until 2009. From 2004 until 2007, Mr. Clark was an Operating Partner with Advent International Global Private Equity (“Advent”), a large international private equity firm, and from 2001 until 2004, he served as President, Chief Operating Officer and a board member of W.W. Grainger, Inc., North America’s leading distributor of maintenance, repair and operating supplies.

Mr. Clark currently serves as an Operating Partner with Advent and as the Non-Executive Chairman of the Board of Morrison Supply Company, LLC (“Morrison”), a large distributor of plumbing and HVAC supplies, as well as Morrison’s parent company, Patriot Supply Holdings, Inc. Mr. Clark is also a director of ABC Supply Co., Inc., a multi-billion dollar distributor of roofing and related materials, and a member of the Supervisory Board of K+S Aktiengesellschaft, a large publicly traded fertilizer and salt mining company headquartered in Kassel, Germany. Mr. Clark is also a member of the Management Board of the Stanford University Graduate School of Business.

Mr. Clark’s experience at the helm of some of the country’s largest commercial distribution companies is valuable to the Company as it seeks to expand distribution channels and enter new markets. Mr. Clark also has significant experience in evaluating and structuring significant acquisitions and divestitures and has provided meaningful assistance and advice to Company management in this regard.

Christopher L. Conway	58	March 27, 2012	2016

Mr. Conway was appointed Chief Executive Officer of the Company on December 13, 2011, a director on March 27, 2012, and Chairman of the Board effective November 30, 2012. Mr. Conway served as President and Chief Operating Officer of the Company from July 2010 until December 2011, as the President of the Company’s PecoFacet division from 2007 until 2010, and as the Vice President of Manufacturing of Baldwin Filters, Inc., the Company’s largest subsidiary, from 2006 until 2007. Mr. Conway does not currently serve on the boards of any other companies.

Mr. Conway has approximately 27 years of experience in the filtration industry, in a variety of operational, strategic and research and development capacities. Mr. Conway has a wealth of operational and management experience in filtration related businesses, for both the Company as well as one of the Company’s most significant competitors. Mr. Conway’s experience and knowledge with respect to filtration applications, end-markets and technologies, as well as his first-hand knowledge of several of the Company’s largest and most strategically important business units, is what led the Board to select him as the Company’s Chief Executive Officer. This experience and knowledge, combined with Mr. Conway’s tenure with the Company, facilitates his service as Chairman and better enables the Board to set the strategic path for the Company and its operating units.

Name	Age	Director Since	Year Term as Director Expires
Paul Donovan	66	March 24, 2003	2015

Mr. Donovan served as Senior/Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation, a holding company with subsidiaries primarily in utility businesses, from August 1999 until June 2003, and retired as a special advisor to the Chairman of that company in February 2004. Mr. Donovan was the Executive Vice President and Chief Financial Officer of Sundstrand Corporation from December 1988 to June 1999. Mr. Donovan is a director of one other publicly traded U.S. corporation: Woodward, Inc.

Mr. Donovan brings an exceptionally strong finance and management background to the Board. His expertise in all aspects of financial reporting and financial management for large industrial corporations has made him a valuable resource for the Company and its management, and qualifies him as a financial expert for the Audit Committee, which Committee he currently chairs. His experience on other public company boards has provided significant benefits to the Company and the Board, including in the areas of corporate governance and executive compensation.

*Mark A. Emkes	60	June 25, 2010	2014

For more than five years and until his retirement effective on February 28, 2010, Mr. Emkes was the Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., the world’s largest tire and rubber company. He was also President of Bridgestone Americas, Inc. from January 2009 until his retirement. Mr. Emkes served as a director of Bridgestone Corporation from April 1, 2004 through February 28, 2010. Mr. Emkes currently serves as a director of two other publicly traded US corporations: Greif, Inc. and First Horizon National Corporation. From 2010 until 2013, Mr. Emkes served as the State of Tennessee’s Commissioner of Finance and Administration, a state-level cabinet position.

Mr. Emkes’ experience as a former chief executive officer of a major multinational industrial firm and the significant time that Mr. Emkes spent living and operating businesses outside of the United States, including the United Arab Emirates, Spain, Mexico and Brazil, make him a valuable director for the Company as it continues its international growth efforts. In addition, Mr. Emkes has significant marketing and distribution experience in aftermarket sales channels that are important to many of the Company’s key operating businesses. Finally, his experience on other public company boards provides significant benefits to the Company and the Board.

*Robert H. Jenkins	70	March 23, 1999	2014

Mr. Jenkins is the retired Chairman of Hamilton Sundstrand Corporation, Rockford, Illinois, an aerospace and industrial company that resulted from a merger with United Technologies Corporation in 1999. He served as Chairman, President and Chief Executive Officer of predecessor Sundstrand Corporation (“Sundstrand”) from 1997 to 1999 and as President and Chief Executive Officer of Sundstrand from 1995 to 1997. Mr. Jenkins is a director of two other publicly traded U.S. corporations: Acco Brands Corporation (“Acco”) and AK Steel Holding Corporation (“AK Steel”), and serves as the independent lead director of each. Mr. Jenkins formerly served as a director of Solutia, Inc. from 1997 to 2008.

Mr. Jenkins’ experience as the chief executive officer of a publicly held major industrial firm and his business and operational experience at a number of companies in other industries brings a wealth of relevant experience to the Board and has made Mr. Jenkins a resource for the Company and its management team. In addition, Mr. Jenkins’ extensive corporate governance experience as lead director for Acco and AK Steel has been and continues to be valuable to the Company and the Board.

Name	Age	Director Since	Year Term as Director Expires
*Philip R. Lochner, Jr.	70	June 17, 1999	2014

Mr. Lochner was the Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY (“Time Warner”) from 1991 to 1998, and a Commissioner of the United States Securities and Exchange Commission from 1990 to 1991. Mr. Lochner is currently a director of three other publicly traded U.S. corporations: Crane Co.; CMS Energy Corporation (where he serves as the Presiding Director); and Gentiva Health Services, Inc. In the past ten years, he has also served as the director of Adelphia Communications (post-Chapter 11 filing); Apria Healthcare; Gtech Holdings Corporation; Monster Worldwide, Inc. and Solutia Inc., and as a director of the National Association of Securities Dealers and the American Stock Exchange.

At various times during his tenure with Time Warner, Mr. Lochner’s duties included oversight of certain shareholder relations, legal, internal audit, executive compensation, real estate, human resources and other functions. As a former SEC Commissioner and a current and former director of public companies, Mr. Lochner has significant experience in the area of corporate governance as well as securities and disclosure matters, and is a valuable resource to the Board and to management in these areas. Additionally, the management and administrative expertise in the functional areas described above that Mr. Lochner gained as a senior executive of Time Warner make him a valuable member of the Board and a resource to the Company and to management.

James L. Packard	71	June 22, 1998	2015

Mr. Packard is the former Chairman, President and CEO of Regal-Beloit Corporation (“Regal Beloit”), a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. He served as Executive Chairman of Regal Beloit from April 2005 to December 2006, Chairman from 1986 to April 2005, President from 1980 to 2002 and Chief Executive Officer from 1984 to 2005. Mr. Packard is currently a director of two other publicly traded U.S. corporations: The Manitowoc Company, Inc. and Douglas Dynamics, Inc., and is also a director of First National Bank and Trust, located in Beloit, WI, and ABC Supply, located in Beloit, WI. Mr. Packard previously served on the Boards of two other companies that were publicly listed during the time of Mr. Packard’s service on their boards: Elco Corporation, and Gehl Company.

Mr. Packard served on the Board of Governors of the American Stock Exchange (AMEX) and was a member of the Executive Committee, the Board Oversight Committee on Specialist Unit Structure, and the Listed Company Advisory Committee. He was on the Board of Governors at the time AMEX merged with NASD, and after the merger he served as a member of the Listing and Hearing Review Council of the NASD.

Mr. Packard’s experience as a former chief executive officer of a publicly held major industrial firm and his experience on the boards of companies in other industries are highly relevant to his duties on the Board and have made Mr. Packard a resource for the Company and its management team. In addition, Mr. Packard’s extensive experience in the area of corporate governance make him an effective Chairman of the Company’s Director Affairs/Corporate Governance Committee, in which capacity he has served since 2005.

____________________

*	Nominees for election to terms expiring in 2017

Vote Required

     A shareholder may mark the accompanying form of proxy to (i) vote for all nominees, (ii) withhold votes from all nominees, or (iii) vote for one or more nominees while withholding votes from one or more specified nominees. If a quorum is present at the Annual Meeting, the three directors receiving the greatest number of votes will be elected. As there are precisely three nominees, any director receiving any votes will be elected.

     Pursuant to NYSE Rule 452, the uncontested election of directors may not be voted upon by banks, brokerage firms or other nominees holding shares in street name without instruction from beneficial owners. Consequently, proxies submitted by banks, brokerage firms or other nominees holding shares in street name may not, in the absence of specific instructions from beneficial owners, vote the shares in favor of a nominee or withhold votes from a nominee at the discretion of the bank, brokerage firm or other nominee.

     If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the election of Messrs. Emkes, Jenkins and Lochner as directors of the Company in accordance with the Board of Directors’ recommendation below. As noted earlier in this Proxy Statement, broker non-votes and abstentions will not affect the outcome of our director elections.

     The Board of Directors recommends a vote FOR the election of Messrs. Emkes, Jenkins and Lochner as directors of the Company.

CORPORATE GOVERNANCE

Independence

     NYSE corporate governance rules require that the Board of Directors of a listed company consist of a majority of independent directors. The Company’s Board of Directors currently has, and previously has had, a majority of independent directors. Eight of the nine current members of the Board of Directors are independent; only Mr. Conway is not.

     Pursuant to the NYSE corporate governance rules, the Board of Directors has adopted categorical independence standards to provide assistance in the determination of director independence. The categorical standards are set forth below and provide that a director will not qualify as an independent director if:

(i)

The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

(ii)

The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service)[1];

(iii)

The director is a current partner or employee of the Company’s external audit firm, or was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

(iv)

The director has an immediate family member who (a) is a current partner of a firm that is the Company’s external auditor, (b) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (c) was within the past three years a partner or employee of such firm and personally worked on the Company’s audit within that time;

(v)

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi)

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

(vii)

The director or an immediate family member is a current officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization are more than the greater of (i) two percent (2%) of that organization’s total annual charitable receipts, or (ii) $1,000,000.

     For purposes of the categorical standards, immediate family member generally includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

     The Board of Directors has affirmatively determined, assisted by the categorical independence standards set forth above, that none of the outside Directors has a material relationship with the Company (either directly or as a partner, shareholder, officer, employee or trustee of an organization that has a relationship with the Company). In making its determination with respect to all of the outside directors other than Mr. Donovan (who is separately discussed below), the Board of Directors considered (i) affirmative representations made by each director attesting to the lack of any commercial, banking, consulting, legal, accounting, charitable or familial relationships between such director (or persons or organizations with which a director has an affiliation) and the Company; and (ii) affirmative representations by the Company’s management that no such relationships exist to the knowledge of management.
____________________

1

The commentary to the NYSE rules clarify, however, that this categorical standard described in clause (ii) does not apply with respect to a director’s immediate family member who is employed by the Company in a capacity other than an executive officer.

     Applying the foregoing, the Board of Directors has determined that each of Messrs. Bradford, Burgstahler, Clark, Emkes, Jenkins, Lochner and Packard is independent under the NYSE corporate governance rules.

     The Board of Directors has also determined that Mr. Donovan is independent under the NYSE corporate governance rules. In January of 2012, the Company hired Mr. Donovan’s son-in-law, David Janicek, to serve as the Company’s Vice President - Corporate Controller, a position in which Mr. Janicek continues to serve. The Corporate Controller position reports to the Company’s Chief Financial Officer, David Fallon, and is not an executive officer of the Company, including as such term is defined under the rules of the NYSE and the SEC.

     As described in greater detail in the Company’s Proxy Statement filed with the SEC on February 17, 2012, a special committee of the Board of Directors, consisting of the chairmen of each of the Board’s standing committees, evaluated and approved the hiring of Mr. Janicek before an offer was extended to him, and determined that such hiring would not impact Mr. Donovan’s independence.

     Each year, the Board of Directors (with Mr. Donovan recused) reevaluates Mr. Donovan’s independence, and in doing so considers certifications from Mr. Donovan and input from the Company’s General Counsel attesting to the absence of any changes in facts or circumstances arising over the previous 12 months that might change the Board’s prior analyses and findings. The Board also solicits input from the Company’s CEO, CFO and General Counsel regarding Mr. Janicek’s performance, their perception of his relationship with Mr. Donovan, and their confirmation that no conflict of interest has arisen or is foreseen to arise.

     In light of this analysis, on January 25, 2014, the Board once again unanimously and affirmatively resolved that Mr. Donovan is independent.

Meetings and Fees

     The Board of Directors held ten meetings during fiscal 2013. All of the Company’s directors attended all of the meetings of each of (i) the Board of Directors and (ii) Committees of the Board of which they were members throughout fiscal 2013, except that in June of 2013 Mr. Clark was unable to attend one Board meeting because he was out of the country due to a commitment made prior to his having been appointed as a director (Mr. Clark in any event attended at least 75% of the meetings of the Board of Directors and those Committees of the Board of which Mr. Clark was a member during the period in which he served in the aggregate).

     In fiscal 2013, directors who were not employees of the Company received (a) an annual retainer of $40,000 payable in cash or shares of the Company’s Common Stock, at the director’s option; (b) a fee of $1,500 payable for each Board and Committee meeting attended in person; (c) a fee of $1,000 for each Board and Committee meeting attended by telephone; and (d) annual fees payable to the Company’s Lead Director and the Chairmen of the Committees of the Board as follows: (i) Lead Director, $25,000; (ii) Audit Committee Chairman, $10,000; (iii) Directors Affairs/Corporate Governance Committee Chairman, $6,500; and (iv) Compensation Committee Chairman, $6,500. Board members also received reimbursement for travel expenses and the equity grants referred to below. All of the annual amounts referenced above are payable on the date of the Company’s annual meeting.

     Each September the Directors Affairs/Corporate Governance Committee reviews the compensation payable to the Company’s directors by considering data comparing the Company’s director compensation levels with median levels of director compensation derived from a survey by the National Association of Corporate Directors and utilizing the same peer group that the Company reviews when establishing the compensation of its named executive officers (discussed in the “Compensation Discussion and Analysis” below).

     In fiscal 2013, this review showed that the Company’s director compensation levels were generally consistent with the median director compensation levels among the Company’s peer group (see “Compensation Discussion and Analysis” for a description of the Company’s peer group), but that the Company’s annual retainer was below median by approximately $5,000. Taking into account this review, the Committee resolved to increase the Company’s annual retainer effective as of the date of the 2014 annual meeting of shareholders. Consequently, on March 25, 2014 (the date of the Annual Meeting), each non-employee director will be entitled to receive an annual retainer of $45,000, payable in cash or stock at the director’s election.

     Pursuant to the Company’s Deferred Compensation Plan for Directors, a non-employee director may elect to defer receipt of the cash fees or stock awards to which he is entitled until the date that the participant ceases being a director of the Company, a specific future date selected by the participant or a date on which the participant reaches a specified age. Deferral elections must be made by no later than November 30 of the year prior to the year in respect of which cash fees are paid or stock awards are made, and once made may not be changed, except in the event of death, disability or change of control of the Company. Any deferred cash earns interest at the prime rate announced quarterly by JP Morgan Chase Bank, or its successor. None of the Company’s directors deferred any portion of the cash fees or stock awards payable to him during fiscal 2013.

     Under the Company’s shareholder-approved 2009 Incentive Plan (the “2009 Incentive Plan”) (and, if approved by the Company’s shareholders at the Annual Meeting, under the Company’s 2014 Incentive Plan, except as otherwise may be determined by the Board), on the date a person first becomes a non-employee director, and annually thereafter on the date of each annual meeting of shareholders, such person has the option to receive a grant of shares of the Company’s Common Stock with an aggregate fair market value equal to and in lieu of the amount of the annual retainer for non-employee directors. In fiscal year 2013, two of the eight non-employee directors elected to take the annual retainer in stock, while six opted to receive their retainer in cash. Shares issued in lieu of annual meeting fees vest immediately on the date of grant, but are subject to a six-month holding period.

     The 2009 Incentive Plan provides, and (if approved by the Company’s shareholders at the Annual Meeting) the Company’s 2014 Incentive Plan will provide, that the Directors Affairs/Corporate Governance Committee each year will determine the number and form of equity incentive grants payable to directors. For fiscal 2013, the Directors Affairs/Corporate Governance Committee recommended that the Company issue equity awards to the Company’s non-employee directors in the form of shares of common stock, as opposed to stock options which has been the Company’s historical practice. The Committee made this recommendation after receiving input from all non-employee directors and determined that this was in the best interest of the Company to implement the change based on the number of options and shares held by each member of the current Board. The Board approved the Committee’s recommendation on January 26, 2013.

     With respect to the number of shares that each non-employee director would receive in fiscal 2013, the Committee determined that this should be done on a fair market valuation basis, and set the grant value at $110,000 for fiscal 2013 (which was approximately the same grant date fair value as the options that had been granted by the Company to non-employees directors as an equity grant during the immediately prior two fiscal years). On January 25, 2014, the Committee once again determined that in respect of their service for fiscal year 2014 all non-employee directors should receive common stock having an aggregate fair market value of $110,000. Consequently, on March 25, 2014 (the date of the Annual Meeting), each non-employee director will receive shares of common stock with a fair market value of $110,000 (rounded up to avoid fractional share issuances), which shares will vest immediately upon issuance. This share award will be made pursuant to the 2014 Incentive Plan, provided, however, that if the 2014 Incentive Plan is not approved by the Company’s shareholders at the Annual Meeting, it will be made pursuant to the 2009 Incentive Plan.

     The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal year 2013:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2013

				Change in
	Fees			Pension Value &
	Earned			Non-qualified
	or			Deferred
	Paid in	Stock	Option	Compensation	All Other
	Cash(1)	Awards(2)	Awards(3)	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)
J. MARC ADAM(4)	12,500	—	—	—	—	12,500
JAMES W. BRADFORD	66,000	110,039	—	—	—	176,039
ROBERT J. BURGSTAHLER	103,945	110,039	—	—	—	213,984
WESLEY M. CLARK	51,476	110,039	—	—	—	161,515
PAUL DONOVAN	81,000	110,039	—	—	—	191,039
MARK EMKES	66,976	110,039	—	—	—	177,015
ROBERT H. JENKINS	73,500	110,039	—	—	—	183,539
PHILIP R. LOCHNER, JR.	69,500	110,039	—	—	—	179,539
JAMES L. PACKARD	77,500	110,039	—	—	—	187,539

____________________

(1)

Represents (i) the amount of cash compensation earned by each director in fiscal 2013 for Board and Committee service, plus (ii) the value of all stock awards made at the election of any director who opted to receive stock in lieu of cash compensation for his annual retainer. The value of such stock awards was the aggregate grant date fair value of such stock, computed in accordance with FASB ASC Topic 718, using the closing market price of Company stock on the grant date. The grant date fair value of the stock grants made to each non-employee director electing to receive stock in lieu of his annual retainer during fiscal 2013 was $39,976.

(2)

Represents the aggregate grant date fair value of stock awarded, computed in accordance with FASB ASC Topic 718, using the closing market price of Company stock on the grant date. There were no unvested stock awards held by any non-employee director as of the end of fiscal 2013. The number of shares of stock held by each non-employee director of the Company as of the end of fiscal 2013 is set forth in the column entitled “Shares Owned Outright” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”.

(3)

The number of vested stock options held by each non-employee director of the Company as of the end of fiscal 2013 are set forth in the column entitled “Vested Stock Options” in the table entitled “Security Ownership — Management” under the heading “BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK”. No non-employee director had any unvested stock options at the end of fiscal 2013.

(4)	Mr. Adam retired as a director on March 26, 2013.

Stock Ownership Guidelines

     All directors own stock in the Company, and the Company has established stock ownership guidelines for non-employee directors. Under these guidelines, all non-employee directors, after a five-year period from their initial election to the Board, are required to own Company common stock with a value of five times the annual retainer ($45,000 as of the Annual Meeting). In each case, shares subject to in-the-money options granted to a director count toward the fulfillment of these guidelines. The Directors Affairs/Corporate Governance Committee oversees these guidelines and reviews each director’s standing in respect of the same once per year. In January of 2014, this Committee determined that all of the Company’s directors complied with these guidelines based on their respective years as a director of the Company.

Committees of the Board of Directors

     During fiscal 2013, the standing committees of the Board of Directors were the Directors Affairs/Corporate Governance Committee, the Audit Committee and the Compensation Committee. Each of these Committees is discussed below.

     Directors Affairs/Corporate Governance Committee. The Directors Affairs/Corporate Governance Committee currently consists of six directors: James L. Packard, Chairman, James W. Bradford, Jr., Wesley M. Clark, Mark A. Emkes, Robert H. Jenkins, and Philip R. Lochner, Jr. Each of these directors is independent as such term is defined in the NYSE corporate governance rules. Mr. Adam was also a member of the Committee until his retirement on March 26, 2013, and was also independent under the NYSE rules.

     The Board has adopted a Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com. The Charter provides, among other things, that the Committee will make recommendations to the full Board regarding changes to the size and composition of the Board or any committee thereof; identify individuals that the Committee believes are qualified to become Board members and recommend that the Board select such nominee or nominees to stand for election; and identify individuals for appointment to the Board to fill vacancies on the Board.

     Messrs. Emkes, Jenkins and Lochner are the current nominees recommended by the Committee for election to the Board at this Annual Meeting. All of these individuals are standing for re-election by the shareholders.

     The Directors Affairs/Corporate Governance Committee met five times during fiscal 2013.

     Audit Committee. The Audit Committee was established by the Board in accordance with applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and applicable NYSE requirements. The Audit Committee currently consists of four directors: Paul Donovan, Chairman, Robert J. Burgstahler, Philip R. Lochner, Jr., and James L. Packard. Each of these individuals is independent and financially literate, as such terms are defined in the NYSE corporate governance rules, and is independent as defined in under SEC rules and regulations applicable to audit committees. Mr. Adam was also a member of the Committee until his retirement on March 26, 2013, and was also independent under NYSE rules and SEC rules and regulations. Mr. Burgstahler and Mr. Donovan have previously served as the chief financial officers of publicly-held corporations. Based on these and other factors, the Board has determined that Mr. Burgstahler and Mr. Donovan is each an “audit committee financial expert” as such term is defined in applicable rules of the SEC.

     The Board has adopted a Charter for the Audit Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

     The purposes of the Committee include assisting Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal, regulatory and filing requirements, the Company’s selection of an independent auditor, the Company’s determination of the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditors. The Committee discusses with management and the Company’s independent auditors the Company’s annual audited financial statements, quarterly financial statements, earnings press releases, and management’s assessment of internal control over financial reporting.

     The Audit Committee met ten times during fiscal 2013.

     Compensation Committee. The Compensation Committee currently consists of six directors: Messrs. Robert H. Jenkins, Chairman, James W. Bradford, Jr., Robert J. Burgstahler, Wesley M. Clark, Paul Donovan, and Mark A. Emkes. Each of these individuals is independent as such term is defined in the NYSE corporate governance rules (including the additional independence requirements applicable to compensation committee members set forth therein).

     The Board has adopted a written Charter for the Committee. A current copy of that Charter is available on the Company’s website: www.clarcor.com.

     The purposes of the Committee include discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and reviewing and making recommendations to the Board with respect to compensation plans, policies and programs. The Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and determines and approves the compensation level of the Chief Executive Officer, other executive officers and certain other members of senior management. The Committee may receive recommendations from the Company’s Chief Executive Officer regarding the amount or form of compensation paid to executive officers or other members of senior management (excluding the Chief Executive Officer). The Committee also reviews and makes recommendations to the full Board regarding the Company’s compensation and benefit plans and policies, including with respect to incentive compensation plans and equity-based plans, policies and programs and approves grants and awards of restricted stock units and stock options under the Company’s incentive plans, but may delegate to members of management or a management committee the authority to determine the individual amount of grants to employees who are not executive officers (as a practical matter, the Committee considers and individually approves equity awards made to approximately 10 to 15 of the Company’s most senior executives, including all executive officers of the Company, and then approves a pool of equity-based incentives to be granted to other individuals throughout the Company at the discretion of the Chief Executive Officer). The Committee also oversees compliance with the Company’s stock ownership guidelines for executive officers. From time to time the Committee consults with outside compensation advisors in exercising its responsibilities and the Company is responsible for determining if any conflicts of interest exist with respect to any such outside compensation advisors pursuant to Item 407(e)(3)(iv) of Regulation S-K. All of the foregoing is described in greater detail in the Compensation Discussion and Analysis below. The Committee has the authority to delegate any of its responsibilities to one or more subcommittees within certain parameters, but the Committee rarely exercises this power, and did not do so in fiscal 2013.

     The Compensation Committee met five times during fiscal 2013.

Director Qualifications and Diversity

     The Directors Affairs/Corporate Governance Committee is responsible for evaluating all potential nominees to serve as a director, irrespective of whether the candidate was identified by the Committee, the Board, a shareholder or other third party. The Company’s bylaws (available on the Company’s website at www.clarcor.com)

provide that notice of any proposed nomination by a shareholder for election of a person to the Board shall be delivered to or mailed and received at the principal executive offices of the Company no less than 120 days nor more than 150 days prior to the anniversary of the prior year’s Annual Meeting of Shareholders (provided, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first). Section 2.12 of the bylaws specifies the information to be included by a shareholder in such a notice.

     In the past, the Committee has reviewed potential candidates for election to the Board recommended primarily by Board members or third party search firms. The process has included a review of the candidate’s qualifications, background and reference checks and multiple interviews with the candidate. The same process would be applied with respect to nominees recommended by shareholders.

     The Company does not currently have a specific or formal policy with regard to the minimum qualifications of director candidates, but the Company desires (and the Committee and the Board look for) individuals who possess significant and long-term experience in more than one of the following areas:

  Executive-level management experience of a company at least as large as the Company

  Industry knowledge and experience

  Specific areas of business expertise (e.g., finance, sales and marketing, engineering, human resources)

  Experience with respect to the technologies, distribution channels and end-markets of the Company and its operating businesses

  International experience

  US public company experience -- both at the management and board level

  Experience and contacts in relevant industries, academia and/or government

  Expertise in corporate law, regulatory compliance and/or corporate governance

     Additionally, the Committee and the Board consider other factors when evaluating potential candidates, including the candidates’ ability to dedicate sufficient time to their Board and Committee responsibilities, their ability to regularly attend Board and Committee meetings, the experiential makeup of the Board and management at the time they are being considered, the anticipated needs of the Company over the next several years (e.g., the potential entrance into new markets or lines of business), and diversity with respect to race, gender and national origin. While the Company and the Board view a candidate’s diversity as a positive attribute, there is no formal diversity policy and no specific weight is assigned to diversity in the consideration process. Rather, the Committee and the Board consider a candidate’s diversity as one positive factor in the evaluation process along with the other factors outlined above.

Board Leadership

     Christopher L. Conway currently serves as the Chairman of the Board of Directors, and Robert J. Burgstahler currently serves as the Board’s Independent Lead Director.

     The Board appointed Mr. Conway as Chairman for several reasons, including the Company’s historic success in having the Chief Executive Officer of the Company also serve as Chairman, Mr. Conway’s performance as the Company’s Chief Executive Officer, and the Board’s belief that the Chief Executive Officer is best positioned to determine the strategic and operational matters that most require Board and Committee attention at any given meeting.

     The Board has also decided, however, that the Company is currently best served by having an independent Lead Director to further enhance the Board’s role as an independent steward of the Company and its resources. The Board has defined the Lead Director role in such a manner so as to enhance the Board’s already significant line of sight into the Company’s operations and management, and to enhance communication between the Board and management and amongst directors themselves.

     Under the Company’s Board leadership structure, the Chairman of the Board is responsible for establishing the agenda for Board meetings in consultation with the Lead Director, and for organizing and overseeing Board meetings (other than executive sessions). The Lead Director is responsible for the following:

  Convening and chairing all executive sessions of the Board and any other meetings of the Company’s independent directors, and, together with one or more of the Company’s other independent directors, providing feedback to the extent appropriate to the Company’s Chief Executive Officer with respect to executive sessions and meetings of the Company’s independent directors.

  Serving as the primary liaison between the Company’s independent directors and the Company’s Chief Executive Officer, including, in particular, with respect to (i) Board and committee agendas and meeting formats; (ii) the content and frequency of reports to the Board and Board committees; and (iii) the establishment of and reporting on key corporate strategic objectives.

  Collaborating with the Compensation Committee and the Board on establishing annual objectives for the Company’s Chief Executive Officer and evaluating the performance of the Company’s Chief Executive Officer.

  Serving as the principle liaison between the Company’s independent directors and management.

  Communicating with major shareholders, as appropriate.

  Serving as a nonexclusive resource to the Company’s Chief Executive Officer and other members of management with respect to operational or strategic decision-making.

  Overseeing and/or discharging such other duties as the Board may assign to the Lead Director from time to time.

Compensation Clawback

     We expect that the Securities and Exchange Commission, in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), will issue regulations regarding clawback policies in the foreseeable future. Following the adoption of such regulations in accordance with the Dodd-Frank Act, public companies will be required to adopt a “clawback” policy for the recovery of certain incentive-based compensation from its executive officers in the event the company is required to restate its financials as a result of material noncompliance with reporting requirements. In order to ensure full compliance with the Securities and Exchange Commission’s regulations, we intend to adopt our own formal clawback policy that will apply to our executive officers once such regulations have been implemented by the Commission.

     In the interim, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards in certain circumstances. If we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, our chief executive officer and our chief financial officer will be required under Section 304 of the Sarbanes-Oxley Act to reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during such 12 month period.

Board Role in Risk Oversight

     The Company’s management is responsible for the Company’s day to day risk management activities and processes, and the Board oversees and provides direction with respect to these activities and processes, principally through the Audit Committee. The Company has a formal Risk Committee at the management level, chaired by the Company’s Corporate and Environmental Risk Manager and comprised of the Company’s CFO, General Counsel, Chief Administrative Officer, Director of Supply Chain Management, and Vice President of Internal Audit, to formally identify and evaluate material strategic, operational, financial, competitive, and legal/regulatory risks facing the Company.

     Based on the Risk Committee’s input, management prepares and delivers a report to the Audit Committee regarding the above risks, as well as the steps that the Company takes to mitigate them. The Audit Committee uses this report as a launching point for discussing the identified risks and the Company’s mitigation efforts, and reports the substance of this discussion and any conclusions or concerns to the full Board. As part of this review, the full Board also considers key risks faced by each significant business operating unit of the Company.

     In addition, the Audit Committee and the other Committees of the Board are responsible for overseeing risks related to their respective functional areas and reporting to the full Board regarding the same. Thus, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes, the integrity of the Company’s financial statements, the creation and functioning of the Company’s compliance programs, and the risks associated with litigation and the Company’s whistleblower hotline. The Compensation Committee is responsible for the oversight of risks associated with the Company’s compensation practices. The Directors Affairs/Corporate Governance Committee is responsible for overseeing corporate governance risks, including those related to director independence. Each of these Committees reports regularly to the full Board and any material matter that is identified in such reports typically is considered and discussed, and if necessary resolved upon, at the Board level.

Executive Sessions of the Board; Communications with the Board; Board Attendance at Shareholder Meetings

     The Company’s Corporate Governance Guidelines (available on the Company’s website, www.clarcor.com) provide that at each meeting of the Board of Directors the independent directors will meet separately from the management of the Company. Neither the Company’s CEO nor any other officer attends these executive sessions. Under the Guidelines, these sessions are chaired by the Company’s Lead Director, or, in his absence, the chairman of one of the other standing committees of the Board.

     The Board has adopted a process for holders of the Company’s common stock and other interested parties to send written communications to the Board, the Lead Director, or independent directors as a group. Such communications should be sent to the Corporate Secretary at CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067. The Corporate Secretary will forward all such communications to the Chairman of the Director Affairs/Corporate Governance Committee of the Board, with a copy to the Company’s Lead Director. That Committee or the Lead Director will determine whether any such communication will be distributed to the full Board or, if requested by the sender, only to the independent directors. However, if so requested by any interested party in any written communication, the Corporate Secretary will, in lieu of the foregoing process, forward any such written communications to the Lead Director or the independent directors as a group on a confidential basis.

     The Company’s Corporate Governance Guidelines provide that all directors are expected to attend each annual and special meeting of the shareholders of the Company. At the last Annual Meeting of Shareholders, held on March 26, 2013, all of the directors were in attendance.

Compensation Committee Interlocks and Insider Participation

     During fiscal 2013, the Compensation Committee of the Board of Directors was composed of Robert H. Jenkins, James W. Bradford, Jr., Robert J. Burgstahler, Mark A. Emkes and Paul Donovan. Mr. Adam was also a member of the Committee until his retirement on March 26, 2013. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable regulations of the SEC.

Certain Transactions

     Item 404 of Regulation S-K under the Exchange Act requires the disclosure of any related party transactions between the Company and any of its directors, director nominees, executive officers, 5% shareholders or their family members since the beginning of the last fiscal year (“Item 404 Transactions”). Each year, the Company requires its directors and executive officers to complete a formal questionnaire and certification, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 Transactions.

     The Company does not have a history of engaging in related-party transactions with its directors or executive officers or their respective related persons or affiliates and does not have a formal or other written policy regarding the analysis or approval of such transactions. Even in the absence of a formal policy, any material proposed related-party transaction, including any Item 404 Transaction irrespective of materiality, would be brought before the Board or a specially designated committee thereof (with any interested director recusing him or herself from the proceedings) to be specifically considered and approved before the Company would knowingly engage in any such transaction.

     As discussed above under the heading “Independence”, the Company hired Paul Donovan’s son-in-law, David Janicek, as the Company’s Vice President – Corporate Controller in January 2012. During fiscal 2013, Mr. Janicek’s annual base salary was $187,000 plus a 25% target cash incentive bonus. Mr. Janicek, like all other corporate employees whose cash incentive bonus is objectively determined utilizing the CVA Model, did not receive his target cash incentive bonus in respect of fiscal year 2013, but instead received $35,282, or approximately 81% of target. He also received 3,000 stock options on December 16, 2013 with an exercise price per share equal to the fair market value of the Company’s stock on such date, and received a special one-time cash bonus of $25,000 on December 27, 2013 in recognition of his efforts on the Company’s acquisition of the Air Filtration business from General Electric. Both the stock option grant and the special cash bonus were made to Mr. Janicek at the discretion of the Company’s CEO (i.e., neither the Board nor the Compensation Committee had any input into the decision to grant the option award or special cash bonus to Mr. Janicek or the size thereof). The stock option award was consistent with option awards granted to other corporate employees of Mr. Janicek’s level, and the special cash bonus was the same as similar bonuses paid to several other employees at Mr. Janicek’s level who had worked on the acquisition. As of the date of this proxy statement, no increase in Mr. Janicek’s base salary and target cash incentive bonus for fiscal 2014 has yet been proposed or approved.

     As described above under “Independence” and in greater detail in the Company’s Proxy Statement filed with the SEC on February 17, 2012, the special committee and Board determined that hiring Mr. Janicek would be in the best interest of the Company and did not present a conflict of interest, which determinations are reconsidered and reconfirmed on an annual basis.

Compensation Consultant Independence

     The Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. (“FWC”) as its independent advisor on matters of executive compensation (the “Engagement”) in respect of and during fiscal 2013. FWC reports directly to the Compensation Committee and provides no other remunerated services to the Company or any of its affiliates. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest exist between the Company and FWC (or any individuals working on the Company’s account on FWC’s behalf). In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by FWC:

(1)	During fiscal 2013, FWC provided no services to and received no fees from the Company other than in connection with the Engagement;

(2)	The amount of fees paid or payable by the Company to FWC in respect of the Engagement represented (or are reasonably certain to represent) less than 1% of FWC’s total revenue for the 12-month period ended November 30, 2013;

(3)	FWC has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

(4)	There are no business or personal relationships between FWC and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by FWC for another company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

(5)	FWC owns no stock of the Company; and

(6)	There is no business or personal relationship between FWC and any executive officer of the Company other than in respect of the Engagement.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

Certain Beneficial Owners

     The following table sets forth the ownership according to the most recent Schedules 13G and 13D, as applicable, and amendments thereto (as described in the footnotes to the table) filed with the SEC on or before February 7, 2014 by beneficial owners of more than 5% of the Company’s common stock.

	Shares	Percent
	Beneficially	of
Name and Address of Beneficial Owner	Owned	Class(1)
Neuberger Berman Group LLC(2)
Neuberger Berman LLC
Neuberger Berman Management LLC
Neuberger Berman Equity Funds
605 Third Avenue
New York, NY 10158	5,687,151	11.3%
Black Rock, Inc.(3)
40 E. 52nd St.
New York, NY 10022	4,049,475	8.0%
Eaton Vance Management(4)
2 International Place
Boston, MA 02110	3,076,632	6.1%
The Vanguard Group, Inc.(5)
100 Vanguard Blvd.
Malvern, PA 19355	3,087,770	6.1%
State Street Corporation(6)
c/o State Street Financial Center
One Lincoln Street
Boston, MA 02111	2,814,355	5.6%
____________________

(1)	Calculated based on 50,397,645 shares outstanding at January 15, 2014.

(2)

Based upon a Schedule 13G filed with the SEC on February 14, 2013 reporting (i) Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 5,551,851 shares and shared dispositive power with respect to 5,687,151 shares; (ii) Neuberger Berman Management LLC has shared voting and dispositive power with respect to 5,062,024 shares; and (iii) Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 4,464,822 shares.

(3)	Based upon a Schedule 13G filed with the SEC on January 28, 2014 reporting sole voting power with respect to 3,906,943 shares and sole dispositive power with respect to 4,049,475 shares.

(4)	Based upon a Schedule 13G filed with the SEC on January 27, 2014 reporting sole voting power and dispositive power with respect to 3,076,632 shares.

(5)

Based upon a Schedule 13G filed with the SEC on February 12, 2013 reporting sole voting power with respect to 70,558 shares, sole dispositive power with respect to 3,019,512 shares, and shared dispositive power with respect to 68,258 shares.

(6)	Based upon a Schedule 13G filed with the SEC on February 3, 2014 reporting shared voting and dispositive power with respect to 2,814,355 shares.

Directors and Executive Officers

     The following table provides information concerning the shares of Common Stock of the Company beneficially owned as of January 15, 2014 by all directors, by the executive officers named in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group.

SECURITY OWNERSHIP - MANAGEMENT

		Shares	Vested	Restricted
		Owned	Stock	Stock		Percent of
Class	Name	Outright[1]	Options[2]	Units[3]	Total	Class[4]
Common Stock	James W. Bradford Jr.	11,454	15,000		26,454	*
Common Stock	Robert J. Burgstahler	18,780	60,000		78,780	*
Common Stock	Wesley M. Clark	2,852	0		2,852	*
Common Stock	Christopher L. Conway	7,198	123,500	3,623	134,321	*
Common Stock	Paul Donovan	45	45,000		45,045	*
Common Stock	Mark A. Emkes	5,349	20,550		25,899	*
Common Stock	David J. Fallon	486	42,735	1,749	44,970	*
Common Stock	Sam Ferrise	47,331	192,500		239,831	*
Common Stock	Robert H. Jenkins	40,122	60,000		100,122	*
Common Stock	David J. Lindsay	21,129	138,600		159,729	*
Common Stock	Philip R. Lochner, Jr	26,326	45,000		71,326	*
Common Stock	James L. Packard	55,567	60,000		115,567	*
Common Stock	Richard M. Wolfson	15,110	50,625	1,719	67,454	*
All Directors and Executive Officers as a Group (13 persons total)					1,112,350	2.21%
____________________

*	Less than one percent

1	All shares are directly owned except as follows: Mr. Donovan - all 45 owned by Mr. Donovan’s wife; Mr. Lindsay - includes 11,002 shares held by family trust.

2	Includes all shares subject to unexercised stock options granted pursuant to the Company’s Incentive Plans which have vested by January 15, 2014 or which will vest within 60 days from January 15, 2014.

3	Includes all restricted stock units granted under the Company’s Incentive Plans (i) which have vested prior to January 15, 2014 and which have been deferred, or (ii) which will vest (irrespective of any deferral election by the grantee) within 60 days from January 15, 2014.

4	Calculated based on 50,397,645 shares outstanding at January 15, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of the Company’s common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on our review of those forms filed in fiscal 2013 and certain written representations from reporting persons, we believe that all of our executive officers, directors and greater than 10% beneficial owners were in compliance with all applicable filing requirements under Section 16(a).

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Compensation Discussion and Analysis

Executive Summary

     Fiscal 2013 Performance

     Fiscal 2013 was a good year for the Company, as our earnings per share were among the highest in the Company’s 110 year history, driven principally by outstanding performance in our PecoFacet division within our Industrial/Environmental filtration segment. The year was highlighted by a 26% increase in our quarterly dividend to $0.17 per share in October 2013, representing the largest percentage increase in the Company’s dividend in at least 20 years. The Company also successfully pursued the strategic acquisitions of Bekaert Advanced Filtration and General Electric’s Air Filtration business, which transactions each closed shortly after the end of fiscal 2013. The General Electric transaction was the largest acquisition in the Company’s history, and we believe this acquisition positions the Company as one of the leaders in the strategically important market of gas turbine air inlet filtration.

     Overall, however, we experienced lower than expected sales in our Engine/Mobile Filtration and Packaging segments and in certain businesses within our Industrial/Environmental filtration segment. Although these lower-than-expected sales caused our consolidated results to fall short of our forecasts at the start of the year, we were able to achieve solid operating margin in all of our reporting segments, thus demonstrating the operational excellence which has been the Company’s hallmark for many years. As discussed below, we believe that the compensation payable to our named executive officers in respect of fiscal 2013 correlated with the Company’s performance.

     Last Year’s “Say on Pay” Vote

     At last year’s Annual Meeting, the Company’s shareholders overwhelmingly approved the Company’s compensation policies and practices for fiscal 2012 through an advisory “say on pay” vote. Of the 44,616,996 votes that were cast, 42,473,129, or 95.2%, voted in favor of approval, 737,119, or 1.7%, voted against approval, and 1,406,748, or 3.2%, votes abstained. The Compensation Committee of the Board of Directors (the “Committee”) and the Company viewed these results as a strong indication that the Company’s shareholders support the compensation policies and practices of the Company, which are straightforward and which do not materially change from year to year. The Committee and the Company did not make any material changes to the Company’s compensation programs and policies in respect of fiscal 2013.

     This year’s “say on pay” proposal is Proposal 2 in this Proxy Statement, below.

Fiscal 2013 Summary Chart

     The following table sets forth an executive summary of the Company’s compensation programs and how they were implemented in fiscal 2013. Each of the points referenced in the executive summary is more fully explained further below in this Compensation Discussion & Analysis:

Compensation Program/Element	General Description/Commentary	Fiscal 2013 Commentary
Annual Base Salary	Base salaries are maintained at or below median for the executives in comparable positions at comparable companies and normally represent less than 50% of an executive’s total compensation.

As part of a gradual increase in his overall compensation package, Mr. Conway received an increase in his base salary to $600,000. Such amount is well below the median payable to CEOs of comparable companies.

Mr. Fallon’s and Mr. Wolfson’s base salaries were increased by 17% and 6%, respectively, in recognition that they were, and remain, below median.

The other named executive officers, Messrs. Ferrise and Lindsay, received a standard merit increase of 3%.

Cash Incentive Compensation
  The Company determines cash- incentive compensation under its “CVA Model”, which employs an objective, pre-determined formula that measures how well the Company uses its assets.

  The Company has used the CVA Model for the last 15 years.
  The CVA Model applies to approximately 100 managers, and not just executive officers.

  The CVA Model is directly tied to the Company’s annual operating profit, and is objectively performance-based.

  Fiscal 2013 payouts were based on the application of the objective CVA Formula and based on targets that were established at the beginning of fiscal 2013.

  The Company did not achieve its target level of CVA performance in fiscal 2013. As a result, fiscal 2013 cash incentive compensation were paid out at levels below target.

  Mr. Conway’s, Mr. Fallon’s and Mr. Wolfson’s target percentage levels for 2013 were increased to 85%, 50% and 45%, respectively, in recognition that their target cash compensation numbers were, and remain, below median.

  Mr. Ferrise’s target percentage level remained at 50% and Mr. Lindsay’s target percentage level remained at 40%, consistent with the prior fiscal year.

Compensation Program/Element	General Description/Commentary	Fiscal 2013 Commentary
Long-Term Incentives
  The Company awards time vested stock options and restricted stock units to its executive officers.

  Vesting period for both types of awards is pro rata over four years.

  These awards represent a significant portion of an executive officer’s total compensation. When combined with target cash incentive payments under the CVA Model, more than 50% of each of our executive officer’s targeted compensation (i.e., compensation other than changes in pension value and deferred compensation) is “at risk”.

  Mr. Conway’s incentive grants were increased over 2012 levels as part of the Company’s overall plan to gradually increase Mr. Conway’s compensation over time.

  Mr. Fallon and Mr. Wolfson received additional stock option grants in 2013 compared to 2012 in recognition that their compensation levels were below median. Mr. Wolfson also received a one-time grant of additional RSU’s in recognition of his efforts on a material litigation matter.

  Mr. Ferrise and Mr. Lindsay received equity grants consistent with recent historical practice.

Perquisites	The Company provides limited perquisites to executive officers:
  Executive physicals (also provided to certain other senior-level employees)

  Company cars (also provided to certain other senior-level employees)

  Financial planning, tax preparation and estate planning services (which most executive officers do not use every year)

The Company does not provide tax-gross ups on these perquisites. Recipients are responsible for paying any associated income tax.

No changes from prior year.

Employment Agreements	No named executive officer has an employment agreement with the Company.	Not applicable.

Compensation Program/Element	General Description/Commentary	Fiscal 2013 Commentary
Change in Control Agreements	The Company provides executive officers with Change in Control Agreements. These are “double trigger” and generally provide for 3 years of cash and benefits and accelerated equity vesting in the event of a termination of employment following a Change in Control.	No Change in Control agreements were entered into or modified in fiscal 2013.

Retirement Benefits
  The Company provides certain legacy retirement programs above and beyond its 401(k) plan available to all employees, but only Mr. Ferrise and Mr. Lindsay participate in these legacy programs. The Company’s Chief Executive Officer, Mr. Conway, and Mr. Fallon and Mr. Wolfson do not.

  No named executive officer participates in the Company’s Executive Retirement Plan.
There were no changes to the terms of any of the Company’s retirement plans, or to executives’ participation in the retirement plans, in fiscal 2013.

Stock Ownership Guidelines

After five years of service as CEO, the Company requires its CEO to own Company stock worth 4 times his base salary. After five years of service as an executive officer, the Company requires other executive officers to own Company stock worth 2 times their respective base salary.

All of the Company’s executive officers complied with the stock ownership guidelines in fiscal 2013, based on their respective years of tenure as executive officers.

Compensation Overview and Philosophies

     Through its compensation policies, the Company seeks to attract and retain high quality leadership and to assure that the executive officers and senior management of the Company are compensated in a manner consistent with their performance, shareholder interests, competitive practice and the applicable requirements of regulatory bodies. The Committee reviews and approves the compensation policies and practices of the Company, particularly in respect of executive officers and other members of senior management. All of the members of the Committee are independent directors as determined under the NYSE corporate governance rules, and none of them has at any time been an officer or employee of the Company or any of its subsidiaries.

     The key principles listed below are reflected in structuring the compensation packages for the Chief Executive Officer and the other executive officers of the Company. None of these principles is accorded any specific weight or, as a matter of policy, considered as being more important than the others.

     Pay for Performance

     A significant percentage of an executive’s total compensation is linked to Company financial and stock price performance as well as the executive’s individual performance in attaining the Company’s objectives. This structure is designed to reward both short-term and long-term performance and align the interests of management with the long-term interests of the Company’s shareholders.

     Competitiveness

     Our executives’ total compensation packages, as well as the individual components thereof, are generally designed to be competitive with the median compensation levels of those of executives occupying comparable positions in comparable companies. Elements of the total compensation package are also designed to allow an opportunity to earn more than median compensation levels when the Company delivers exceptional performance. The Company believes that the opportunity to achieve earnings in excess of median provides a significant challenge and incentive to the executive officers of the Company.

     Executive Ownership

     A major component of each executive’s compensation is equity-based in the form of stock options and restricted stock units. As a result, our executive officers’ interests are directly linked with our shareholders’ interests. The Company believes that equity-based compensation properly balances the rewards for long-term versus short-term results.

     Management Development

     The compensation packages are also designed to attract and retain quality executives with the skills and other competencies required to meet the Company’s objectives and to enhance shareholder value.

Establishing Compensation for Executive Officers

     The Committee is responsible for reviewing and overseeing the execution compensation practices and policies of the Company, particularly in respect of executive officers and other members of senior management. To assist it in this endeavor, the Committee has historically engaged independent compensation consulting firms to (i) review on a regular basis relevant market and other data regarding executive compensation and review holistically from time to time the compensation programs for the Company’s executive officers, and (ii) otherwise advise the Committee on matters of executive compensation. Since fiscal year 2008, the Committee has engaged FWC as its independent advisor on matters of executive compensation. Notwithstanding this engagement, the Committee considers the input of outside consultants such as FWC to be but one of several factors in evaluating and establishing the Company’s compensation programs and the compensation paid to senior management. These other factors include but are not limited to the recommendations of the Company’s Chief Executive Officer (other than with respect to the compensation of the Chief Executive Officer himself); the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent generally; executives’ length of service; internal assessments and recommendations regarding particular executives; and the succession planning initiatives of the Company.

     Tally Sheets

     Each year, the Company prepares and the Committee receives updated tally sheets on each executive officer and other senior members of management that show each individual’s historical, actual and expected levels of total compensation until a projected retirement age of 65. Among other things, these tally sheets lay out:

  The actual salary, cash incentives and total compensation paid to each executive over the past 5 years;

  Gains realized by each executive from the exercise of stock options and the vesting of restricted stock units dating back to the start of his employment;

  The expected value of each executive’s current and anticipated future stock holdings and stock options under different assumptions regarding the Company’s stock price;

  Severance benefits payable to each executive in connection with various potential termination scenarios; and

  The expected value of each executive’s retirement benefits.

     These tally sheets are used for two purposes. First, the Company uses the information as part of its retention efforts by communicating the underlying information to each executive officer and other senior members of management and demonstrating to such individuals the value in remaining with the Company until retirement. Second, the Committee uses these tally sheets in order to monitor compensation for each of the executive officers and other members of senior management on a holistic level and to better understand each executive’s compensation standing over the expected life of his career, as well as the impact that current pay decisions have on other aspects of compensation, including pension amounts and severance benefits. The Committee generally does not use, and in fiscal 2013 did not use, the tally sheets to make specific compensation decisions with respect to the named executive officers or with respect to the specific design or modification of the Company’s compensation programs.

     Market Comparisons/Peer Group

     In considering the competitiveness of the Company’s compensation levels, the Committee refers to outside data, including data in respect of a defined “peer group” of companies that the Company believes approximate the Company in one or more meaningful ways, which may include such other companies’ revenues, market capitalization, operational and geographical structure, and industries/markets, as well as third party considerations (e.g., as where members of the financial community treat a particular company as being a Company peer). As explained below, peer group data is not the only external data the Company considers for assessing the competitive nature of its compensation programs, and, as explained above, such competitive assessment itself is but one of the factors the Committee considers in establishing executive compensation.

     The Company believes that the selection of a peer group to be used for assessing the competitiveness of its executive compensation levels is something that requires reconsideration every year. The Company reviews its peer group on an annual basis and changes certain members of the peer group as the Company refines its comparison criteria and when the Company and members of the peer group change in ways that make comparisons less or more appropriate. The Company did not make any changes to its peer group in respect of fiscal 2013, but did make changes in respect of fiscal 2014, as described further below under the heading “Compensation Decisions for Fiscal 2014”.

     The peer group used for purposes of fiscal 2013 compensation benchmarking was comprised of the following companies:

2013 Peer Group
Astec Industries, Inc.	Dresser-Rand Group Inc.	IDEX Corporation	Robbins & Myers, Inc.
Brady Corporation	EnPro Industries, Inc.	Kaydon Corporation	The Toro Company
Chart Industries, Inc.	ESCO Technologies Inc.	MSC Industrial Direct Co., Inc.	Valmont Industries, Inc.
CIRCOR International, Inc.	GATX Corporation	Nordson Corporation	Wabtec Corporation
Donaldson Company, Inc.	Graco Inc.	Pall Corporation

     In addition to the peer group data which is drawn directly from publicly available proxy filings, the Company also uses compensation survey data that is drawn from surveys of thousands of companies in connection with its competitive analysis. This survey data derives from national, general industry surveys and is scoped by FWC to be representative of the revenue responsibility of the Company’s executive officers. Generally speaking, the Company uses peer group and survey data to establish benchmarks for levels of base salary, cash incentive compensation and equity grants rather than to structure the Company’s compensation programs.

     The Company believes that using both peer group and survey data provides a more comprehensive set of data on which to base comparisons of compensation practices and programs among companies. Because the peer group data derives from proxy statements filed with the SEC, the Company believes that such data is more transparent, but comes from a more limited sample size and may be more difficult to correlate to positions other than the Chief Executive Officer and Chief Financial Officer. Survey data, on the other hand, comes from a much larger sample size and may be more easily correlated to certain executive positions, but necessarily includes companies outside of a defined peer group.

     Fiscal Year 2013 Compensation Analysis

     Using the peer group and survey data described above, the Committee asked FWC to prepare a comprehensive competitive assessment of the annual salary, target total cash compensation and target total direct compensation (which consists of the sum of annual salary, target annual cash incentives and the value of annual long-term incentive awards) for each of the Company’s executives, including the named executive officers. The results of this analysis showed that the Company’s total target compensation levels with respect to its executives were generally conservative relative to both the survey data and the peer group data – i.e., falling below the median compensation levels of the companies within the peer group – with Mr. Conway and Mr. Fallon falling significantly below the median of both the peer group and survey group and Mr. Wolfson falling significantly below the median of the peer group data, particularly with respect to overall target cash compensation.

     The Committee used this assessment as its starting point in making 2013 compensation decisions in respect of the executive officers and also considered various other factors with respect to these individuals, including their respective importance to the Company, their respective expected future contribution to the Company, their respective skill sets and performance to date, competitive pressures (i.e., “hire-away” risk), tenure, and the difficulty and cost of replacement.

     CEO Compensation

     As discussed in prior years’ proxy statements, since appointing Mr. Conway as President and Chief Executive Officer in December 2011, the Board has structured Mr. Conway’s compensation package in a conservative manner and with the goal of gradually increasing such compensation to market levels over time. As described further below, the decisions regarding each element of Mr. Conway’s compensation package in respect of fiscal 2013 were consistent with this plan.

Components of Executive Pay

     The following is a discussion of each of the individual components of the Company’s executive compensation program, including how these components were implemented in respect of fiscal 2013.

     Annual Salary. The Company believes it is appropriate to provide its executives with a level of base salary commensurate with their respective experience, responsibilities and accomplishments. The Committee generally approves the salaries for the executive officers on an annual basis at a meeting of the Committee held early in the first quarter of the fiscal year.

     Annual Salary Decisions for Fiscal 2013

     Based on the considerations previously discussed, the Committee approved increases to the annual salaries of the Company’s named executive officers at the outset of fiscal 2013.

     As part of its plan to gradually increase Mr. Conway’s compensation to competitive levels and in recognition of Mr. Conway’s performance during fiscal 2012, the Committee increased Mr. Conway’s base salary from $500,000 to $600,000 and his target bonus percentage from 75% to 85%. Despite these increases, Mr. Conway’s target cash compensation for fiscal 2013 remained among the lowest target cash compensation of any of the Chief Executive Officers within the Company’s peer group. With respect to Mr. Fallon, the Committee increased his base salary by 17%, to $350,000, and increased his target bonus percentage from 50% to 55%. The Committee did this in recognition of the fact that Mr. Fallon’s base salary, target bonus and total compensation were (and remain) significantly below median compared to the Company’s peer group and with respect to survey data, and also in recognition of Mr. Fallon’s performance in his role as Chief Financial Officer. With respect to Mr. Wolfson, the Committee increased his base salary by 6%, to $300,000, and increased his target bonus percentage from 40% to 45%. The Committee did this in recognition of the fact that Mr. Wolfson’s base salary and target bonus were and remain below median, and total compensation was below median, as compared to the Company’s peer group, and also in recognition of Mr. Wolfson’s performance in his role as General Counsel.

     The Committee also approved a standard merit increase of 3% for Mr. Lindsay and Mr. Ferrise, increasing their base salaries to $258,000 and $390,000, respectively, but did not alter their respective target bonus percentages for fiscal 2013. Mr. Lindsay’s target bonus percentage thus remains at 40% of base salary, and Mr. Ferrise’s at 50%.

     As a result of the foregoing determinations, the fiscal 2013 salaries of the named executive officers compared with their fiscal 2012 salaries (rounded to the nearest thousand dollars in each case) were as follows:

	Fiscal 2012	Fiscal 2013	Percentage
Name	Annual Salary	Annual Salary	Increase
Christopher L. Conway	$500,000	$600,000	20%
David J. Fallon	$300,000	$350,000	17%
Sam Ferrise	$379,000	$390,000	3%
David J. Lindsay	$250,000	$258,000	3%
Richard M. Wolfson	$282,000	$300,000	6%

     Performance-based cash incentive compensation. The Company believes that a substantial portion of an executive officer’s cash compensation should be incentive-based. Therefore, the Company has implemented a cash incentive program that provides named executive officers and certain other employees of the Company with the opportunity to earn cash incentive compensation for the achievement of annual goals. Such incentive-based cash compensation is contemplated under the 2014 Incentive Plan (if approved by the Company’s shareholders at the Annual Meeting), as well as the Company’s 2009 Incentive Plan, which was approved by the shareholders of the Company on March 23, 2009. The aggregate maximum amount of performance-based incentive compensation, including cash, payable under both the 2014 Incentive Plan and the 2009 Incentive Plan in any fiscal year to any individual is $3,000,000.

     The 2014 and 2009 Incentive Plans (the “Incentive Plans”) allow the Company and the Committee to implement a broad variety of performance-based cash incentive plans and programs. The Company traditionally uses the CLARCOR Value Added Incentive model (“CVA Model”) to determine annual incentive-based cash compensation. The Company uses the CVA Model for purposes of determining annual cash incentive compensation not only for the named executive officers, but also for approximately 100 senior management employees of the Company and its various subsidiaries.

     Pursuant to the CVA Model, annual cash incentive awards are based upon the achievement of specified corporate and operating unit profit goals using an objective formula (the “CVA Formula”), although the Committee retains discretion to make adjustments as discussed further below. The CVA Formula effectively measures the amount by which the Company’s after-tax earnings exceed the Company’s cost of capital in relation to the assets under management’s control. As a result, the CVA Model is designed to reward the effective deployment of the Company’s capital. Moreover, because the CVA Model is an earnings-based program, compensation paid under the program is by definition self-funding and must “pay for itself” each year.

     The CVA Model and CVA Formula are conceptually discussed in detail below. Following this discussion, we discuss how the CVA Model and CVA Formula were applied in respect of fiscal year 2013.

     The CVA Model and CVA Formula – Conceptual Discussion

     The CVA Formula is as follows:

(Budgeted Operating Profit x 61%) – (Budgeted Net Managed Assets x 13.2%) = Target CVA

     In the CVA Formula, the 61% factor represents a deemed 39% tax rate, and the 13.2% factor represents the Company’s deemed cost of capital. These numbers are held constant from year to year so as to allow for meaningful comparisons across years, and do not necessarily reflect the Company’s actual tax rate or cost of capital in any given year. For fiscal 2013, the Company’s budgeted operating profit and budgeted net managed assets for compensation purposes were approximately $187.9 million and $489.5 million, respectively, and Target CVA was therefore approximately $49.8 million.

     The variable factors in the CVA Formula are the Company’s budgeted operating profit and its budgeted net managed assets. As a general rule, the budgets of each significant operating unit and the Company as a whole contemplate that revenue and profit will grow over prior year levels, although this is not always the case.

     The Company’s budgeted operating profit and budgeted net managed assets used for CVA purposes are drawn directly from the Company’s annual budget, which is reviewed and approved by the Board of Directors. On rare occasions the Committee may set the Company’s consolidated budgeted operating profit for CVA purposes at a level different from the consolidated operating profit established under the annual budget, if the Committee believes that the consolidated annual budget is too aggressive or conservative for compensation purposes. This did not occur in fiscal 2013.

     Payouts under the CVA Model are divided into “Levels” of CVA performance. “Level 1” represents the entry point – i.e., the Level that must be achieved before payouts can occur. “Level 6” represents the achievement of Target CVA under the CVA Formula and “Level 10” represents the achievement of some point in excess of Target CVA, as discussed in the next paragraph. Only the target percentage of an individual’s salary for a certain level of performance differs among employees whose incentive compensation is determined through the use of the CVA Model (e.g., for some members of senior management, the achievement of target CVA may equate to a payout equal to 25% of their salary, while for the named executive officers it ranged between 40% and 85% for fiscal 2013).

     The Company establishes, and the Committee approves, the Target CVA “Level 6” each year by applying the CVA Formula to the Company’s budgeted pre-tax operating profit and its budgeted net managed assets for that year. The Company then establishes “Level 1” and “Level 10” by applying a particular percentage approved by the Committee to the Company’s budgeted pre-tax operating profit, and then running the resulting number through the CVA Formula. In fiscal 2013, “Level 1” and “Level 10” were established by multiplying the Company’s budgeted pre-tax operating profit by 85% and 110%, respectively (the same percentages as used in the last several fiscal years), and then applying the CVA Formula, as follows:

Level*	Budgeted 2013 Operating Profit**	Resulting CVA**
1	$187.9 million x 85% = $159.7 million	$32.6 million
6	$187.9 million	$49.8 million
10	$187.9 million x 110% = $206.7 million	$61.3 million
____________________

*	The differences between Levels not shown (e.g., between Levels 1 and 2 and between Levels 8 and 9) are calculated on a straight-line basis.

**	These numbers are the Company’s consolidated numbers, which are the numbers used in respect of all of the named executive officers other than Mr. Ferrise. Mr. Ferrise’s CVA performance is based 80% on the performance of Baldwin Filters, the subsidiary for which Mr. Ferrise serves as President, and 20% on the consolidated performance of the Company. The budgeted 2013 operating profit and resulting budgeted CVA at Level 6 for Baldwin Filters was approximately $116.4 million and $42.2 million, respectively.

     In the event that the Company’s actual operating profit (or Baldwin Filter’s operating profit, in the case of Mr. Ferrise) is greater than the amount established for Level 10 (110% in fiscal 2013), then the resulting CVA level is determined on a straight-line basis using the same increments as used in calculating differences between Levels 6 and Level 10. For example, in fiscal 2013, where Level 6 was set at 100% of budgeted operating profit and Level 10 was set at 110% of budgeted operating profit, the differential was 2.5% of budgeted operating profit per Level (i.e., from Level 6 to Level 7, from Level 7 to Level 8, etc.) This means that Level 11 would have been achieved by attaining 112.5% of budgeted operating profit (i.e., the Level 10 operating profit percentage threshold of 110%, plus 2.5%), Level 12 would have been achieved by attaining 115% of budgeted operating profit (i.e., the Level 11 operating profit percentage threshold of 112.5%, plus 2.5%), etc. This was inapplicable in fiscal 2013, however, as neither the Company nor Baldwin Filters (in the case of Mr. Ferrise) exceeded Level 10.

     The Committee does not have any formal method for establishing the Level 1 and Level 10 percentages, but may consider a variety of factors, including a desire to maintain these percentages generally consistent from year to year, management’s recommendations, the economic climate, the Committee’s perception of how likely the Company or a subsidiary is to achieve its overall budget, and the prior years’ performance of the Company and its subsidiaries. For fiscal 2013, the Committee based its decision on all of the foregoing factors.

     With respect to determining payouts above Level 10, the CVA Model is designed to strike a balance between incentivizing management (including the named executive officers) to continue to achieve as much as possible, while recognizing that at least some portion of such achievement may be due to reasons beyond management’s control or influence (e.g., an improvement in general economic conditions or a dramatic demand improvement in a key end-market of a particular subsidiary). This is achieved by calculating the difference between Levels beyond

Level 10 (e.g., from Level 10 to Level 11 and from Level 11 to Level 12, etc.) on a straight-line basis, but limiting the amount of extra reward that an employee receives above Level 10 to a fixed additional percentage of his or her payout at Level 10. (This fixed additional percentage was 10% in fiscal 2013.) In other words, the relative benefit to an individual for achieving Level 10 is greater than the benefit of achieving beyond Level 10. The table below entitled “Potential Cash Incentive Payments To Named Executive Officers In Respect Of Fiscal 2013” illustrates this concept. Irrespective of achievement, however, no individual may receive a payout that would put him above the $3,000,000 cap on performance-based incentive compensation mandated by the Incentive Plans.

     The fixed additional percentage for moving above Level 10 (10% in fiscal 2013 for each level above Level 10) is established each year by the Committee and is applicable to the named executive officers and all of the approximately 100 senior management employees whose incentive cash compensation is ultimately determined under the CVA Model. The Committee does not have any formal method for establishing this fixed percentage, but may consider a variety of factors, including management’s recommendations, the Committee’s sense of how much of any incremental operating profit should be shared with management versus the Company’s shareholders, the economic climate, the Committee’s perception of how likely the Company or a significant subsidiary is to achieve its overall budget, and the prior years’ performance of the Company and significant subsidiaries. For fiscal 2013, the Committee based its decision on all of the foregoing factors.

     As indicated above, the two variable elements of the CVA Formula are the Company’s operating profit and the amount of its “net managed assets,” which include current and long-term assets and liabilities deemed largely to be under the control of management. To encourage management to accurately budget capital spending each year, and to discourage any attempt to artificially inflate CVA performance by deferring such budgeted capital spending into a future year, the Company adjusts the Company’s net managed assets upward (which lowers CVA) if management fails to achieve at least 80% of budgeted capital spending. It does this by deeming a portion of such spending to have occurred for purposes of calculating CVA achievement for the year in question, irrespective of the fact that such spending did not actually occur.

     At the end of the fiscal year the Company calculates the CVA achievement for that year for each of its subsidiaries and for the Company on a consolidated basis, by drawing each of these numbers from the Company’s audited financial statements. The Committee retains discretion to modify or eliminate the CVA Model and the CVA Formula or any of the elements thereof in respect of any given fiscal year. For example, the Committee may include or exclude extraordinary items of revenue, expense, assets or liabilities in determining the final calculations of cash incentive payments and calculations under the CVA Model. The Committee does not exercise this discretion often (historically once every few years) and does not follow any formula or give a pre-determined weight to any individual factor in doing so. The Committee made such an adjustment in the CVA Formula in respect of fiscal 2013, as discussed further below.

     The Company believes that the historical results of the CVA Model support its view that the budgeted performance numbers are realistic targets which are neither overly aggressive nor easy to achieve, although the unusual economic conditions that prevailed in fiscal 2009, fiscal 2010 and fiscal 2011 made budgeting more difficult than usual and produced larger-than normal swings in CVA results over this period. The following table shows the Company’s CVA achievement over the previous ten fiscal years, as well as the average over that period and over the last five fiscal years:

Fiscal Year	CVA Level
2004	10.7
2005	9.4
2006	5.7
2007	1.8
2008	5.7
2009	0
2010	16.0
2011	9.4
2012	4.5
2013	4.0
Ten Year Average (last ten fiscal years)	6.7
Five Year Average (last five fiscal years)	6.8

     Performance Based Cash Incentives in Respect of Fiscal 2013

     At the outset of fiscal 2013, the Company intended that any incentive cash compensation paid would satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, during the first fiscal quarter of 2013 the Company established and the Committee approved maximum target payouts for total cash incentive compensation for the named executive officers that were based on the Company’s budgeted fiscal 2013 net earnings (except that, with respect to Mr. Ferrise, 80% of his maximum target payout was based on Baldwin Filters’ budgeted fiscal 2013 net earnings). The maximum target payout for Mr. Conway was established at approximately 2.3% of net earnings and for each of the other named executive officers at approximately 0.8 % of net earnings.

     Recognizing that these maximum target payouts would likely result in the named executive officers receiving cash incentive amounts in excess of what the Committee believes are appropriate levels, the Committee indicated to management that it expected to use its discretion to reduce the cash incentive compensation payable to the executives for fiscal 2013 to levels below the foregoing maximum amounts. The Committee further communicated to the executives to expect that it would set final cash incentive compensation in accordance with historical practice by using the CVA Model and CVA Formula.

     In December of 2013, the Committee confirmed the foregoing decisions and analyzed the Company’s and (with respect to Mr. Ferrise’s cash incentive compensation) Baldwin Filters’ fiscal 2013 CVA results. The Committee noted that although the Company had performed well in fiscal 2013, the Company failed to achieve its budgeted CVA performance, attaining a CVA Level of 3.5 on a consolidated basis (based on fiscal 2013 operating profit of $174.0 and net managed assets of $494.2). The Committee, noted, however, that the Company’s results were impacted by two noteworthy events: (i) a write-off in the Company’s third-quarter of approximately $4.7 million resulting from the impairment of a piece of capital equipment at one of the Company’s operating subsidiaries which had been purchased in 2008, and (ii) transaction-related expenses (e.g., fees paid to attorneys, accountants, investment bankers, and outside consultants) of approximately $2.7 million that were incurred in respect of the two acquisitions – of the Air Filtration business of General Electric Company (the largest acquisition in the history of the Company) and the Advanced Filtration business of Bekaert S.A. – each of which closed shortly after the end of fiscal 2013. The Committee considered whether and to what extent it would be appropriate to exclude the economic impact of these matters from the CVA Formula for fiscal 2013, which would have the effect of raising the Company’s CVA Formula results.

     The Committee determined not to adjust the CVA Formula in respect of the write-off of the equipment, noting that despite the fact that current management was not involved in the purchase of the equipment in question, the Committee generally does not make adjustments for operational matters and did not wish to do so in the present case.

     The Committee did, however, exclude the transaction-related expenses from the operating profit component of the CVA Formula because the acquisitions in question were determined by the Board to be strategically important for the Company, and because the expenses in question had been incurred following the Board’s direction to pursue these strategic opportunities. The Committee also noted that many of the Company’s employees, including its executives, had worked extremely hard to complete these acquisitions under challenging conditions and the Committee did not believe that including the transaction-related expenses within the CVA Formula would appropriately recognize these efforts. The impact of excluding these transaction expenses from the operating component of the CVA Formula raised the CVA Level for fiscal 2013 from 3.5 to 4.0, which, as the Committee further recognized, was a relatively insignificant change and still two full Levels below target. As such, the Committee believed that this adjustment did not result in any windfall benefit to management or the other employees whose incentive compensation is determined under the CVA Model.

     The range of potential CVA awards payable in respect of fiscal 2013 for each named executive officer is shown in the following table:

POTENTIAL CASH INCENTIVE PAYMENTS TO NAMED EXECUTIVE OFFICERS
IN RESPECT OF FISCAL 2013

	Percentage	Percentage	Percentage	Percentage	Percentage
	of Annual	of Annual	of Annual	of Annual	of Annual
	Salary	Salary	Salary	Salary	Salary
Attainment of Budgeted	Payable To	Payable to	Payable to	Payable to	Payable to
Performance(1) (2)	Mr. Conway	Mr. Fallon	Mr. Ferrise	Mr. Lindsay	Mr. Wolfson
Less than 85%	0	0	0	0	0
85% (Level 1)	10%	10%	10%	10%	10%
100% (Level 6)	85%	55%	50%	40%	45%
110% (Level 10)	212.5%	137.5%	125%	100%	112.5%
125% (Level 16)(3)	340%	220%	200%	160%	180%
____________________

(1)	The “budgeted performance” percentages specified in this column refers to operating profit while the “Levels” refer to CVA. Payment of cash incentive awards between the indicated percentages of budgeted performance (i.e., between Levels) is calculated on a straight line basis.

(2)	The minimum level of budgeted performance (i.e., the “entry point” or Level 1) and the excess percentage above target for setting Level 10 are established each year by the Committee. For fiscal 2013, they were 85% and 110%, respectively.

(3)	The last row of this table demonstrates what happens when budgeted performance increases beyond Level 10, in this case to Level 16 (the level achieved by the Company on a consolidated basis in fiscal 2010, and the highest in its history). Taking Mr. Conway as an example, the table shows that his payout would increase by approximately an additional 32% of salary per Level by moving four Levels above target from Level 6 to Level 10, but would increase only an additional 21.25% of salary per Level for moving an additional six levels from Level 10 to Level 16. As indicated previously, the fixed percentage payable for moving beyond Level 10 (i.e., the 10% of Level 10 payout used in fiscal 2013 and in the example above) is established each year by the Committee.

     Long-term equity incentive compensation. The Company’s equity-based awards program encourages executives to work towards making business decisions that, over the long term, are contemplated to increase the price of the Company’s stock, thereby aligning the interests of executives and shareholders. All equity-based awards are made pursuant to the provisions of incentive plans approved by the Company’s shareholders. Equity-based awards are comprised of a combination of stock options and restricted stock units. As a practical matter, the Committee considers and individually approves equity awards made to approximately 10 to 15 of the Company’s most senior executives (including the Chief Executive Officer, the Chief Financial Officer and all other executive officers of the Company), and then approves a pool of equity-based incentives to be granted to other individuals throughout the Company at the discretion of the Chief Executive Officer.

     The Committee typically approves equity-based awards to eligible employees (including the named executive officers) only once per year, although the Committee may authorize grants of equity awards in the event that a new executive officer is hired or an executive officer receives a promotion. The annual award is typically made at the first Committee meeting of the fiscal year, which is normally held within the first three weeks of the fiscal year and scheduled a year in advance of the meeting date, and after the Committee has received input from its independent advisors and the recommendations of the Chief Executive Officer (with respect to awards made to executive officers other than himself). While this was the case in respect of equity grants made in fiscal 2013 and fiscal 2014 (with respect to which grants were made in December of 2012 and 2013, respectively), the Committee has decided that equity grants for fiscal 2015 will be made two or three business days after the Company’s fiscal 2014 audited fiscal results are publicly announced, such that it is anticipated that these grants would be made in the latter half of January 2015.

     The value of equity-based awards is included in the Company’s analysis of the executive officer’s total direct compensation and is considered as part of the Company’s benchmarking process. The Company values stock option grants by calculating their Black-Scholes values on the date of grant and the value of restricted stock units by calculating their market value as of the date of grant.

     Grants of both stock options and restricted stock units normally vest annually in equal installments over four years in order to encourage executive officers’ continued service to the Company, which vesting may be deferred at the election of a grantee so long as the election is timely made (approximately one year prior to vesting). Until the restricted stock units vest, the recipient does not have any rights as a shareholder of the Company other than the right to receive a cash payment equal to the dividends payable on the underlying shares of common stock. While the Company has no formal policy in this regard, over at least the past five years the Company has awarded executive officers approximately 70-80% of the value of their equity-based compensation in the form of stock options and 20-30% in the form of restricted stock units, with the number of stock options remaining generally consistent (within a range of 15%) from year to year, except in those cases where an executive officer has been promoted or is otherwise the subject of a structured program to bring his total compensation in line with benchmarking metrics.

     This was the case with Mr. Conway and Mr. Fallon in fiscal 2013, when, in as part of a plan to increase their compensation to closer to market levels over a multi-year time frame, the Company awarded them a greater number of stock options in fiscal 2013 (100,000 for Mr. Conway and 35,000 for Mr. Fallon) than it did in fiscal 2012 (70,000 for Mr. Conway and 25,000 for Mr. Fallon). Additionally, the Committee will occasionally approve one-time grants of either stock options or restricted stock units in recognition of a particular accomplishment by an executive officer. This happened in fiscal 2013 when the Committee approved a grant of 1,111 restricted stock units having a fair market value of approximately $50,000 in recognition of Mr. Wolfson’s efforts in connection with a material litigation matter.

     Long-term Equity Incentive Compensation Decisions for Fiscal 2013

     At the outset of fiscal year 2013 (on December 18, 2012), non-qualified options for the purchase of the Company’s common stock and restricted stock units were granted to our named executive officers pursuant to the 2009 Incentive Plan, as follows:

	Shares Subject		Number of
	to Time-Based		Time-Based
	Vesting	Exercise	Vesting Restricted
Name	Option Grant	Price(1)	Stock Units
Christopher L. Conway	100,000	$45.19	8,000
David J. Fallon	35,000	$45.19	1,944
Sam Ferrise	35,000	$45.19	3,033
David J. Lindsay	18,000	$45.19	1,433
Richard M. Wolfson	27,500	$45.19	2,778
____________________

(1)	Each option has an exercise price equal to the fair market value of our common stock at the time of grant, as determined by the closing price of the stock on the date of the grant, or the closing price of the next business day if the market is not open on the grant date.

     Grants of time vested restricted stock units are not deemed “performance based compensation” under Section 162(m), as an executive officer will realize at least some value from the grant of such units even if the market value of the Company’s common stock declines over the vesting period.

     Perquisites. The Company’s officers receive the following limited perquisites, which the Committee annually reviews and which the Company believes are important to attracting and retaining executive talent, including the named executive officers.

  Company-paid physicals, the results of which are shared with the Company. These Company-paid physicals are also provided to various members of senior management outside of the named executive officer group.

  Reimbursement of an amount up to 3% of the executive’s base salary for financial planning, tax preparation and estate planning provided by service providers acceptable to the Company. This benefit is also provided to various members of senior management outside of the named executive officer group, and those who receive this benefit typically do not avail themselves of the full value of the financial planning perquisite each year. In practice, therefore, the Company typically expends less than $35,000 per year on this perquisite in the aggregate in any given year.

  A leased car and payment of attendant operating costs. This benefit is provided to all officers of a certain level of the Company and its significant domestic subsidiaries, and not just the named executive officers.

     The Company does not pay tax gross-ups associated with these perquisites, and the individual recipients are responsible for all related personal income taxes. The Company does, however, gross up and reimburse reasonable relocation expenses for all eligible relocating employees as part of the Company’s general relocation policy. No named executive officer received any relocation expense reimbursements during fiscal 2013.

     No executive officer other than the Chief Executive Officer may use Company aircraft for non-business purposes, although on rare occasions the Company may permit an executive officer other than the Chief Executive Officer to bring his or her spouse on a business trip. In such case, IRS regulations may require the Company to treat this as a personal benefit to the executive (depending on the number of Company personnel on the aircraft) and the Company would bear the expense of providing such benefit. This did not occur in fiscal 2013.

     Although the Company does not have a written policy regarding the non-business use of Company aircraft by the Chief Executive Officer, such non-business use occurs very infrequently. Mr. Conway, the Company’s Chief Executive Officer, did not use the Company plane at all during fiscal 2013 for non-business purposes. If he had, the cost of any non-business flight would have been borne by the Company, but an amount calculated in accordance with applicable IRS regulations would have been included in his gross income for the year and he would have borne all associated taxes.

     The value of the perquisites and other benefits payable to the named executive officers is set forth in the “Summary Compensation Table” under the heading “All Other Compensation”.

Executive Insurance Benefits

     The Company provides supplemental life insurance benefits to Mr. Lindsay in order to compensate him for the loss of a benefit provided under a legacy supplemental life insurance program that is no longer in effect. Specifically, the Company pays the premium for a supplemental life insurance policy owned by Mr. Lindsay, which will pay his beneficiaries an amount equal to approximately two times his base salary upon his death. The Company does not pay tax gross-ups associated with this premium payment, and Mr. Lindsay is responsible for all related personal income taxes. In addition, the Company itself owns a life insurance policy on Mr. Lindsay, which will pay his named beneficiary an additional amount equal to approximately two times his base salary upon Mr. Lindsay’s death, with any remainder going to the Company.

     The Company also provides each of the named executive officers (and certain other members of management who are not executive officers) with supplemental disability insurance coverage totaling between approximately 75% and 110% of their respective cash compensation in the event they are disabled. The precise level of coverage depends on the nature and severity of the disability. Under the disability program available to employees generally, this amount would otherwise be capped at 50%.

     The value of the Company-paid insurance premiums and any amounts described above are included in the “Summary Compensation Table” under the heading “All Other Compensation” and further broken down in the table entitled “All Other Compensation”. The Company believes that the provision of the extra disability insurance coverage described above to the Company’s named executive officers is an important element in attracting and retaining executive officers.

Retirement Plans

     In addition to the Company’s 401(k) plan in which all employees (including all named executive officers) are eligible to participate, the Company maintains several retirement plans, in which Mr. Lindsay and Mr. Ferrise are the only named executive officers that participate. A full description of these plans and the named executive officers’ participation therein is set forth in this Proxy Statement under the heading “Retirement Plans” below, and the estimated total annual retirement benefits payable to the named executive officers is described in the Pension Benefits Table. There were no changes to the terms of any of the Company’s retirement plans or to the individuals who are entitled to participate therein during fiscal 2013.

     As discussed in greater detail under the heading “Retirement Plans” below, the Company maintains the 1994 Executive Retirement Plan (the “Executive Retirement Plan”), which was amended and restated with an effective date of January 1, 2008 solely to comply with Section 409A of the Code. No named executive officer participates in the Executive Retirement Plan currently.

     Finally, the Company maintains a Deferred Compensation Plan, pursuant to which eligible employees (including named executive officers) may defer some or all of their cash compensation in a given year to a later date (e.g., a fixed future date or the date of the employee’s retirement or separation from service), provided the deferral election is timely made. The Company does not guarantee these funds (i.e., they are subject to creditor claims) and does not pay interest on them. Rather, any deferred funds are invested at the direction and discretion of the employee in the same investment vehicles as those available under the Company’s 401(k) plan.

Employment Agreements

     No named executive officer has an employment agreement with the Company, and each named executive officer’s employment relationship with the Company is therefore “at will”.

Change in Control Agreements

     The Company has entered into Change in Control Agreements with each of the named executive officers and with various members of management other than the named executive officers. The Company believes that the protections afforded through the termination and change in control provisions of the Company’s agreements with the Company’s named executive officers are an important element in attracting and retaining executive officers and would help to enable executives to focus on maximizing the value of the Company in the event there was any potential change in control transaction involving the Company. No Change in Control Agreements were entered into or amended in fiscal 2013 with any executive officers.

     The provisions of the Change in Control agreements between the company and the named executive officers and the economic consequences of such a change in control for each of the named executive officers are discussed further below under the heading “Potential Payments Upon Termination or Change of Control”. Because the Change in Control Agreements constitute a binding obligation of the Company, the Company does not have the ability to unilaterally modify their terms, and the Committee does not consider individual terms of these agreements in its assessment or determination of an executive officer’s annual compensation.

Stock Ownership Guidelines

     The Company has established stock ownership guidelines for executive officers. These guidelines require that executive officers, after a five-year period from the time they become executive officers, own Company common stock with a value ranging from a minimum of two times annual salary for officers at the level of corporate vice president to a minimum of four times annual salary for the Company’s Chief Executive Officer. In each case, shares subject to in-the-money options granted to an officer as well as grants of restricted stock units count toward the fulfillment of these guidelines. The Committee oversees these guidelines and reviews each covered executive’s standing in respect of the same once per year. In January of 2014, the Committee determined that all of the Company’s executives complied with the guidelines based on their respective tenure as an executive officer of the Company.

Compensation Decisions for 2014

     The Company undertook several decisions in respect of executive compensation for fiscal 2014, as detailed below.

     Peer Group

     Following a comprehensive review by FWC in June of 2013, the Committee decided to make several changes to the Company’s peer group in respect of fiscal 2014 in order to better align the Company’s peer group with the Company in terms of similarity of business, median revenue and market capitalization. Specifically, the Committee decided to eliminate Brady Corporation, GATX Corporation, MSC Industrial Direct Co., Inc., and Valmont Industries Corporation from the Company’s 2013 peer group, and replace them with Actuant Corporation, Altra Holdings Inc., Barnes Group Inc. and Columbus McKinnon Corporation.

     Compensation Decisions Related to Mr. Conway

     As previously mentioned, the Board has approached Mr. Conway’s compensation package in a conservative manner, with the goal of gradually bringing Mr. Conway’s total target compensation to more competitive levels over time. Mr. Conway therefore received increases in all of the constituent parts of his target compensation (i.e., salary, bonus target, stock options and restricted stock units) in fiscal 2014, but his total target compensation levels remain below median to allow for further increases if the Board believes Mr. Conway is continuing to progress as an effective leader of the Company over time.

     Salaries and Target Bonuses

     On December 16, 2013 (which is at the outset of fiscal 2014), the Committee approved increases to the base salaries of the executive officers.

     As part of its plan to gradually increase Mr. Conway’s compensation to competitive levels and in recognition of Mr. Conway’s performance to date as Chief Executive Officer, the Committee increased Mr. Conway’s base salary from $600,000 to $700,000 and his target bonus percentage from 85% to 100%. Despite these increases, Mr. Conway’s target cash compensation for fiscal 2014 remains below median compared to the Company’s peer group and slightly below median compared to survey data. With respect to Mr. Fallon, the Committee increased his base salary by 12.5%, to $400,000, and increased his target bonus percentage from 55% to 60%. The Committee did this in recognition of the fact that Mr. Fallon’s base salary and target bonus were significantly below median compared to the Company’s peer group and with respect to survey data, and in recognition of Mr. Fallon’s performance as Chief Financial Officer. With respect to Mr. Wolfson, the Committee increased his base salary by 8%, to $325,000, and increased his target bonus percentage from 45% to 50%. The Committee did this in recognition of the fact that Mr. Wolfson’s base salary and target bonus were below median compared to the Company’s peer group and with respect to survey data, and in recognition of Mr. Wolfson’s performance as General Counsel.

     The Committee also approved a standard merit increase of 3% for Mr. Lindsay and Mr. Ferrise, increasing their base salaries to $266,000 and $402,000, respectively, and increased Mr. Lindsay’s target bonus percentage from 40% to 45% for fiscal 2014 in recognition of Mr. Lindsay’s performance as Chief Administrative Officer. Mr. Ferrise’s target bonus percentage was not increased and remains at 50% of base salary.

     The following table shows the base salaries (rounded to nearest thousand) and target incentive compensation targets for each of the named executive officers in fiscal 2013 versus 2014 as well as the percentage (rounded to the nearest whole percentage) by which base salaries were increased:

	2013 Base Salary and	2014 Base Salary and
	Target Incentive	Target Incentive
	Compensation	Compensation	Base Salary
Name	Percentage	Percentage	Percentage Increase
Christopher L. Conway	$600,000/85%	$700,000/100%	17%
David J. Fallon	$350,000/55%	$400,000/60%	14%
Sam Ferrise	$390,000/50%	$402,000/50%	3%
David J. Lindsay	$258,000/40%	$266,000/45%	3%
Richard M. Wolfson	$300,000/45%	$325,000/50%	8%

     Equity Grants

     With respect to equity-based incentives, on December 16, 2013 (which is at the outset of fiscal 2014), the Committee approved grants of stock options and restricted stock units to each of the named executive officers, as set forth in the following table. All stock options and restricted stock units reflected below are subject to the Company’s normal 4-year vesting schedule and all stock options were granted at the grant date closing price of $61.57. Included in the restricted stock unit grants was a special one-time grant of 812 restricted stock units to each of Mr. Fallon and Mr. Wolfson (having an approximate grant-date value of $50,000) and a special one-time grant of 478 restricted stock units to Mr. Lindsay (having an approximate grant-date value of $30,000) in recognition of their efforts and accomplishments in connection with the acquisition of the Air Filtration business of the General Electric Company which occurred at the outset of fiscal 2014.

     The following table shows the number of stock options and restricted stock unit grants for each of the named executive officers in fiscal 2013 versus 2014:

Fiscal Year 2013 and 2014 Option and RSU Grants

	2013		2014
	Shares Subject to	Restricted Stock	Shares Subject to	Restricted Stock
	Stock Options	Units	Stock Options	Units
Name	(#)	(#)	(#)	(#)
Christopher L. Conway	100,000	8,000	115,000	6,822
David J. Fallon	35,000	1,944	35,000	2,846
Sam Ferrise	35,000	3,033	35,000	2,383
David J. Lindsay	18,000	1,433	19,000	1,613
Richard M. Wolfson	27,500	2,778	27,500	2,464

Deductibility of Executive Compensation

     The Committee considers the impact of Section 162(m) of the Code in the design of its compensation strategies. Under Section 162(m), compensation paid to certain executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation. The design of the compensation paid to its executive officers under the Company’s incentive plans, other than with respect to amounts associated with time-based vesting restricted stock units, is intended to constitute performance-based compensation for purposes of Section 162(m) of the Code. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interests of our shareholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our shareholders.

Compensation Committee Report

     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert H. Jenkins, Chairman
James W. Bradford, Jr.
Robert J. Burgstahler
Wesley M. Clark
Paul Donovan
Mark A. Emkes

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Compensation Risk Assessment

     As discussed earlier in this Proxy Statement, the Compensation Committee is responsible for overseeing risks associated with the Company’s compensation programs. The Compensation Committee discharges this responsibility by reviewing participation in and the mechanics of the Company’s various short-and long-term incentive programs as well as other executive compensation related practices and policies. In addition, the Audit Committee’s annual formal assessment of the risks facing the Company specifically includes a review of compensation-related risks, and the results of this assessment are communicated to and considered by the entire Board. Based on this assessment and the other factors discussed below, the Company and the Compensation Committee believe that the Company’s compensation programs and policies for its employees do not incentivize employees to take excessive risks and do not create risks that are reasonably likely to have a material adverse effect on the Company.

     The Company further believes that various elements of its compensation programs and policies help mitigate risk to the Company, including the following:

  As confirmed by the Company’s independent compensation advisor, FWC, the total annual target compensation levels of the Company’s executives are conservative and typically at or below median of the Company’s peer group and survey data.

  The Company awards a significant portion of an executive officer’s compensation in the form of long-term equity grants, including a significant amount of value in the form of restricted stock units, thus giving executives a meaningful stake in the long-term success of the Company.

  The Company’s normal vesting schedule for equity grants is four years. In addition to the retention benefits that such a vesting period provides the Company, it also incentivizes management to make decisions that will create and sustain shareholder value over the longer-term.

  The Company has meaningful share ownership guidelines for its executive officers, with which all executive officers currently comply.

  The Company’s CVA Model offers several benefits from a risk mitigation perspective. First, the CVA Model focuses on operating profit, which is derived from the independently audited financial results of the Company. Second, the CVA Model’s “deemed capital expenditure” rule (i.e., the rule by which executives are unable to lower the amount of net managed assets by avoiding or postponing capital expenditures) mitigates the risk that the CVA Formula will be manipulated to produce artificially high payouts. Third, the Committee maintains discretion to reduce CVA awards if necessary.

  The Compensation Committee uses comprehensive tally sheets in order to monitor executive compensation holistically, and is thus better able to monitor risk associated with executive compensation.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
CHRISTOPHER L. CONWAY	2013	588,462	361,520	998,000	321,006	—	39,668	2,308,656
Chief Executive Officer*	2012	486,538	265,471	880,600	273,191	—	45,269	1,951,069
	2011	321,154	118,894	476,000	366,533	—	48,005	1,330,586

DAVID J. FALLON	2013	344,231	87,849	349,300	126,436	—	25,171	932,987
Vice President-	2012	298,154	79,656	314,500	114,491	—	28,229	835,030
Chief Financial Officer	2011	274,385	72,133	297,500	250,524	—	22,868	917,410

SAM FERRISE	2013	389,085	137,061	349,300	91,264	—	32,811	999,521
President, Baldwin Filters, Inc.	2012	378,154	140,846	440,300	91,241	33,443	32,774	1,116,758
	2011	366,849	134,623	416,500	298,388	11,725	32,262	1,260,347

DAVID J. LINDSAY	2013	256,635	64,757	179,640	71,396	—	38,843	611,271
Vice President-	2012	246,769	66,380	213,860	77,239	248,823	43,641	896,712
Chief Administrative Officer	2011	207,129	54,346	261,800	189,117	178,938	54,133	945,463

RICHARD M. WOLFSON	2013	297,923	125,538	274,450	91,730	—	35,443	825,084
Vice President-	2012	281,308	74,865	314,500	88,049	—	29,760	788,482
General Counsel & Secretary	2011	272,000	71,362	297,500	248,347	—	34,721	923,930
__________________

*	Mr. Conway was appointed to the position of Chief Executive Officer effective December 13, 2011. Prior to such appointment, Mr. Conway served as President and Chief Operating Officer.

(1)	The amounts shown in this column are before any deferrals under the terms of the Company’s retirement plans, which are discussed below under “Retirement Plans”.

(2)

The amounts in this column represent the aggregate grant date fair value of restricted stock units, computed in accordance with FASB ASC Topic 718, granted in the years set forth above, using the closing market price of Company stock on the grant date. In the case where the grant date was not a trading day, the closing market price of Company stock on the immediately preceding trading day was used.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the stock options, computed in accordance with FASB ASC Topic 718, granted in the years set forth above, using a Black-Scholes valuation methodology. Set forth below are the assumptions made in determining grant date fair value, which are also discussed in Note M to our consolidated financial statements included in our 2013 10-K that was filed with the SEC on January 24, 2014.

		Risk-Free
	Volatility	Interest Rate	Dividend Yield	Expected Life
Grant Date	(%)	(%)	(%)	(Years)
12/13/2010	25.6	2.64	0.98	6.5
12/12/2011	26.5	1.45	0.96	6.1
12/17/2012	25.8	1.19	1.19	5.4

(4)	The amounts in this column represent cash incentive plan compensation earned for 2013, 2012 and 2011 performance, as applicable, under the terms of the CVA Plan and the CVA Model, both of which are described in detail under the heading of Performance-Based Cash Incentive Compensation in the Compensation Discussion and Analysis.

(5)	The amounts in this column for Mr. Ferrise and Mr. Lindsay consist of the change in annual actuarial present value of their pension benefits as compared to the prior year. The present value of pension benefits is reported in the “Pension Benefits for Fiscal Year 2013” table. As a result of increases in the discount interest rates, pension values decreased by the following amounts for 2013: Mr. Ferrise – $30,130; Mr. Lindsay – $67,354. The Deferred Compensation Plan does not provide for above-market or preferential earnings.

(6)	See the table immediately below which describes each component of the “All Other Compensation” column for fiscal 2013.

“ALL OTHER” COMPENSATION

	Perquisites and Personal Benefits(3)
		Insurance
	401(k)	Premiums	Company	Financial	Physical	Non-Business	Total “All Other
	Match(1)	Paid(2)	Car	Planning	Exam	Aircraft Usage	Compensation”
	($)	($)	($)	($)	($)	($)	($)
Christopher L. Conway	10,200	3,256	16,467	850	8,895	—	39,668
David J. Fallon	10,200	2,223	12,748	—	—	—	25,171
Sam Ferrise	10,200	5,342	14,259	3,010	—	—	32,811
David J. Lindsay	3,825	17,574	12,034	5,410	—	—	38,843
Richard M. Wolfson	10,200	1,616	13,950	119	9,558	—	35,443
________________

(1)

Mr. Lindsay participates in the Old 401(k) Plan (as defined below) which matches $0.50 for each dollar contributed, up to the first 3% of eligible compensation; Mr. Conway, Mr. Fallon, Mr. Ferrise, and Mr. Wolfson are participants in the New 401(k) Plan (as defined below) which matches $1.00 for each dollar contributed, up to the first 3% of eligible compensation and $0.50 for each dollar contributed up to the next 2% of eligible compensation.

As discussed below under “Retirement Plans”, the match under these plans is now discretionary and occurs following the end of the fiscal year. The amounts in this column were thus paid after the end of fiscal 2013, but since they correspond to contributions made by the named executive officers during fiscal 2013, they are included in this column.

Because the Company match under the New 401(k) Plan is now discretionary, the named executive officers may have to forfeit some portion of the Company match in order for the plan to comply with IRS rules regarding “top-heavy” plan participation. Any amounts so forfeited are automatically paid by the Company on behalf of the executive into the Company’s Deferred Compensation Plan.

(2)	The amounts shown in this column represent premiums paid by the Company for supplemental executive life insurance and supplemental executive long term disability insurance.

(3)	All amounts shown are valued at the incremental cost to the Company of providing the benefit. The incremental cost of the Company aircraft use for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, crew travel and flight planning services expense; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts, and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2013

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
					Number of	Number of	Exercise or	Fair Value of
		Estimated Possible Payouts Under			Shares of	Securities	Base Price	Stock and
		Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	of Option	Option
		Threshold(2)	Target(3)	Maximum(4)	Units(5)	Options(6)	Awards(7)	Awards(8)
Name	Grant Date	($)	($)	($)	(#)	(#)	($/share)	($)
Christopher L. Conway
Annual Cash Incentive Plan	N/A	60,000	510,000	2,040,000
Restricted Stock Units	12/17/2012				8,000			361,520
Stock Options	12/17/2012					100,000	45.19	998,000
David J. Fallon
Annual Cash Incentive Plan	N/A	35,000	192,500	770,000
Restricted Stock Units	12/17/2012				1,944			87,849
Stock Options	12/17/2012					35,000	45.19	349,300
Sam Ferrise
Annual Cash Incentive Plan	N/A	39,040	195,200	780,800
Restricted Stock Units	12/17/2012				3,033			137,061
Stock Options	12/17/2012					35,000	45.19	349,300
David J. Lindsay
Annual Cash Incentive Plan	N/A	25,750	103,000	412,000
Restricted Stock Units	12/17/2012				1,433			64,757
Stock Options	12/17/2012					18,000	45.19	179,640
Richard M. Wolfson
Annual Cash Incentive Plan	N/A	30,000	135,000	540,000
Restricted Stock Units	12/17/2012				2,778			125,538
Stock Options	12/17/2012					27,500	45.19	274,450
________________

(1)	The amounts in these columns represent the range of potential payouts for fiscal year 2013 under the CVA Model as described in the Compensation Discussion and Analysis. See the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for the amount actually paid to each named executive officer for 2013 performance using the CVA Model under the 2009 Incentive Plan.

(2)	The amount shown as Threshold in this column represents the payout of the named executive officer at Level 1 under the CVA Model.

(3)	The amount shown as Target in this column represents the payout of the named executive officer at Level 6 under the CVA Model.

(4)	The amount shown as Maximum in this column represents the payout to the named executive officer at Level 16 under the CVA Model. Level 16, which was achieved in fiscal 2010, was the highest level achieved in the Company’s history, and the Company believes it is reflective of a realistic maximum payout that a named executive officer could ever receive. Pursuant to the 2009 Incentive Plan, no individual can receive more than $3 million.

(5)	The amounts shown in this column represent restricted stock units granted under the 2009 Incentive Plan on December 17, 2012, as described in the Compensation Discussion and Analysis.

(6)	The amounts shown in this column represent stock options granted under the 2009 Incentive Plan on December 17, 2012, as described in the Compensation Discussion and Analysis.

(7)	Each option granted has an exercise price equal to the closing price of the Company’s stock on December 17, 2012, the date the option was granted.

(8)	The amounts shown in this column represent the aggregate grant date fair value of the stock options and restricted stock units granted, computed in accordance with FASB ASC Topic 718. Each restricted stock unit was valued at $45.19, the closing market price of the Company’s stock on the grant date. Each stock option was valued on the grant date using a Black-Scholes valuation methodology, using the assumptions referenced in footnote 3 to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013

							Stock
							Awards(2)
							Number of	Market Value
							Shares or	of Shares or
	Option Awards(1)						Units of	Units of
		Number of Securities		Option			Stock Held	Stock Held
		Underlying Unexercised		Exercise	Option		That Have	That Have
		Options (#)		Price	Expiration	Grant	not Vested	not Vested(3)
Name	Grant Date	Exercisable	Unexercisable	($)	Date	Date	(#)	($)
Christopher L. Conway	08/28/2006	2,000		28.13	08/27/2016
	12/17/2006	1,500		33.75	12/16/2016
	12/16/2007	5,000		36.48	12/15/2017
	12/14/2008	10,000		32.78	12/13/2018
	12/13/2009	11,250	3,750	32.30	12/12/2019	12/13/2009	354	21,428
	12/13/2010	20,000	20,000	42.86	12/12/2020	12/13/2010	1,386	83,895
	12/12/2011	17,500	52,500	49.91	12/11/2021	12/12/2011	3,989	241,454
	12/17/2012		100,000	45.19	12/16/2022	12/17/2012	8,000	484,240

David J. Fallon	01/12/2010	2,052	683	33.96	01/11/2020
	12/13/2010	12,500	12,500	42.86	12/12/2020	12/13/2010	841	50,906
	12/12/2011	6,250	18,750	49.91	12/11/2021	12/12/2011	1,197	72,454
	12/17/2012		35,000	45.19	12/16/2022	12/17/2012	1,944	117,670

Sam Ferrise	12/17/2006	35,000		33.75	12/16/2016
	12/16/2007	35,000		36.48	12/15/2017
	12/14/2008	35,000		32.78	12/13/2018
	12/13/2009	26,250	8,750	32.30	12/12/2019	12/13/2009	975	59,017
	12/13/2010	17,500	17,500	42.86	12/12/2020	12/13/2010	1,571	95,093
	12/12/2011	8,750	26,250	49.91	12/11/2021	12/12/2011	2,116	128,081
	12/17/2012		35,000	45.19	12/16/2022	12/17/2012	3,033	183,587

David J. Lindsay	11/18/2005	21,700		28.79	11/17/2015
	12/17/2006	21,700		33.75	12/16/2016
	12/16/2007	21,700		36.48	12/15/2017
	12/14/2008	22,000		32.78	12/13/2018
	12/13/2009	16,500	5,500	32.30	12/12/2019	12/13/2009	389	23,546
	12/13/2010	11,000	11,000	42.86	12/12/2020	12/13/2010	634	38,376
	12/12/2011	4,250	12,750	49.91	12/11/2021	12/12/2011	997	60,348
	12/17/2012		18,000	45.19	12/16/2022	12/17/2012	1,433	86,739

Richard M. Wolfson	12/13/2009	6,250	6,250	32.30	12/12/2019	12/13/2009	525	31,778
	12/13/2010	12,500	12,500	42.86	12/12/2020	12/13/2010	833	50,421
	12/12/2011	6,250	18,750	49.91	12/11/2021	12/12/2011	1,125	68,096
	12/17/2012		27,500	45.19	12/16/2022	12/17/2012	2,778	168,152
________________

(1)	All stock option awards become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date, except for the 11/18/2005 grant to Mr. Lindsay which became exercisable immediately.

(2)	All stock awards are restricted stock units. The restricted stock units vest over a four-year period at the rate of 25% per year, beginning one year from the grant date indicated. Participants may defer the receipt of the underlying shares for any number of full years up to ten or until the termination of employment. At the end of fiscal 2013, Mr. Conway had deferred a total of 3,269 units, Mr. Fallon had deferred a total of 842 units, and Mr. Wolfson had deferred a total of 1,719 units.

(3)	Valued based on the closing price of the Company’s common stock of $60.53 on November 29, 2013, the last trading day of the fiscal year.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2013

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares	Realized	Shares	Value
	Acquired on	Upon	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting(2)
Name of Executive Officer	(#)	($)	(#)	($)
Christopher L. Conway	—	—	2,745 (3)	124,678
David J. Fallon	—	—	820 (4)	37,244
Sam Ferrise	35,000	924,350	3,507	159,288
David J. Lindsay	46,000	1,266,610	1,475	66,995
Richard M. Wolfson	6,250	140,322	1,888 (5)	85,753
________________

(1)	Calculated by multiplying the number of shares of common stock issued upon exercise of stock options by the difference between the option exercise price and the closing price of the Company’s common stock on the day immediately preceding the date of exercise.

(2)	Calculated using the closing price of the Company’s common stock on the date of vesting.

(3)	Mr. Conway elected to defer receipt of 721 of these shares for a period of 10 years.

(4)	Mr. Fallon elected to defer receipt of 421 of these shares until 2015.

(5)	Mr. Wolfson elected to defer receipt of 573 of these shares until termination of employment.

Retirement Plans

       Certain employees of the Company and its subsidiaries, including Mr. Ferrise and Mr. Lindsay, are eligible to receive benefits under the CLARCOR Inc. Pension Plan (the “Pension Trust”). The amount of the Company’s contribution to the Pension Trust in respect to a specified person cannot be individually calculated.

       The Pension Trust provides benefits calculated under a Social Security step-rate formula based on career compensation. Benefits are payable for life with a guarantee of 120 monthly payments. The formula accrues an annual benefit each plan year equal to the sum of (a) plan year compensation up to covered compensation in effect each December multiplied by 0.012 plus (b) any excess of such plan year compensation over covered compensation (subject to Internal Revenue Service limitations applicable to all qualified retirement plans) multiplied by 0.0175. The aggregate of all annual accruals plus the benefit accrued at November 30, 1989 under prior plans is the amount of annual pension.

       The present value of the accumulated benefits under the Pension Trust at normal retirement (age 65) for each of the named executive officers, as applicable, are reflected in the table below. Such retirement benefits are not subject to any reduction for Social Security amounts.

       Effective January 1, 2004, the Board adopted a program pursuant to which the pension benefits payable under the Pension Trust to most employees of the Company were frozen. As to these employees, no further benefits will accrue under the Pension Trust. As a substitute benefit, the Company implemented a new 401(k) plan (the “New 401(k) Plan”) which is available to substantially all United States employees of the Company and its subsidiaries. Until it was amended in fiscal 2009, the New 401(k) Plan provided that the Company will match all contributions by a participant up to 3% of his or her compensation and 50% of the next 2% of such compensation contributed. Following the amendment, such match is no longer mandatory but rather discretionary on the part of the Company.

       In 2004, the Company offered employees who were both at least 40 years old and had 10 years of service the option of continuing to participate in the Pension Trust or adopting the New 401(k) Plan. Those employees electing to continue participation in the Pension Trust also are eligible to continue to participate in the Company’s previously established 401(k) Plan (the “Old 401(k) Plan”). Under the Old 401(k) Plan, the Company would match 50% of contributions by a participant up to 3% of his or her compensation. Mr. Lindsay elected to continue to participate in the Pension Trust and he will continue to accrue benefits under the Pension Trust until he retires. Mr. Ferrise was not eligible to continue to participate in the Pension Trust, and Messrs. Conway, Wolfson and Fallon were not with the Company when this option was made available. The amounts currently payable to Mr. Ferrise pursuant to the Pension Trust (including years of credited service) will not increase or decrease in the future.

       Effective December 1, 1994, the Company established two new retirement plans for officers and senior executives of the Company: the 1994 Supplemental Pension Plan and the 1994 Executive Retirement Plan. Both plans were amended effective in January of 2008 to comply with Section 409A of the Code, and the 1994 Executive Retirement Plan was amended on December 14, 2009 to alter the applicable interest rate used to calculate lump sum payments (see discussion under the heading “Retirement Plans” in the Compensation Discussion and Analysis, above.)

       The 1994 Supplemental Pension Plan is intended to preserve benefits lost by reason of the maximum limitations on compensation and benefits imposed on tax qualified retirement plans by the Code. The 1994 Executive Retirement Plan provides a monthly benefit to a participant equal to (a) 65% of his average monthly compensation with respect to the three consecutive fiscal years for which he received the highest compensation, reduced by (b) his monthly normal retirement benefit provided by the Pension Trust. A minimum of 15 years of service after attainment of the age of 40 is required to earn a full benefit of 65% of compensation at retirement. The annual benefit is payable as a life annuity commencing at age 65 with payments for 15 years guaranteed. Alternatively, a recipient may elect to receive the present value of the annuity in the form of a lump sum payment under both of the 1994 plans. Assumptions for determination of equivalence between the annuity and lump sum are defined in the plans, and current assumptions are included in the assumptions table below. Such annual retirement benefits are not subject to reduction for Social Security amounts. Messrs. Ferrise and Lindsay participate in the 1994 Supplemental Pension Plan, but Mr. Ferrise’s participation is currently frozen. Messrs. Conway, Wolfson and Fallon are not participants in either 1994 plan.

       The table below sets forth the following pension benefit information with respect to the Company’s named executive officers, as applicable, under the Pension Trust and the 1994 Supplemental Pension Plan and 1994 Executive Retirement Plan:

PENSION BENEFITS FOR FISCAL YEAR 2013

		Number of	Present
		Years	Value of	Payouts
		Credited	Accumulated	During Last
		Service	Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
Christopher L. Conway	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

David J. Fallon	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

Sam Ferrise	Pension Trust	2	47,968	0
	Supplemental Pension Plan	2	111,706	0

David J. Lindsay	Pension Trust	26	674,025	0
	Supplemental Pension Plan	26	222,743	0

Richard M. Wolfson	Pension Trust	N/A	N/A	N/A
	Supplemental Pension Plan	N/A	N/A	N/A

________________

(1)      The assumptions utilized to calculate the Present Value of Accumulated Benefit are as follows:

		Supplemental
	Pension Trust	Pension Plan
Normal Retirement Age	65	65
Discount Rate Before Retirement	4.50%	3.25%
Discount Rate After Retirement	4.50%	1.75%
Mortality Table After Retirement	RP-2000	UP84

Deferred Compensation Plan

       The Company has a Deferred Compensation Plan, pursuant to which the Company’s executive officers may elect to defer receipt of cash compensation and vested restricted stock units for up to ten years or the executive’s separation from the Company. Any deferred cash amounts are invested in essentially the same funds available to all employees participating in the new 401(k) plan and the investment choices/allocations are made by the executive. The Company does not pay any above-market or preferential interest to the executive, and any invested amounts are subject to the same market risks as any other investments under either of the Company’s 401(k) plans. As indicated in the footnotes to the “All Other Compensation” Table, any contributions or matches to a highly compensated individual’s 401(k) account, that are forfeited due to IRS regulations relating to “top-heavy” plans, including those of the named executive officers, automatically roll into the Deferred Compensation Plan.

       The table below sets forth the following information with respect to the Company’s named executive officers under the Deferred Compensation Plan with respect to fiscal 2013:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2013

		Executive	Company	Aggregate
		Contributions	Contributions	Earnings	Aggregate	Aggregate
		in Last	in Last	in Last	Withdrawals/	Balance at
		FY	FY	FY(4)	Distributions	Last FYE(5)
Name	Plan	($)	($)	($)	($)	($)
Christopher L. Conway	Deferred Cash Compensation(1)	0	0	0	0	0
	Restricted Stock Units(2)	32,748 (3)	0	46,949	0	197,872
David J. Fallon	Deferred Cash Compensation(1)	0	0	0	0	0
	Restricted Stock Units(2)	19,122 (3)	0	12,318	0	50,966
Sam Ferrise	Deferred Cash Compensation(1)	0	0	0	0	0
	Restricted Stock Units(2)	0	0	0	0	0
David J. Lindsay	Deferred Cash Compensation(1)	0	0	0	0	0
	Restricted Stock Units(2)	0	0	0	0	0
Richard M. Wolfson	Deferred Cash Compensation(1)	0	0	0	0	0
	Restricted Stock Units(2)	26,026 (3)	0	24,874	0	104,052
________________

(1)	None of the named executive officers made cash contributions to the Deferred Compensation Plan in fiscal year 2013.

(2)	The Deferred Compensation Plan allows for deferral of restricted stock units for any number of full years up to ten or until termination of employment.

(3)	Amounts represent the value of units which vested and were deferred in fiscal year 2013, based on the closing stock price on the vesting date. Of the restricted stock unit values shown for Mr. Conway and Mr. Fallon, $0 is also included in the entry for each of these named executive officers under the “Stock Awards” column in the “Summary Compensation Table” because such restricted stock units were granted prior to fiscal 2013.

(4)	For restricted stock units, earnings are calculated as follows: (i) number of restricted stock units deferred in fiscal 2013 valued at the change in the closing stock price from the date of vesting to the end of fiscal 2013, plus (ii) the number of restricted stock units that were deferred prior to fiscal 2013, valued by the change in the closing stock price on the first day of fiscal year 2013 to the last day of fiscal year 2013. None of the amounts reflected in the “Aggregate Earnings in Last FY” column have been reported as compensation in the “Summary Compensation Table”.

(5)	Amounts represent the total number of vested restricted stock units deferred as of the end of fiscal 2013, valued at the closing stock price on the last trading day of the fiscal year. The following amounts were reported as compensation to the executive in the Summary Compensation Tables in prior years’ proxy statements: Mr. Conway —$109,374; Mr. Fallon – $36,088; and Mr. Wolfson — $56,349.

Potential Payments Upon Termination or Change in Control

Termination without “Cause” or for “Good Reason”

       None of the named executive officers have an employment agreement which contemplates a contractual right to severance. Based on the Company’s past practice, however, the Company likely would provide base salary for up to 12 months in the event a named executive officer was terminated without cause.

Termination in Connection with a Change in Control

       All of the named executive officers and various other members of senior management at the Company and its significant business units have Change in Control (CIC) agreements. The Company believes that the protections afforded through the CIC agreements are an important element in attracting and retaining senior management personnel, including executive officers. The CIC agreements contain restrictive covenants not to compete with the Company, solicit Company employees or disclose confidential information of the Company for defined periods. No CIC agreements were entered into or amended in fiscal 2013 with any executive officers.

       The “change in control” provisions of the CIC agreements become effective upon the occurrence of any of the following: (i) the acquisition by any person, entity or group (other than from the Company) of 30% or more of the outstanding securities of the Company which are entitled to vote generally in the election of directors, provided that the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the Company’s common stock; (ii) individuals who, at the date of the agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date of the CIC agreements whose election or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such person was a member of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation, in each case in respect of which the persons who were shareholders of the Company immediately prior to such transaction do not immediately thereafter own more than 60% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction; or (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.

       The CIC agreements with the named executive officers provide that the Company agrees to employ these officers, and the officers agree to remain in the employ of the Company, from the date of a change in control to the earlier to occur of the third anniversary of such change in control or the officer’s normal retirement date at a monthly rate of compensation at least equal to the highest monthly base salary which the officer was paid during the 36 calendar months immediately prior to the change in control.

       In addition, during that three-year period the Company agrees to provide employee benefits and perquisites which the named executive officer received (or had the right to receive) during the 12 months immediately prior to the date of the change in control at the highest target percentage rate or target participation level in which the named executive officer participated during any of the 36 months immediately prior to the change of control.

       In the event that employment is terminated at any point during the 36 months following a change in control, or during the period beginning 180 days prior to the first public announcement of an intended change in control and ending on the date of change in control if reasonably demonstrated by the named executive officer that the termination was related to the change in control, then, in addition to any accrued and unpaid salary, benefits and vacation time, the terminated named executive officer is entitled to (i) a lump-sum cash payment equal to three times the sum of the named executive officer’s annual salary and annual cash incentive payment, with the annual cash incentive payment being equal to the average cash incentive payment received by the named executive officer over the immediately preceding three years or his target cash incentive payments for the year in question, whichever is greater (“Annual Bonus”), (ii) continued health and welfare benefits and perquisites for the three year period following termination; (iii) a lump sum payment equal to the pension benefits the terminated named executive officer would have earned during the three year period after the termination; (iv) a pro-rata share of the Annual Bonus corresponding to the year of termination; and (v) the vesting of all outstanding and unvested equity awards (i.e., stock options and restricted stock units). Stock options may be exercised for a one year period (or, if earlier, the applicable expiration date) following the date of termination. All termination payments are required to be made within 30 days following the date of termination.

       If within three years after a change in control a named executive officer becomes employed by or otherwise engaged or becomes interested (other than as a passive owner of less than 1% of the outstanding securities of a publicly-owned entity) in any business which directly competes with the Company and such employment or activity is likely to cause, or causes, serious damage to the Company, then the Company shall not be obligated to provide any further payments or benefits. If any of such agreements subjects the named executive officer to excise tax under Section 4999 of the Internal Revenue Code, the Company will pay such officer an additional amount calculated so that after payment of all taxes, interest and penalties, the officer retains an amount of such additional payment equal to such excise tax, provided, however, that if excise tax can be avoided by reducing the payouts to the executive by no more than 10% of what he would otherwise receive, then the payouts will be reduced.

       The agreements define “termination” to mean termination of employment by the Company for reasons other than death, disability, cause or retirement. “Termination” also includes resignation by the named executive officer after (a) a material adverse reduction in the nature or scope of his authorities, duties or responsibilities, following a change in control, as determined in good faith by the named executive officer; (b) relocation of the named executive officer to a location more than 35 miles away from the his current place of employment; (c) a reduction in compensation, benefits or perquisites after a change in control, (d) failure of any successor to the Company to assume the agreement or a breach by the Company of any provision of the agreement; or (e) a good faith determination by the named executive officer that, as a result of the change in control, he is unable to exercise the authority, power, function or duties contemplated by the agreement.

Potential Payments Upon Termination or Change in Control

       The following table presents the value of the potential payments to each Named Executive Officer as if the officer’s employment had been terminated as of the last business day of fiscal 2013.

				Retirement
				Plan Benefits:
				Pension Plan
				(Qualified &		Continued
			Equity with	Executive		Perquisites	Excise
	Severance		Accelerated	Retirement		and	Tax
	Pay		Vesting(3), (4)	Plan)		Benefits(6)	Gross—Up	Total
Name	($)		($)	($)		($)	($)	($)
Christopher L. Conway
Death	—		3,381,830	—		—	—	3,381,830
Disability	—		3,381,830	—		—	—	3,381,830
Retirement	—		—	—		—	—	—
Voluntary	—		—	—		—	—	—
Involuntary (for Cause)	—		—	—		—	—	—
Without Cause or for
Good Reason	600,000	(1)	—	—		—	—	600,000
Change in Control	3,330,000	(2)	3,381,830	—		220,662	3,232,486	10,164,978

David J. Fallon
Death	—		1,216,077	—		—	—	1,216,077
Disability	—		1,216,077	—		—	—	1,216,077
Retirement	—		—	—		—	—	—
Voluntary	—		—	—		—	—	—
Involuntary (for Cause)	—		—	—		—	—	—
Without Cause or for
Good Reason	350,000	(1)	—	—		—	—	350,000
Change in Control	1,627,500	(2)	1,216,077	—		174,533	1,298,385	4,316,495

Sam Ferrise
Death	—		1,837,691	159,674	(5)	—	—	1,997,365
Disability	—		1,837,691	159,674	(5)	—	—	1,997,365
Retirement	—		—	159,674	(5)	—	—	159,674
Voluntary	—		—	159,674	(5)	—	—	159,674
Involuntary (for Cause)	—		—	159,674	(5)	—	—	159,674
Without Cause or for
Good Reason	390,400	(1)	—	159,674	(5)	—	—	550,074
Change in Control	1,756,800	(2)	1,837,691	159,674	(5)	178,615	—	3,932,780

David J. Lindsay
Death	—		970,169	896,768	(5)	—	—	1,866,937
Disability	—		970,169	896,768	(5)	—	—	1,866,937
Retirement	—		—	896,768	(5)	—	—	896,768
Voluntary	—		—	896,768	(5)	—	—	896,768
Involuntary (for Cause)	—		—	896,768	(5)	—	—	896,768
Without Cause or for
Good Reason	257,500	(1)	—	896,768	(5)	—	—	1,154,268
Change in Control	1,110,252	(2)	970,169	1,224,436	(7)	199,224	—	3,504,081

			Retirement
			Plan Benefits:
			Pension Plan
			(Qualified &	Continued
		Equity with	Executive	Perquisites	Excise
	Severance	Accelerated	Retirement	and	Tax
	Pay	Vesting(3), (4)	Plan)	Benefits(6)	Gross—Up	Total
Name	($)	($)	($)	($)	($)	($)
Richard M. Wolfson
Death	—	1,336,735	—	—	—	1,336,735
Disability	—	1,336,735	—	—	—	1,336,735
Retirement	—	—	—	—	—	—
Voluntary	—	—	—	—	—	—
Involuntary (for Cause)	—	—	—	—	—	—
Without Cause or for
Good Reason	300,000 (1)	—	—	—	—	300,000
Change in Control	1,328,126 (2)	1,336,735	—	174,900	1,104,617	3,944,378
____________________

(1)	Amount represents one year of base pay. No executive has a contractual right to severance and the Company does not have a formal severance pay plan. However, past practice suggests one year would be the maximum payment. This likely would be paid in accordance with the Company’s regular payroll practices (i.e., every two weeks and not in lump sum).

(2)	Amount represents three times the sum of (a) base salary in effect at the time of termination and (b) the average annual incentive plan payment paid to the executive over the immediately preceding three years or the executive’s target annual incentive for the year of termination, whichever is higher. These amounts would be paid in a lump sum to the executive.

(3)	Amounts in this column represent the value of accelerating the vesting on unvested stock options and restricted stock units based on the Company’s closing stock price, $60.53 per share on November 29, 2013, the last trading day of fiscal 2013.

(4)	Stock options and restricted stock units vest upon an employee’s retirement after he or she turns 60. No executive officer was 60 prior to the end of the fiscal year.

(5)	Represents the present value at the end of fiscal 2013 of the Supplemental Pension’s lump sum benefit payable at normal retirement (age 65) plus the present value of the Pension Trust. These amounts are reflected in full in the Pension Benefits for Fiscal Year 2013 table included earlier in this Proxy Statement under the rows “Pension Trust” and “Supplemental Pension Plan” for Mr. Ferrise and Mr. Lindsay.

(6)	Represents the value (equal to the expense recognized by the Company in the preparation of its financial statements) of continued coverage for three years for the following benefits: (i) medical and dental; (ii) life insurance; (iii) long-term disability; (iv) 401(k) match; (v) company car; (vi) financial planning services; and (vii) executive physical.

(7)	Mr. Lindsay is credited with three additional years of service for purpose of calculating the benefit payable to him under the Supplemental Retirement Plan in the event of a change in control in accordance with the terms of his CIC Agreement.

REPORT OF THE AUDIT COMMITTEE

     The Company’s Board of Directors’ Audit Committee is comprised of four directors, all of whom are independent as such term is defined in the listing standards of the NYSE and the rules and regulations of the SEC applicable to audit committees. In addition, the Board has determined that two members of the Audit Committee, Paul Donovan (the Chairman) and Robert Burgstahler, are audit committee financial experts as such term is defined in the applicable rules of the SEC. The Audit Committee reviews the Company’s financial reporting process and its system of internal financial controls on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting processes of the Company, including the system of internal controls, the presentation of the financial statements and the integrity of the financial statements. Management has represented to the Audit Committee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and that its internal controls over financial reporting were effective as of November 30, 2013. The Company’s auditors, PricewaterhouseCoopers LLP, are engaged to audit the Company’s financial statements and to express an opinion on the conformity of such audited financial statements to GAAP and on the effectiveness of the Company’s internal controls over financial reporting. Members of the Audit Committee rely on the information provided to them and on the representations made by management and the information, representations, opinions and communications of the Company’s auditors.

     In this context, the Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting and its audited financial statements with management and the Company’s auditors. The Audit Committee has discussed with the Company’s auditors the matters required to be discussed by Statement on Auditing Standards No. 16 (Communications with Audit Committees), as amended In addition, the Audit Committee has received from the Company’s auditors the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communications with the Audit Committee concerning independence, and discussed with the auditors their independence from the Company and its management. While the activities of the Audit Committee are designed to provide an additional level of review, such activities cannot provide absolute assurance that the audit of the Company’s financial statements and of the effectiveness of the Company’s internal controls over financial reporting has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP or that the Company’s auditors are in fact independent.

     In reliance on the reviews and discussions referred to above and subject to the limitations set forth above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013, for filing with the SEC.

Audit Committee

Paul Donovan, Chairman
Robert J. Burgstahler
Philip R. Lochner, Jr.
James L. Packard

     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

     The shareholders of the Company are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. While this shareholder vote on executive compensation is an annual advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions.

     As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance necessary to create shareholder value. The program also seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives.

     The Company’s practice of placing a significant portion of each executive’s compensation at-risk demonstrates this pay-for-performance philosophy. In fiscal 2013, at least 50% of the target 2013 compensation level (i.e., compensation other than changes in pension value and deferred compensation) of each individual who was an executive officer of the Company was in the form of “at-risk” elements (i.e., incentive cash compensation, stock options and restricted stock units). For the Company’s Chief Executive Officer during fiscal 2013, Mr. Conway, this figure was approximately 75%.

     Additionally, the Company’s compensation programs are objective, transparent and do not tend to materially change from year to year. While the Committee and the Company retain discretion to alter these programs and to introduce new ones, they do so infrequently, and there were no changes to the design of the Company’s compensation programs between fiscal years 2012 and 2013. Generally speaking, the Company follows a conservative compensation philosophy that values long-term service and demonstrated performance.

     This conservative philosophy is reflected in the approach that the Board has taken with respect to Mr. Conway’s compensation, where the Board has implemented a multi-year process in which Mr. Conway’s aggregate compensation and the individual elements thereof were established at levels well below median when Mr. Conway became Chief Executive Officer in 2011, with the goal of increasing to market competitive levels over time. Despite there being an increase in the various elements of Mr. Conway’s compensation program compared to the prior fiscal year, Mr. Conway’s fiscal 2013 target compensation levels were well below median when compared to the Company’s peer group and survey data. Similarly, Mr. Conway has not been not granted an employment agreement and he does not participate in any of the Company’s retirement plans other than the New 401(k) plan that is generally available to all Company employees.

     The same approach has been taken with respect to Mr. Fallon and Mr. Wolfson in their roles as Chief Financial Officer and General Counsel, respectively, since Mr. Fallon’s appointment in 2010 and Mr. Wolfson’s appointment in 2006 to these positions. The Company has required these individuals to demonstrate several years of performance before moving their compensation into the median range. In the case of Mr. Fallon, his total target compensation for 2013 remained well below median of both peer group and survey data.

     The Company believes that fiscal 2013 was a good year in many areas, highlighted by the performance of its PecoFacet division, the increase of its quarterly dividend by 26% in October 2013 (representing the largest percentage increase in the Company’s dividend in at least 20 years), and the acquisitions of Bekaert Advanced Filtration and the Air Filtration business of General Electric which were completed in early fiscal 2014, the latter of which was the largest acquisition in the Company’s history. Despite these achievements, the Company had lower-than-expected sales in other areas, including in its Engine/Mobile segment, which caused its consolidated results to fall short of its forecasts at the start of the year, and accordingly the Company failed to meet its targeted CVA performance in fiscal 2013. Consequently, all of the named executive officers received cash incentive bonuses in respect of fiscal 2013 significantly below target. The Company believes that this result exemplifies its commitment to pay for performance.

     In light of the above, the Company believes that its compensation of the named executive officers for fiscal 2013 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interest of the Company and its shareholders.

     Vote Required. Shareholders are being asked to vote on the following resolution (“Resolution”):

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.

     This advisory vote shall be approved if it receives the affirmative vote of a majority of shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal. As noted earlier in this Proxy Statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the Resolution.

The Board of Directors recommends a vote FOR the Resolution.

PROPOSAL NO. 3 — APPROVAL OF THE 2014 CLARCOR INC. INCENTIVE PLAN

Overview

     On January 25, 2014, the Compensation Committee recommended the approval of, and the Board of Directors adopted, the 2014 CLARCOR Inc. Incentive Plan (the “Plan”) effective as of April 1, 2014, subject to the approval of the shareholders at this Annual Meeting. The summary of the key provisions and principal features of the Plan set forth below is qualified in its entirety by reference to the full text of the Plan, which is attached to this proxy statement as Appendix A. As described below, the terms of the Plan are substantially similar to the 2009 Incentive Plan, and the proposal to approve the Plan does not imply that either the Company or the Committee has any present intentions to materially alter the Company’s compensation practices, although, as is the case under the 2009 Incentive Plan, the Company and the Committee maintain the ability to do so. The key revisions to the 2009 Incentive Plan as reflected in the Plan are as follows:

  Increase the total shares authorized for grant to 6,600,000;

  Provide that full value awards (including any stock-based or stock-settled award other than options or SARs) will count as 2.75 shares (as compared to 1.7 shares under the 2009 Incentive Plan) against the shares authorized for grant;

  Limit the value of equity awards that may be granted to non-employee directors in any calendar year, which limit may not be increased without shareholder approval (there is no such limit under the 2009 Incentive Plan);

  Expand the possible methods of exercising stock options to also include net exercises (as now permitted under current accounting standards);

  Permit an award agreement to provide for an automatic extension of the term of a non-qualified option or SAR for a limited period of time in the event that a participant is restricted from exercising such award due to restrictions imposed by securities laws (such extension is not expressly permitted under the 2009 Incentive Plan);

  Clarify that no dividends or dividend equivalents on performance awards may be paid until the performance criteria underlying such awards have been satisfied;

  Provide that performance awards may, at the discretion of the Committee, be subject to compensation recoupment, or “clawback,” by the Company if the Company subsequently corrects or restates the results that formed the basis for such award to have been paid out or vested; and

  Update certain provisions to facilitate compliance with Section 409A of the Code.

     The Plan provides the Company with the ability to offer equity-based compensation to its employees, non-employee directors, consultants and advisors in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other awards. These awards are designed to achieve long-term objectives of the Company that we believe will benefit shareholders through the additional incentives inherent in awards granted under the Plan.

     The following table sets forth information relating to grants of stock options and restricted stock units/director share grants by the Company in fiscal years 2011, 2012 and 2013:

		Restricted Stock Units
Fiscal Year	Stock Options Granted	and Director Shares Granted(1)
2011	494,750	34,007
2012	512,850	33,894
2013	387,500	41,880
____________________

(1)	In fiscal years 2011 and 2012, directors received 7,500 stock options and no full-value share grants other than those granted to a director, at his individual election, in lieu of his annual retainer. In fiscal 2013, directors did not receive stock options and instead received 2,092 full-value shares. These shares were in addition to any shares granted in lieu of a director’s annual retainer. Although all shares granted to directors came from the pool of shares available under the 2009 Incentive Plan, any shares that were granted in lieu of the directors’ annual cash retainer were effectively “purchased” by the directors at full value on the date of grant.

     In addition, in fiscal year 2014 through February 7, 2014, the Company has granted 441,450 stock options and 23,808 restricted stock units and director shares. On February 7, 2014, the closing price of a share of common stock on the NYSE was $54.86 per share.

     The following sets forth certain information as of November 30, 2013, unless otherwise noted, with respect to the Company’s existing equity compensation plans:

  Stock options outstanding: 2,208,314

  Weighted average exercise price of outstanding stock options: $40.76

  Weighted average remaining contractual term of outstanding stock options: 6.57 years

  Restricted stock units outstanding: 62,804 (48,044 unvested and 14,760 vested and deferred)

  Total shares of common stock outstanding as of February 7, 2014: 50,412,197

  Shares remaining available for future grants under the 2009 Incentive Plan: 1,280,944

Background for Request to Submit the Plan for Approval

     In determining to adopt the Plan and recommend the Plan for shareholder approval the Board and the Compensation Committee considered various factors, including the following:

  If the Plan is not approved, the Company would not be able to make awards to our NEOs in future years which are intended to be tax deductible under Section 162(m).

  As of February 7, 2014, 799,020 shares remained available for grant under the 2009 Incentive Plan. Based on historical usage and expected practices, and noting that future circumstances may require the Company to make changes to its expected practices, the Company estimates that this number of shares would allow it to make equity grants for approximately 1.5 additional years.

  As of November 30, 2013, the proposed 6,600,000 share reserve would have resulted in fully-diluted overhang attributable to the Company’s equity plans of 15%. This percentage represents the quotient of (x) the number of shares subject to outstanding awards as of November 30, 2013 (2,208,314 stock options and 62,804 restricted stock units), plus the maximum number of shares available for future grant under the Company’s equity plans following shareholder approval of the Plan (6,600,000) (the “Dilutive Share Number”) and (y) the Dilutive Share Number, plus the number of shares of common stock outstanding as of such date (50,370,541).

  In determining the number of additional shares to be made available for grant under the Plan, the Board and the Compensation Committee also considered (in addition to the factors referenced above), the number and type of awards made by the Company in recent years under prior shareholder-approved equity plans and proxy advisory firm guidelines.

Important Provisions

     The Plan contains a number of provisions that the Company believes are consistent with the interests of the Company’s shareholders and sound corporate governance practices, including:

  Shares Available Under the Plan. If the Plan is approved, no more than 6,600,000 shares of common stock will be authorized for issuance under the Plan (from which we will deduct one share that was subject to a stock option or SAR and 2.75 shares for every share that was subject to a full-value (which includes any stock-based or stock-settled award other than options or SARs) award granted after December 1, 2013 under the Prior Plans). Shareholder approval will be required before any additional shares can be authorized for issuance under the Plan.

  Fungible share pool. The Plan uses a fungible share pool under which each stock option and stock appreciation right, or SAR, counts as one share against the shares available for grant under the Plan and each stock-based full-value award (which includes any stock-based or stock-settled award other than options or SARs) counts as 2.75 shares against the shares available for grant under the Plan.

  No liberal share counting. The Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or to satisfy tax withholding requirements with respect to options or SARs. The plan also prohibits “net share counting” upon the exercise of options or SARs.

  No repricing of stock options or SARs. The Plan prohibits the repricing of stock options or SARs without shareholder approval. This restriction applies to both direct repricing (lowering the exercise price of a stock option) and indirect repricing (canceling an outstanding stock option in exchange for cash or another award).

  No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying common stock on the date of grant (other than substitute awards).

  Limit on awards to non-employee directors. The Plan imposes a maximum value of equity awards ($500,000) that may be granted to any non-employee director in any calendar year.

  No dividends on unearned performance-based awards. The Plan prohibits the current payment of dividends or dividend equivalent rights on unearned performance-based awards.

  Definition of change in control. The Plan defines “change in control” in a manner such that a change in control would not be deemed to occur until the actual consummation of the event that results in the change-in-control, and similarly provides that no award agreement shall define a change in control in such a manner.

  Independent Committees. The Plan will be administered by the Compensation Committee, except for non-employee director awards which will be administered by the Directors Affairs/Corporate Governance Committee. Each of the members of the Compensation Committee and the Directors Affairs/Corporate Governance Committee qualify as “independent” under the listing standards of the New York Stock Exchange.

Summary of the Plan

     Purpose of the Plan. The purpose of the Plan is to assist the Company and its subsidiaries in attracting and retaining selected individuals who, serving as our employees, directors, consultants and/or advisors, are expected to contribute to our success and to achieve long-term objectives which will benefit our shareholders through the additional incentives inherent in the awards under the Plan. The Plan is intended to replace our 2009 Incentive Plan which was approved by the Company’s shareholders on March 23, 2009.

     Shares Available. The maximum number of shares of Common Stock that may be issued under the Plan (subject to the adjustment provisions described under “Adjustments upon Changes in Capitalization” below) is 6,600,000 shares, less one (1) share of Common Stock for every one (1) share of Common Stock that was subject to a stock option or stock appreciation right (“SAR”) granted after December 1, 2013 under our 2009 Incentive Plan or 2004 Incentive Plan (the “Prior Plans”) and two and three-quarters (2.75) shares of Common Stock for every one (1) share of Common Stock that was subject to an award other than an option or SAR granted after December 1, 2013 under a Prior Plan. Any shares of Common Stock that are subject to options or SARs granted under the Plan shall be counted against this limit as one (1) share of Common Stock for every one (1) share of Common Stock granted. Any shares of Common Stock that are subject to awards other than options or SARs granted under the Plan shall be counted against this limit as two and three-quarters (2.75) shares of Common Stock for every one (1) share of Common Stock granted. After April 1, 2014, no awards may be granted under any Prior Plan. Shares issued under the Plan may consist of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

     If any shares of Common Stock subject to an award under the Plan or, after December 1, 2013 any shares of Common Stock subject to an award under the Prior Plans, are forfeited, expire, are settled for cash or, with respect to an award other than an option or SAR, are tendered by the participant or withheld by us to satisfy any tax withholding obligation, then, in each case, the shares subject to the award may be used again for awards under the Plan to the extent of the forfeiture, expiration, cash settlement or withholding. The shares of Common Stock will be added back as one (1) share for every share of Common Stock if the shares were subject to options or SARs granted under the Plan or under the Prior Plans and (ii) as two and three-quarters (2.75) shares for every share of Common Stock if the shares were subject to awards other than options or SARs granted under the Plan or under the Prior Plans.

     The following shares of Common Stock will not be added to the shares authorized for grant as described above:

(i)	shares tendered by the participant or withheld by us in payment of the purchase price of an option,

(ii)	shares tendered by the participant or withheld by us to satisfy any tax withholding obligation with respect to an option or SAR,

(iii)	shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise, and

(iv)	shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

     Shares of Common Stock under awards made in substitution or exchange for awards granted by a company acquired by us or a subsidiary, or with which we or any subsidiary combine(s), do not reduce the maximum number of shares that may be issued under the Plan. In addition, if a company acquired by us or one of our subsidiaries, or with which we or any subsidiary combine(s), has shares remaining available under a pre-existing plan approved by its shareholders, the available shares (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards under the Plan and will not reduce the maximum number of shares of Common Stock that may be issued under the Plan; provided, however that awards using such available shares shall not be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not our employees or directors prior to the acquisition or combination.

     The maximum number of shares of Common Stock that may be issued under the Plan pursuant to incentive stock options is 2,000,000 shares.

     Award Types and Eligibility. Options, SARs, restricted stock awards, restricted stock unit awards, other share based awards and performance awards may be granted under the Plan. Options may be either “incentive stock options,” as defined in Section 422 of the Code, or non-qualified stock options. Awards may be granted under the Plan to any current or prospective employee, non-employee member of the Board of Directors, consultant or advisor who is a natural person and provides services to us or a subsidiary, except for incentive stock options which may be granted only to our employees.

     Awards to be Granted to Certain Individuals and Groups. Although all employees of the Company (approximately 5,300 individuals) are eligible to participate in the Plan, in practice the Committee has historically limited this participation to select employee groups, both in terms of cash awards and equity grants. Pursuant to these historical practices, as of January 15, 2014, approximately 375 employees and 8 non-employee directors were eligible to receive cash awards under the plan and 200 employees and 8 non-employee directors were eligible to receive equity-based incentives like stock options or restricted stock units. The Compensation Committee of the Board of Directors (the “Compensation Committee”), has discretionary authority under the Plan (subject to any mandatory requirements of the Plan) to, among other matters, select the persons to whom awards may be granted, determine the type of awards to be granted, determine the number of shares subject to each such award (or the dollar value of certain performance awards), and determine the other terms and conditions relating to any awards; provided, however, that all such actions relating to awards to non-employee directors are made by the Directors Affairs/Corporate Governance Committee of the Board of Directors (the “Governance Committee”) in its discretion, subject to ratification by the Board of Directors. For the foregoing reasons, it is not possible to determine the benefits or amounts that will be received by any particular person in the future.

     Limits on Awards to Participants. The Plan provides that no participant may, in any 12-month period (i) be awarded options or SARs with respect to more than 750,000 shares of Common Stock or (ii) earn restricted stock awards, restricted stock unit awards, performance awards or other share based awards that are intended to be “performance-based compensation” under Section 162(m) of the Code with respect to more than 750,000 shares. The maximum dollar value that may be earned by any participant for each 12-month period in any performance period with respect to performance-based awards that are intended to be “performance-based compensation” under Section 162(m) of the Code is $3,000,000. If an award is cancelled, the cancelled award will continue to count toward the applicable limit. Additionally, non-employee directors may not receive grants of equity having a total grant date value in excess of $500,000 in any calendar year, excluding for this purpose any shares taken by a director in lieu of his or her annual retainer.

     Administration. The Plan will be administered by the Compensation Committee (or a subcommittee), except for awards to non-employee directors which will be administered by the Governance Committee (or a subcommittee). The Compensation Committee shall consist of at least two members of the Board of Directors, each of whom must qualify as a “non-employee director” under Rule 16b-3 under the Exchange Act, an “outside director” under Section 162(m) of the Code and an “independent director” under the rules of the principal securities exchange on which the Common Stock is traded (the Compensation Committee currently is comprised of six non-employee directors, each of whom qualifies as an “outside director” under Section 162(m) of the Code and an “independent director” under the rules of the NYSE). The Governance Committee shall consist of at least two members of the Board of Directors, each of whom must qualify as a “non-employee director” under Rule 16b-3 under the Exchange Act (the Governance Committee currently is comprised of six non-employee directors). References throughout this summary to the “Committee” mean the Compensation Committee or the Governance Committee, as applicable.

     Subject to the provisions of the Plan, the Committee has the authority to determine the terms and conditions of awards and to interpret and administer the Plan. The Committee may, to the extent not inconsistent with applicable law, (i) delegate to a committee of one or more directors the right to grant, cancel or suspend awards and otherwise take action on its behalf under the Plan, (ii) delegate to one or more executive officers or a committee of executive officers the right to grant awards to employees who are not directors or executive officers and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend awards under the Plan to employees who are not directors or executive officers of the Company, and (iii) delegate to an executive officer or a committee of executive officers any of the Committee’s authority that it deems necessary or desirable for the administration of the Plan, except with respect to employees who are directors or executive officers of the Company. The Committee has historically considered and individually approved awards made to approximately 10-15 of the Company’s most senior executives (including the Chief Executive Officer, the Chief Financial Officer and all other executive officers), and has delegated to the Chief Executive Officer the ability to determine awards to other employees from a pool of options, the number of which is approved by the Committee.

     Stock Options. The Committee may grant either non-qualified stock options or incentive stock options to Plan participants (except that incentive stock options may only be granted to our employees, subject to applicable requirements of the Code). A stock option entitles the recipient to purchase a specified number of shares of common stock at a fixed price subject to terms and conditions set by the Committee. The purchase price of shares of Common Stock covered by a stock option (other than in connection with substitute awards) cannot be less than 100% of the fair market value of the Common Stock on the date the option is granted (110% for incentive stock options granted to an employee who holds more than 10% of the voting power of all classes of our outstanding stock at the time of grant). Fair market value of the Common Stock is generally equal to the closing price for the Common Stock on the principal securities exchange on which the Common Stock is traded on the date the option is granted (or if there was no closing price on that date, on the next date on which a closing price is reported).

     The Plan permits payment of the purchase price of stock options to be made by cash or cash equivalents, shares of Common Stock previously acquired by the participant (which is commonly known as a “stock swap”), any other form of consideration approved by the Committee, any other method specified in an award agreement (including same day sales through a broker or by withholding from the participant sufficient shares having an aggregate fair market value equal to the purchase price), or any combination thereof. Options granted under the Plan expire no later than 10 years from the date of grant (5 years for incentive stock options granted to an employee who holds more than 10% of the voting power of all classes of our outstanding stock at the time of grant), provided, however, that an award agreement may provide that, in the event that a participant is restricted from exercising an otherwise exercisable option at the end of the option term due to restrictions imposed by securities’ laws, the option term will be automatically extended until such time as the restriction lapses, up to a maximum of 30 days after the exercise would no longer violate such laws.

     Stock Appreciation Rights. The Committee is authorized to grant SARs in conjunction with a stock option or other award granted under the Plan, and to grant SARs separately. The grant price of a SAR may not be less than 100% of the fair market value of a share of Common Stock on the date the SAR is granted, except for substitute awards. The term of a SAR may be no more than 10 years from the date of grant; provided, however, that an award agreement may provide that, in the event that a participant is restricted from exercising an otherwise exercisable SAR at the end of the term due to restrictions imposed by securities’ laws, the term will be automatically extended until such time as the restriction lapses, up to a maximum of 30 days after the exercise would no longer violate such laws.

     Upon exercise of an SAR, the participant will have the right to receive the excess of the fair market value of the shares covered by the SAR on the date of exercise over the grant price. Payment may be made in cash, shares of Common Stock or other property, or any combination thereof, as the Committee may determine.

     Effect of Termination of Employment on Stock Options and SARs. The following discussion of the effect of termination of employment applies to stock options and SARs unless otherwise determined by the Committee or provided for in an award agreement. In the event of termination of employment by reason of retirement on or after age 60 (or prior to age 60 with the consent of the Committee), each non-qualified stock option and SAR will become fully exercisable for a period specified by the Committee or set forth in the award agreement prior to the date on which such retirement begins, but in no event will the period extend beyond the expiration of such option or SAR. In the event of termination of employment by reason of death or disability, each non-qualified stock option and SAR will become fully exercisable for a period specified by the Committee or set forth in the award agreement prior to the date of such termination of employment, but in no event will the period extend beyond the expiration of such option or SAR. In the event of termination of employment for any other reason, each non-qualified stock option and SAR will be exercisable only to the extent they were exercisable on the date of termination, and may thereafter be exercised for a period of 90 days, but in no event after the expiration of such option or SAR. If a participant dies during the applicable exercise period following termination of employment, the participant’s non-qualified stock options and SARs will be exercisable only to the extent that they were exercisable on the date of the participant’s death, and may thereafter be exercised for a period of two years (or such shorter period as the Committee or award agreement may specify), but in no event after the expiration of such options or SARs.

     In the event of a termination of employment by reason of death or disability, incentive stock options will become fully exercisable for a period of one year (or such shorter period as the Committee or award agreement may specify) after such termination, but in no event after the expiration of the incentive stock option. In the event of a termination of employment for any other reason, an incentive stock option will be exercisable only to the extent exercisable on the date of termination for a period of three months after such termination, but in no event after the expiration of the incentive stock option. If a participant holding incentive stock options dies during the applicable exercise period following termination of employment, the participant’s incentive stock options will be exercisable only to the extent they were exercisable on the date of the participant’s death, and may thereafter be exercised for a period of one year (or such shorter period as the Committee or award agreement may specify), but in no event after expiration of such incentive stock options.

     Restricted Stock Awards. Restricted stock awards may be issued either alone or in addition to other awards granted under the Plan, and are also available as a form of payment of performance awards and other earned cash-based incentive compensation. Subject to the provisions of the Plan, the Committee may determine the terms and conditions of restricted stock awards, including the number of shares of Common Stock granted, and any conditions for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services, but may include a performance-based component. Unless otherwise provided in the award agreement, a participant holding a restricted stock award will have the rights of a shareholder from the date of grant of the award, including the right to vote the shares of Common Stock and, subject to the provisions of the Plan, the right to receive distributions on the shares covered by such award. Except as otherwise provided in the award agreement, any shares or other property (other than cash) distributed with respect to the award will be subject to the same restrictions as the award.

     Restricted Stock Unit Awards. Awards of restricted stock units may be granted either alone or in addition to other awards granted under the Plan, and are also available as a form of payment of performance awards granted under the Plan and other earned cash-based incentive compensation. Subject to the provisions of the Plan, the Committee determines the terms and conditions of restricted stock units. A participant holding a restricted stock unit award will not have voting rights with respect to the award. Unless otherwise provided in the award agreement, a participant holding a restricted stock unit award will have the rights to cash payments in amounts equivalent to cash dividends declared with respect to shares of Common Stock covered by an award, except as provided below under the heading “Deferral; Dividend Equivalents.” Except as otherwise provided in the award agreement, any shares or other property (other than cash) distributed with respect to the award will be subject to the same restrictions as the award.

     Other Share-Based Awards. The Plan also provides for the award of shares of Common Stock and other awards that are valued by reference to Common Stock or other property (“Other Share-Based Awards”). Other Share-Based Awards may be granted alone or in addition to other awards under the Plan, and may be paid in cash, shares of Common Stock or other property, or a combination thereof, as determined by the Committee. Subject to the provisions of the Plan, the Committee determines the terms and conditions of Other Share-Based Awards.

     Minimum Vesting of Restricted Stock, Restricted Stock Units and Other Share-Based Awards. Except as otherwise provided by the Plan, restricted stock, restricted stock units and other share-based awards (excluding substitute awards) shall have a vesting period of not less than one year from the date of grant (and may provide for pro rata vesting over such time), other than grants in payment of performance awards, grants to new hires to replace forfeited awards from a prior employer and awards to non-employee directors, consultants or advisors.

     Effect of Termination of Employment on Restricted Stock, Restricted Stock Units and Other Share-Based Awards. The following discussion of the effect of termination of employment applies to restricted stock, restricted stock units and other share-based awards unless otherwise determined by the Committee or provided for in an award agreement. In the event of termination of employment by reason of retirement on or after age 60 (or prior to age 60 with the consent of the Committee), disability or death, all restricted stock, restricted stock units and other share-based awards will be deemed to be fully vested as of the date of the termination of employment of the participant holding the awards. If employment terminates for any other reason, any unvested restricted stock, restricted stock units and other share-based awards will be forfeited as of the date of the termination of employment of the participant holding the awards.

     Performance Awards. Performance awards provide participants with the opportunity to receive shares of Common Stock, cash or other property based on performance and other vesting conditions. Performance awards may be granted from time to time as determined at the discretion of the Committee, but cash-based performance awards may not be granted to non-employee directors. Subject to the provisions of the Plan, the Committee has the discretion to determine (i) the number of shares of common stock under, or the dollar value of, a performance award and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance goals. Dividends and dividend equivalents may not be paid (but may be accumulated for eventual payment) until such time as the Committee confirms that the underlying performance criteria have been satisfied.

     Unless otherwise provided for in an award agreement, the Committee will decide whether and to what extent a participant who ceases to be an employee by reason of retirement on or after age 60 (or prior to age 60 with the consent of the Committee), disability or death, the participant will be entitled receive any portion of a performance award at the time of such retirement, disability or death. Unless otherwise determined by the Committee or provided for under an award agreement, if employment terminates for any other reason prior to the end of the performance period, the performance award held by the participant will be forfeited as of the date of the termination of employment.

     Performance Criteria. At the Compensation Committee’s discretion, and subject to the requirements of Section 162(m) of the Code, performance goals for restricted stock awards, restricted stock units, performance awards or other share-based awards may be based on the attainment of specified levels of one or any combination of the following criteria: total sales or revenues or sales or revenues per employee; operating income or profit (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings or book value per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of shares of common stock or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margins, gross margins or cash margin; year-end cash; debt reduction; stockholder equity; operating efficiencies; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions, including sales of the Company’s debt or equity securities; and implementation, completion or attainment of measurable objectives based on meeting specified cost targets, business expansion goals, and goals relating acquisitions or divestitures. The performance goals also may be based solely by reference to the Company’s performance or the performance of one or more of the Company’s subsidiaries, divisions, business segments or business units, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the Company’s operations or not within the reasonable control of the Company’s management, or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals (and any modifications to be applied thereto) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of Section 162(m) of the Code, and the regulations thereunder.

     Adjustments to Awards Subject to Performance Criteria. The Committee may make downward, but not upward, adjustments with respect to any amount payable pursuant to any restricted stock award, restricted stock unit award, performance award or other share-based payment award that is subject to performance criteria. The Committee may not waive achievement of performance goals, except in the case of death, disability or as otherwise determined by the Committee in special circumstances.

     Clawback of Performance Awards. The Plan allows the Committee to require a participant to whom a performance award is granted to agree, as a condition to receiving either the grant or a payout, to agree to forfeit some or all of the award or repay some or all of the profits generated therefrom in the event that the participant violates a restrictive covenant or other contractual obligation that the participant has to the Company or the Company or the relevant subsidiary later corrects or restates its results in such a manner that would have impacted the determination as to whether the underlying performance criteria were satisfied.

     Directors’ Shares. Except as otherwise determined by the Board and subject to the provisions of the Plan, non-employee directors may elect to receive all, but not less than all, of their annual retainer in the form of shares in lieu of cash. In the case of such election, shares are valued at their closing price on the date the annual retainer would otherwise be payable.

     No Repricing. The Plan prohibits option and SAR repricings (other than to reflect stock splits, spin-offs or other corporate events described under “Adjustments upon Changes in Capitalization” below) unless shareholder approval is obtained. For purposes of the Plan, a “repricing” means a reduction in the exercise price of an option or the grant price of a SAR after the date of grant, the cancellation of an option or SAR in exchange for cash or another award (except in connection with a change in control or substitute awards) under the Plan if the exercise price or grant price of the option of SAR is greater than the fair market value of the Common Stock, or any other action with respect to an option or SAR that may be treated as a repricing under the rules of the principal securities exchange on which the Common Stock is traded.

     Nontransferability of Awards. No award under the Plan, and no shares subject to awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, is transferable other than by will or the laws of descent and distribution, and an award may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative, except that the Committee may provide in an award agreement or otherwise determine that a participant may transfer an award to certain family members, family trusts, or other family-owned entities, or for charitable donations under such terms and conditions determined by the Committee.

     Deferral; Dividend Equivalents. The Plan authorizes the Committee to establish procedures pursuant to which the payment of an award may be deferred. Subject to the provisions of the Plan and any award agreement, the recipient of an award other than a stock option or SAR may, if determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock, or other property dividends declared with respect to shares of Common Stock covered by an award. The Committee may provide that such amounts will be deemed to have been reinvested in additional shares of Common Stock or otherwise, and that they are subject to the same vesting or performance conditions as the underlying award. Notwithstanding the foregoing, dividend equivalents credited in connection with performance awards shall be subject to restrictions and risk of forfeiture to the same extent as the award to which such dividend equivalents have been credited.

     Change in Control. The discussion below of the effects of a change in control (as defined in the Plan, and which does not include the mere announcement or approval of a change in control, but the consummation thereof) applies to outstanding awards unless otherwise provided in an award agreement. In the event of a change in control, if the successor company does not assume or substitute (or continue) outstanding awards (other than performance awards), the awards immediately vest and, in the case of options and SARs, become fully exercisable. If outstanding awards (other than performance awards) are assumed or substituted (or continued) and a participant’s employment terminates within 24 months after a change in control (or such other period specified in the award agreement), except to the extent otherwise provided in any award agreement, outstanding awards immediately vest and, in the case of options and SARs, become fully exercisable. Award agreements for performance awards may provide that in the event of a change in control outstanding awards will be considered to be earned in full or pro rata based on the portion of the performance period elapsed as of the change in control date.

     In its discretion, the Committee may provide that in the event of a change in control (i) outstanding stock options and SARs will terminate within a specified number of days after notice to participants, (ii) participants will receive a payment (in cash, stock or other property) equal to the excess of the fair market value of the Common Stock immediately prior to the change in control over the exercise price of the options and SARs, and/or (iii) cancel without payment outstanding stock options and SARs if the fair market value of the Common Stock as of the change in control date is less than the exercise price of the options and SARs. In its discretion, the Committee may also further provide that in the event of a change in control all performance awards will be considered to be earned and payable (either in full or pro rata based on the portion of performance period completed as of the date of the change in control), and any limitations or other restrictions will lapse and such performance awards will be immediately settled or distributed.

     Adjustments upon Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in our corporate structure affecting our Common Stock or the value thereof, adjustments to the Plan and awards will be made as the Committee determines to be equitable and appropriate taking into consideration the accounting and tax consequences (and in a manner consistent with Sections 162(m), 409A and 422 of the Code), including adjustments in the number and class of shares of stock subject to the Plan, the number, class and option or exercise price of shares subject to awards outstanding under the Plan, and the limits on the number of awards that any person may receive.

     Amendment and Termination. Subject to the provisions of the Plan, the Plan may be amended or terminated by the Board of Directors except that shareholder approval is required to the extent required by applicable law or the rules and regulations of the principal securities exchange on which the Company’s shares are traded for any amendment to the Plan which increases the number of shares of Common Stock available for awards under the Plan, expands the types of awards available under the Plan, materially expands the class of persons eligible to participate in the Plan, extends the term of the Plan following which awards may not be granted, permits the grant of options or stock appreciation rights with an exercise or grant price of less than 100% of fair market value on the date of grant, amends the provisions of the plan prohibiting reductions in the exercise price of SARs or options after the date of grant and prohibiting canceling any option or SAR in exchange for cash or another award, increases the maximum term of options and SARs, increases the limits on the number of shares subject to awards or the dollar value payable with respect to performance awards. In addition, shareholder approval is required for any action with respect to an option or SAR that may be treated as a repricing under the rules of the principal securities exchange on which the Common Stock is traded. In addition, shareholder approval is required to increase the $500,000 limit applicable to non-employees directors referenced above. No amendment or termination may materially impair a participant’s rights under an award previously granted under the Plan without the consent of the participant.

     The Plan will expire on April 1, 2024, except with respect to awards then outstanding, and no further awards may be granted thereafter.

Federal Income Tax Consequences

     The following discussion summarizes certain federal income tax considerations of awards under the Plan. However, it does not purport to be complete and does not describe the federal employment, Medicare, state, local or foreign tax considerations or the consequences for any particular individual.

     Stock Options. A participant does not recognize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the participant will recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock over the option exercise price of those shares. The adjusted tax basis of the shares acquired upon the exercise of a non-qualified stock option is their fair market value at the time of exercise. Upon exercise of an incentive stock option, the excess of the fair market value of the shares of Common Stock acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of grant of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not otherwise recognize taxable income as a result of exercising the incentive stock option; the adjusted tax basis of the shares received is the option exercise price, and any gain or loss realized on the sale of the shares will be long-term capital gain or loss. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will recognize ordinary income at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less) over the option exercise price.

     Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares of Common Stock or other property received upon the exercise.

     Restricted Stock, Performance and Restricted Stock Unit Awards. The participant will not recognize ordinary income on the grant of a restricted stock award (or a performance award if the shares of Common Stock are issued on grant), but will recognize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the shares are granted an amount equal to the excess of (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not recognize any additional taxable income when the shares become vested, but may not recognize a loss if the shares fail to vest.

     The participant will not recognize income on the grant of a restricted stock unit award, (or a performance award under which shares of Common Stock are not issued on grant), but will recognize ordinary income when the shares subject to the award are issued to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award. A Section 83(b) election may not be made with respect to restricted stock units.

     Upon disposition of shares of Common Stock acquired under a restricted stock award, performance award or restricted stock unit award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount recognized as ordinary income upon grant (or vesting) of the shares.

     Company Tax Deduction. The Company generally will be entitled to a tax deduction in connection with an award under the Plan, subject to the provisions of Section 162(m) of the Code, in an amount equal to the ordinary income recognized by a participant and at the time the participant recognizes such income (for example, on the exercise of a nonqualified stock option). Section 162(m) of the Code may limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the next three most highly compensated executive officers other than the Chief Financial Officer. Under Section 162(m), the annual compensation paid to any of these executives will be deductible to the extent that it does not exceed $1,000,000 or if the compensation is “performance-based compensation” under Section 162(m) of the Code. Compensation attributable to stock options and SARs under the Plan should qualify as performance-based compensation if the awards are made by the Committee and the exercise price of the award is no less than the fair market value of the Common Stock on the date of grant. Compensation attributable to restricted stock awards, restricted stock unit awards and performance awards should qualify as performance-based compensation if (i) the compensation is approved by the Committee, (ii) the compensation is paid only upon the achievement of an objective performance goal established in writing by the Committee while the outcome is substantially uncertain, and (iii) the Committee certifies in writing prior to the payment of the compensation that the performance goal has been satisfied.

Application of the Plan

     The 2014 Awards under the Plan are not determinable currently. As the Plan is substantially identical to the 2009 Incentive Plan, the table below sets forth (i) the equity-based Awards which were made in March 2013 to non-employee directors under the 2009 Incentive Plan, and (ii) the equity-based and cash Awards which were made in December 2013 (i.e., the first quarter of fiscal 2014) to each of our named executive officers, all of our executive officers as a group, and all of our employees who are not executive officers as a group under the 2009 Incentive Plan.

PLAN BENEFITS UNDER THE 2009 INCENTIVE PLAN

		Stock Options	Restricted Stock	Stock Grants
	Cash Awards	2009	Units	2009 Incentive
	2009 Plan(1)	Plan(2)	2009 Plan(3)	Plan(4)
Name and Position	($)	(#)	(#)	(#)
Christopher L. Conway,
Chairman, President and Chief Executive Officer	321,006	115,000	6,822	—

David J. Fallon,
Vice President – Chief Financial Officer	126,436	35,000	2,846	—

Sam Ferrise,
President, Baldwin Filters, Inc.	91,264	35,000	2,383	—

David J. Lindsay,
Vice President – Chief Administrative Officer	71,396	19,000	1,613	—

Richard M. Wolfson,
Vice President – General Counsel and Secretary	91,730	27,500	2,464	—

All current executive officers as a group	701,832	231,500	16,128	—

All current directors who are not executive
officers as a group(5)	—	—	—	16,736

All employees who are not executive
officers as a group	1,688,068 (6)	209,950 (7)	7,680 (7)
____________________

(1)	Cash awards paid in December 2013, based on audited fiscal year 2013 results.

(2)	Stock options reflected in this column were granted December 16, 2013 at closing price of $61.57.

(3)	Restricted Stock Units granted December 16, 2013 at closing price of $61.57.

(4)	Stock grants reflected in this column were issued to non-employee directors on March 26, 2013, at closing price of $52.60.

(5)	Non-employee directors are not eligible to receive any performance-based cash payments under the 2009 Incentive Plan.

(6)

Includes approximately 100 employees whose fiscal 2013 bonus was based on the CVA Model; does not include approximately 275 additional employees whose fiscal 2013 bonus was based in part on the CVA Model.

(7)	Approximately 200 employees received equity awards in the first quarter of fiscal 2014 under the 2009 Incentive Plan.

Approval

     In order to be approved, the Plan requires the affirmative vote of a majority of the total votes cast on the proposal.

     A shareholder may mark the accompanying form of proxy to (i) vote for the Plan, (ii) abstain from voting, or (iii) vote against the Plan. Proxies which are marked to indicate abstention from this matter will have the legal effect of proxies voted against the Plan. Proxies submitted by shareholders that are not marked with respect to the approval of the Plan will be voted FOR the approval of the Plan in accordance with the Board of Directors’ recommendation below.

     Proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by such proxies are not being voted with respect to the Plan. This is because the rules of the New York Stock Exchange do not permit a broker to vote shares held in street name with respect to the Plan in the absence of instructions from the beneficial owner of the shares. The shares represented by broker proxies which are not voted with respect to the Plan will be counted in determining the presence of a quorum, but will not be counted in determining the number of votes cast, as a broker nonvote is not considered entitled to vote with respect to the Plan. A broker nonvoter will, however, reduce the number of shares required for a majority with respect to Proposal 3 (by reducing the number of shares from which such majority is calculated).

The Board of Directors recommends that you vote FOR approval of the 2014 Incentive Plan.

Equity Compensation Plan Information

     The following table sets forth aggregated information about the 2009 Incentive Plan as of the last day of fiscal 2013, the only Company plan under which equity securities of the Company are currently authorized for issuance:

Number of securities
remaining available for
	Number of securities to be	Weighted-average	future issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	2,256,358 (1)	$40.76 (2)	1,280,944 (3)
Equity compensation plans not
approved by security holders	—	—	—
Total	2,256,358 (1)	$40.76 (2)	1,280,944 (3)
____________________

(1)	Includes 2,208,314 vested and unvested stock options and 48,044 unvested restricted stock units. Restricted stock units which have vested but the receipt of which has been deferred by the recipient are not included. Shares available under the 2009 Incentive Plan are reduced by one (1) share for each stock option granted and by one and seven tenths (1.7) for each full-value award (e.g., restricted stock unit) granted.

(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding unvested restricted stock units, which have no exercise price.

(3)	An additional 441,450 stock options and 23,808 restricted stock units were granted on December 16, 2013, i.e., after the end of fiscal 2013, which are not included in the figures set forth above.

     The number of securities remaining available for future issuance in column (c) above will no longer be available after April 1, 2014 for future grants if the Plan is approved by shareholders. All grants occurring between December 1, 2013 and March 31, 2014 were and will be made from shares available under the 2009 Incentive Plan, and the shares available under the 2014 Plan will be reduced by one (1) share for each stock option granted and by two and three quarters (2.75) for each full-value award (e.g., restricted stock unit) granted.

PROPOSAL NO. 4 — SHAREHOLDER PROPOSAL RELATING TO
SUSTAINABILITY REPORTING

     We have received a shareholder proposal from Walden Asset Management, a division of Boston Trust & Investment Management Company (collectively “Walden”), as primary filer, whose address is One Beacon Street, Boston, Massachusetts 02108. Walden indicated in its proposal that it holds 133,275 shares of our common stock and intends to submit the following resolution for action at the Annual Meeting and has furnished a statement in support of the proposal that is also set forth below. There were also 7 co-filers to the proposal who collectively indicated that they hold in excess of 5,300 shares of our common stock. The names, addresses and shareholdings of the co-filers will be furnished by the Company to any person promptly upon the receipt of any oral or written request.

     The Board of Directors has concluded that it cannot support this proposal for the reasons stated in the Board of Directors’ statement below, and urges shareholders to vote against the proposal.

Shareholder Proposal

RESOLVED

Shareholders request that CLARCOR Inc. issue a sustainability report describing the company’s environmental, social and governance (ESG) risks and opportunities including greenhouse gas (GHG) emissions reduction targets and goals. The report should be available by November 30, 2014, prepared at reasonable cost, omitting proprietary information.

In support of their proposal, but proponents provided the following statement:

SUPPORTING STATEMENT

We believe tracking and reporting on ESG business practices makes a company more responsive to a transforming global business environment characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices, and receive feedback.

The Principles for Responsible Investment (PRI) is a United Nations initiative whose members seek the integration of ESG factors in investment decision making and utilize ESG information to analyze fully the risks and opportunities associated with existing and potential investments. Members collectively hold over $34 trillion in assets and include CLARCOR’s top three share owners: Neuberger Berman, BlackRock, and State Street Global Advisors. Additionally, research intermediaries like Bloomberg and Factset gather and make available corporate ESG data to clients.

Carbon Disclosure Project (CDP), representing over 722 institutional investors globally with more than $87 trillion in assets, calls for disclosure from companies on their Greenhouse Gas emissions and climate change management programs. Over two thirds of the S&P 500 now report to CDP.

Sustainability reporting is on the rise globally. In 2011, there was a 46% increase in the number of organizations worldwide using the Global Reporting Initiative’s (GRI) Guidelines for their ESG reporting according to G&A Institute. Smaller companies are proactively implementing sustainability reporting as they grow and anticipate such reporting requests from investors and customers.

Companies such as Intel and Microsoft, among many others increasingly require suppliers to track and report on key ESG factors. CLARCOR’s customer 3M is yet another company noted for requiring information beyond legal compliance from their suppliers on environmental, health, safety, transportation, and labor/human resources practices. Additionally, CLARCOR’s competitors such as Donaldson, Pall Corporation and Parker Hannifin publish sustainability reports.

However, CLARCOR does not report on its sustainability efforts or disclose GHG data. Climate change is one of the most financially significant environmental issues currently facing investors. Occupational safety and health, vendor and labor standards, waste and water reduction targets and product related environmental impacts are particularly important ESG considerations in CLARCOR’s sector and may have the potential to pose significant regulatory, legal, reputational and financial risks. Shareholders currently have no access to substantial information on how the company is managing these business factors.

Given CLARCOR’s decentralized business we believe tracking corporate-wide ESG performance and publishing a standalone sustainability report could help CLARCOR more readily identify issues affecting the overall business.

We recommend the report include a company-wide review of policies, practices and metrics related to ESG performance using the GRI index and checklist as a reference.

Statement of the Board in Opposition to the Shareholder Proposal

For more than 100 years, the Company has been an outstanding corporate citizen in all of the communities in which we operate. We conduct our business in strict compliance with applicable environmental, health and safety regulations and have strong corporate culture of “doing the right thing”, including with respect to ESG related matters. Our concern for environmental compliance and impact is considered a “core principle” in our Corporate Conduct Guidelines available under the “Ethics and Compliance” tab of our corporate website. We take great pride in our many sustainability achievements, and we are in the very business of protecting the environment. For reasons discussed further below, we simply do not believe that separate reporting on these achievements represents an efficient or prudent use of our limited corporate resources.

The Company and its operating subsidiaries routinely undertake initiatives, such as enhanced recycling programs and replacement of inefficient light fixtures and equipment in our factories and warehouses, which are intended to save resources while reducing our environmental impact. Our packaging business, J.L. Clark, has been widely recognized for its considerable achievements in the area of sustainability. It was the first metal lithographer in North America to receive SGP (Sustainable Green Printing Partnership) Certification for its facilities in Rockford, Illinois and was one of just 25 companies in the State of Illinois to receive the Governor’s 2011 Sustainability Award. We have also invested several million dollars in BioProcess Algae, LLC, a developmental stage joint venture that takes CO2 emissions directly from the stacks of a large ethanol production facility and uses it to cultivate algae for a variety of end-markets, including sustainable and environmentally friendly animal feeds and alternative energy. Furthermore, our core business, filtration, is inherently environmentally focused, as our products remove contaminants and generate cleaner air, liquids and fuels.

Our Board of Directors believes that this proposal is contrary to the interests of the Company and our shareholders. We believe that preparing a sustainability report of the type proposed would require a significant expansion of the types and amount of information we gather, analyze and disclose, would involve significant expense and distraction and would not be a prudent use of our resources. While we always strive to conduct our business in a socially responsible manner, we do not believe that a report of the type requested by the proponents would provide any meaningful benefit to management or useful information to our shareholders.

We strongly disagree with the proponents’ assertion that reporting on ESG could benefit the Company in light of its decentralized nature. Many of our business units are relatively small standalone companies without sufficient infrastructure to support, or personnel to dedicate to, preparing a report of the nature requested in this proposal, or to gathering, assessing and presenting the data needed to do so. Our corporate staff is comprised of approximately 50 individuals. Our decentralized structure and lean business model would require us to hire additional personnel or consultants, and re-allocate responsibilities of current personnel, in order for us to comply with the requirements of the proposal.

Similarly, we believe that the proponents’ claims that certain named competitors of the Company report on ESG matters is an incomplete and unfair comparison. While certain of our largest competitors do report on their ESG related performance, the majority of our competitors do not. We compete against a multitude of publicly and privately held large and small companies around the world who do not report on ESG. Of the 18 companies included in our peer group used for executive compensation purposes as disclosed in the Compensation Discussion and Analysis set forth in this proxy statement, we are only aware of three that publish standalone ESG reports, and one of these we candidly view as being in the nature of a pure “marketing” publication rather than a substantive report on ESG. It is also worth noting that the two companies within our peer group that publish what we view as substantive ESG reports, Pall Corporation and Dresser-Rand Group, Inc., are significantly larger companies than we are (measured by metrics such as revenue), and have significantly greater internal resources.

Although we disagree with the specific proposal at issue, we agree that ESG related matters are an important and worthwhile area of focus for the Company. In resisting the proposal, we are merely resisting the requirement to comprehensively gather data and publish an ESG report that we do not believe offers the Company or its investors meaningful benefits. This should not be interpreted as the Board of Directors or the Company not caring about ESG topics or not implementing ESG related practices, procedures or policies. To the contrary, our 100 year history of environmental concern and compliance clearly demonstrates that we do. We would simply rather devote ourselves to improving our company and its role in our communities than to reporting on such improvements.

Our Board of Directors is responsible to the shareholders of the Company as a whole, not for ensuring that the Company conforms its practices to the philosophies of certain shareholder groups. In keeping with this mandate and for the reasons set forth above, we believe that preparing a sustainability report as requested by the proposal would not provide useful information to our shareholders and would not be an efficient use of our limited financial and human resources. As such, we urge our shareholders to vote against it.

Approval

     The shareholder proposal to request the Company to prepare a report of the type proposed will be approved if (i) it is properly presented at the meeting and (ii) receives the affirmative vote of a majority of shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to the proposal. As noted earlier in this Proxy Statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote AGAINST the proposal. If this proposal is approved by our shareholders, the Board of Directors would consider the request and thereafter take any action that it believes appropriate in the exercise of its business judgment.

For the reasons set forth above, the Board of Directors recommends a vote “AGAINST” this shareholder proposal relating to sustainability reporting.

PROPOSAL NO. 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
ACCOUNTING FIRM

Information About Our Independent Registered Public Accounting Firm

     The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers, LLP (“PWC”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal year 2014. PWC (or its predecessor firms) has been the independent registered public accounting firm for the Company for over 85 years. Notwithstanding PWC’s selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its shareholders. The submission of this matter for approval by shareholders is not legally required. However, if the appointment is not ratified by our shareholders, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. A representative of PWC is expected to be present at the 2014 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from shareholders.

Amounts Paid to PricewaterhouseCoopers LLP

     The following table presents fees for professional services rendered by PWC for the audit of the Company’s consolidated financial statements as of and for the fiscal years ended November 30, 2013 and December 1, 2012, and fees billed for other services rendered by PWC during those periods. All numbers have been rounded to the nearest thousand, and any failure to sum correctly on the “Total” line is due to such rounding.

	Years Ended
	November 30,		December 1,
	2013		2012
Audit Fees	$1,509,000		$1,484,000
Audit-Related Fees	—		$10,000
Tax Fees	$235,000	(1)	$12,000 (2)
All other Fees	$100,000	(3)	—
Total	$1,844,000		$1,506,000
____________________

(1)	For tax work in connection with (i) certain of the Company’s European subsidiaries; (ii) transfer pricing matters; (iii) European acquisition; and (iv) certain US tax elections and filing.

(2)	For tax work in connection with certain of the Company’s European subsidiaries.

(3)	For work in connection with Company’s due diligence for the Bekaert Advanced Filtration and GE Air Filtration acquisitions.

Audit Committee Pre-Approval Process

     The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and must approve in advance any non-audit services to be performed by the independent auditors. The Audit Committee reviews each proposed engagement to determine whether the provision of non-audit services is compatible with maintaining the independence of the independent auditors, and concluded that the provision of such non-audit services by PwC was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. All of the fees shown above were pre-approved by the Audit Committee.

Vote Required

     A shareholder may mark the accompanying form of proxy to (i) vote for the ratification of the appointment of PWC, (ii) abstain from voting, or (iii) vote against the ratification of the appointment of PWC. If a quorum is present at the Annual Meeting, ratification of the appointment of PWC requires the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote with respect to the ratification of the appointment of PWC. Shares represented by proxies which are marked to indicate abstention from this matter will be considered as present and entitled to vote and will therefore be equivalent to a vote against the ratification of PWC’s appointment.

     The ratification of the appointment of PWC is a routine matter and may be voted upon by banks, brokerage firms or other nominees without instruction from the beneficial owner of such shares. Consequently, proxies submitted by banks, brokerage firms or other nominees for shares beneficially owned by other persons may, in the absence of specific instructions from such beneficial owners, vote the shares for or against the ratification of the appointment of PWC at the discretion of the bank, brokerage firm or other nominee. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the ratification of the selection of in accordance with the Board of Directors’ recommendation below.

The Board of Directors recommends a vote FOR the ratification of the selection of PWC.

MISCELLANEOUS

Internet Website

     The Company’s Internet address is www.clarcor.com. The Company makes available, free of charge, on this website, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such forms are electronically filed with the SEC. In addition, the following corporate governance documents can be found on the Corporate Governance section of this website: (a) charters for the Audit Committee, the Director Affairs/Corporate Governance Committee and the Compensation Committee of the Board of Directors; (b) Code of Conduct; (c) Code of Ethics for Chief Executive Officer and Senior Financial Officers; (d) Corporate Governance Guidelines; (e) Disclosure Controls and Procedures; (f) Procedures Regarding Reports of Misconduct or Alleged Misconduct; (g) the Company’s Insider Trading Policy; and (h) the Company’s By-laws. Copies of all of these documents can also be obtained, free of charge, upon written request to the Corporate Secretary, CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, TN 37067.

     As indicated on the introductory pages to this Proxy Statement, this Proxy Statement and all attachments are available free of charge at: www.clarcorproxy.com.

Proposals of Security Holders for 2015 Annual Meeting of Shareholders

     Under Rule 14a-8 of the Exchange Act, any proposal which a shareholder of the Company intends to present at the Annual Meeting of Shareholders to be held in 2015 and which such shareholder desires to have included in the Company’s proxy materials for such meeting must be received by the Secretary of the Company not less than 120 calendar days before the anniversary date of this year’s proxy statement, or October 23, 2014 and otherwise comply with the requirements of Rule 14a-8. If a shareholder wishes to present a proposal at the Annual Meeting of Shareholders to be held in 2015 but not include it in the Company’s proxy materials or submit a nomination for director, under the Company’s By-Laws such proposal must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of this year’s Annual Meeting. Since the Annual Meeting of Shareholders of the Company will be held on March 25, 2014, written notice of any such proposal must be received by the Company no earlier than October 26, 2014 and no later than November 25, 2014. In addition, such proposal must meet certain other requirements that are set forth in the Company’s By-Laws. A copy of the Company’s By-Laws may be obtained on the Company’s website or without charge from the Secretary of the Company.

Expense of Solicitation of Proxies

     The expense of solicitation of proxies, including printing and postage, will be paid by the Company. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by officers and regular employees of the Company. The Company has employed Georgeson, Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. The Company has agreed to pay $1,175 plus the out-of-pocket expenses of Georgeson, Inc., for these services. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.

Householding

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and/or would prefer to receive a separate set of proxy materials, please notify your broker if your shares are held in a brokerage account or our transfer agent, Computershare Investor Services 250 Royall Street Canton, Massachusetts 02021, telephone: 1-800-622-6757 (in the U.S., Canada & Puerto Rico); 1-781-575-4735 (outside the U.S., Canada & Puerto Rico), if you hold registered shares. You may also notify us by contacting the Company’s Secretary, Richard M. Wolfson, at 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615) 771-3100, and we will promptly deliver such materials to you. You may also contact the above if you (and other shareholders sharing the same address) are receiving multiple copies of proxy materials and wish to receive only one.

By Order of the Board of Directors

/S/ RICHARD M. WOLFSON
RICHARD M. WOLFSON

Secretary

Franklin, Tennessee
February 20, 2014

APPENDIX A

CLARCOR INC.

2014 INCENTIVE PLAN

     CLARCOR Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2014 Incentive Plan (the “Plan”).

1. PURPOSE OF THE PLAN

     The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2. DEFINITIONS

     2.1. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

     2.2. “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing or referencing any Award hereunder, which evidence may be in writing or via an electronic mail transmission as provided in Section 14.1 hereof. For avoidance of doubt, Award Agreements include any employment agreement or change of control agreement between the Company and any Participant that refers to Awards and any letter or electronic mail notifying a Participant that he or she has received an Award.

     2.3. “Board” shall mean the board of directors of the Company.

     2.4. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     2.5. Subject to the proviso in Section 4.2(a), “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules.

     2.6. “Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

     2.7. “Covered Employee” shall mean an employee of the Company or its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

     2.8. “Director” shall mean a non-employee member of the Board.

     2.9. “Director Limit” shall have the meaning set forth in Section 4.3.

     2.10. “Dividend Equivalents” shall have the meaning set forth in Section 13.5.

     2.11. “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

     2.12. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     2.13. “Fair Market Value” shall mean, with respect to Shares as of any date, (i) the closing sale price of the Shares reported as having occurred on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no such sale on that date, then on the next date on which such a sale was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on such date, or, if there is no such sale on such date, then on the next date on which a sale was reported; or (iii) if the Shares are not listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its discretion. Notwithstanding the foregoing, the Fair Market Value of any Shares tendered (either actually or by attestation) for purposes of paying the Option Price under Section 5.5(b)(ii) shall be the closing sale price of the Shares reported as having occurred on the principal U.S. national securities exchange on which the Shares are listed and traded on the last trading day prior to the date such Shares are tendered. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

     2.14. “Governance Committee” shall mean the Directors Affairs/Corporate Governance Committee of the Board or a subcommittee thereof formed by the Governance Committee to act as the Governance Committee hereunder. The Governance Committee shall consist of no fewer than two Directors, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act.

     2.15. “Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

     2.16. “Limitations” shall have the meaning set forth in Section 11.5.

     2.17. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

     2.18. “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

     2.19. “Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

     2.20. “Payee” shall have the meaning set forth in Section 14.2.

     2.21. “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

     2.22. “Performance Cash” shall mean any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.

     2.23. “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

     2.24. “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value will be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

     2.25. “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value will be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

     2.26. “Permitted Assignee” shall have the meaning set forth in Section 13.3.

     2.27. “Prior Plans” shall mean the Company’s 2004 Incentive Plan and the Company’s 2009 Incentive Plan.

     2.28. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its discretion, may impose, which restrictions may lapse separately or in combination at such time or times, and/or upon the satisfaction of such conditions, in installments or otherwise, as the Committee may deem appropriate.

     2.29. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

     2.30. “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery of cash, Shares or such other property as the Committee shall determine, which restrictions may lapse separately or in combination at such time or times, and/or upon the satisfaction of such conditions, in installments or otherwise, as the Committee may deem appropriate.

     2.31. “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1

     2.32. “Shares” shall mean the shares of common stock of the Company, par value $1.00 per share.

     2.33. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

     2.34. “Subsidiary” shall mean any corporation or other entity (other than the Company) of which a majority of its voting power or its equity securities or equity interests is owned directly or indirectly by the Company; provided, that in the case of Incentive Stock Options, “Subsidiary” shall include only corporations in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     2.35. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

     2.36. “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3. SHARES SUBJECT TO THE PLAN

     3.1. Number of Shares. (a) Subject to adjustment as provided in Section 13.2, a total of 6,600,000 Shares shall be authorized for grant under the Plan, less one (1) share of Stock for every one (1) share of Stock that was subject to an option or stock appreciation right granted after December 1, 2013 under a Prior Plan and two and three-quarters (2.75) Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after December 1, 2013 under a Prior Plan. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit two and three-quarters (2.75) Shares for every one (1) Share granted. After the effective date of the Plan (as provided in Section 14.13), no awards may be granted under any Prior Plan.

          (b) If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 1, 2013 any Shares subject to an award under the Prior Plan are forfeited, an Award expires or an award under the Prior Plan is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after December 1, 2013, an award other than an option or stock appreciation right under a Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, or after December 1, 2013 an option under a Prior Plan, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, or after December 1, 2013 an option or stock appreciation right under a Prior Plan, and (ii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof, or after December 1, 2013 a stock appreciation right under a Prior Plan and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 1, 2013, options granted under a Prior Plan.

          (c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable Limitations for grant to a Participant under Section 11.5, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

          (d) Any Shares that again become available for grant pursuant to this Section shall be added back as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as two and three-quarters (2.75) Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plan.

     3.2. Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4. ELIGIBILITY AND ADMINISTRATION

     4.1. Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.

     4.2. Administration. (a) The Plan shall be administered by the Committee, provided, however, that any matters concerning Awards to Directors, shall, subject to Section 4.2(b), be administered by the Governance Committee and all references in the Plan to the “Committee” shall be understood to refer to the Governance Committee with respect to any matters concerning Awards to Directors. Where indicated in this Plan that a matter is left to the “discretion” of the Committee, it shall be understood that such discretion is sole, absolute and conclusively binding. Subject to the foregoing, the Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder, including any holding requirement applicable to any Award of Shares; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled, suspended or subjected to additional restrictions, including in connection with any Share ownership guidelines or insider trading policies of the Company; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

          (b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings. Notwithstanding the foregoing, any action or determination by the Committee specifically affecting or relating to an Award to a Director shall require the prior approval of the Board.

          (c) To the extent not inconsistent with applicable law, including Section 162(m) of the Code, Section 16 of the Exchange Act, Section 157(c) of the Delaware General Corporation Law, and the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may delegate to (i) a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards, (ii) one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend

Awards to Employees who are not directors or executive officers of the Company and (iii) to one or more executive officers or a committee of executive officers any of the authority of the Committee that the Committee deems necessary or desirable for the administration of the Plan, including the resolution of disputes relating to Awards, except with respect to Employees who are directors or executive officers of the Company.

     4.3. Equity Limits to Directors. Notwithstanding anything in this Plan to the contrary, the maximum number of Shares subject to Awards granted during a calendar year to any Director shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid in accordance with Section 13.5 on certain Awards) (the “Director Limit”). The Board may not, without the approval of the stockholders, increase the Director Limit. Notwithstanding anything in this Section 4.3, the Director Limit shall not apply to any Shares granted to a Director in lieu of the Annual Retainer pursuant to Section 10, and the value of any such Shares granted in lieu of the Annual Retainer shall be ignored for purposes of calculating the Director Limit.

5. OPTIONS

     5.1. Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

     5.2. Award Agreements. All Options shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

     5.3. Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that (i) the Committee may approve a grant of an Option to become effective on a future date, in which case the date of grant shall be the date on which the grant becomes effective and not the date it is approved by the Committee, and (ii) in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the option price per share Shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 13.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 12.3 or a Substitute Award), and (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

     5.4. Option Term. The term of each Option shall be fixed by the Committee in its discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary. Notwithstanding the foregoing, an Award Agreement may provide, or be amended to provide, that the period of time over which an Option, other than an Incentive Stock Option, may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, that during the extended exercise period, the Option may be exercised only to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date, and such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such laws.

     5.5. Exercise of Options. (a) Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee (as defined in Section 13.3) thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time

          (b) Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee and subject to compliance with applicable legal requirements, by delivery of other consideration (excluding, however, delivery of a promissory note of the Participant) having a Fair Market Value on the exercise date equal to the total purchase price, (iv) subject to compliance with applicable legal requirements, through any other method specified in an Award Agreement (including same-day sales through a broker or by withholding from the Participant sufficient Shares having an aggregate Fair Market Value at the time of exercise equal to the total option price of such underlying Award) at or after grant, or (v) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

          (c) Notwithstanding the foregoing, an Award Agreement may provide, or be amended to provide, that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; any fractional Share shall be settled in cash.

     5.6. Form of Settlement. In its discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

     5.7. Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 2,000,000 Shares, subject to adjustment as provided in Section 13.2.

     5.8. Effect of Termination of Employment/Service on Options and Stock Appreciation Rights. In the event of the termination of employment with the Company or a Subsidiary (or termination of service in the case of non-employees), the provisions of this Section apply to a Participant who holds Options or Stock Appreciation Rights.

          (a) Retirement. Subject to paragraph (e) below with respect to Incentive Stock Options and unless otherwise determined by the Committee or set forth in the Award Agreement, if the employment of a Participant by the Company or a Subsidiary terminates by reason of retirement on or after age 60 (or prior to such age with the consent of the Committee), the Options or Stock Appreciation Rights held by such Participant shall become fully exercisable and may thereafter be exercised by such Participant (or such Participant’s guardian, legal representative or similar person) for a period specified by the Committee or in the Award Agreement prior to the date on which such retirement begins; provided, that such period shall not extend beyond the expiration date of the term of such Options or Stock Appreciation Rights specified in the Award Agreement relating thereto.

          (b) Disability and Death. Subject to paragraph (e) below with respect to Incentive Stock Options and unless otherwise determined by the Committee or set forth in the Award Agreement, if the employment of a Participant by the Company or a Subsidiary terminates by reason of disability or death, the Options or Stock Appreciation Rights held by such Participant shall become fully exercisable and may thereafter be exercised by such Participant (or such Participant ‘s executor, administrator, guardian, legal representative, beneficiary or similar person, as the case may be) for a period specified by the Committee or in the Award Agreement prior to the date of such Participant ‘s termination of employment or until the expiration of the term of such Options or Stock Appreciation Rights, whichever period is shorter.

          (c) Other Termination. Subject to paragraph (e) below with respect to Incentive Stock Options and unless otherwise determined by the Committee or set forth in the Award Agreement, if the employment of a Participant by the Company or a Subsidiary terminates for any reason other than as described in paragraph (a) or (b) of this Section, (i) the Options or Stock Appreciation Rights held by such Participant shall terminate 90 days after the date of such termination of employment or upon the expiration of the term of such Options or Stock Appreciation Rights, whichever period is shorter, and (ii) such Options or Stock Appreciation Rights shall be exercisable only to the extent they were exercisable on the date of such Participant’s termination of employment.

          (d) Death Following Termination of Service. Subject to paragraph (e) below with respect to Incentive Stock Options and unless otherwise determined by the Committee or set forth in the Award Agreement, if a Participant dies during the respective periods specified and determined in accordance with paragraph (a), (b) or (c) of this Section, the Options or Stock Appreciation Rights held by such Participant shall be exercisable only to the extent that they were exercisable on the date of the Participant’s death and may thereafter be exercised by the Participant’s executor, administrator, legal representative, beneficiary or similar person, as the case may be, for a period of two years (or such shorter period as the Committee or Award Agreement may specify) after the date of death or until the expiration of the term of such Options or Stock Appreciation Rights, whichever period is shorter.

          (e) Incentive Stock Options. Unless otherwise determined by the Committee or set forth in the Award Agreement, if the employment by the Company or a Subsidiary of a Participant terminates by reason of death or disability, the Incentive Stock Options held by such Participant shall become fully exercisable and may thereafter be exercised by such holder (or such holder’s executor, administrator, legal representative, beneficiary or similar person) for a period of one year (or such shorter period as the Committee or Award Agreement may specify) after the date of such Participant’s termination of employment or until the expiration of the term of such Incentive Stock Option, whichever period is shorter. Unless otherwise determined by the Committee or set forth in the Award Agreement, if the employment by the Company or a Subsidiary of a Participant terminates for any reason other than death or disability, Incentive Stock Options held by such Participant shall be exercisable only to the extent they were exercisable on the date of such Participant’s termination of employment and may thereafter be exercised for a period of three months after the date of such Participant’s termination of employment or until the expiration of the term of the Incentive Stock Option, whichever period is shorter. If a Participant dies during the one-year period following termination of employment by reason of disability, or if a Participant dies during the three-month period following termination of employment for any reason other than death or disability, the Incentive Stock Option held by such Participant shall be exercisable only to the extent they were exercisable on the date of the Participant’s death and may thereafter be exercised by the Participant’s executor, administrator, legal representative, beneficiary or similar person for a period of one year (or such shorter period as the Committee or Award Agreement may specify) after the date of death or until the expiration of the term of such Incentive Stock Option, whichever period is shorter.

6. STOCK APPRECIATION RIGHTS

     6.1. Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its discretion.

     6.2. Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

          (a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise)

over (ii) the grant price of the Stock Appreciation Right on the date of grant, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 13.2, shall not be less than the Fair Market Value of one Share on such date of grant of the Stock Appreciation Right.

          (b) The Committee shall determine in its discretion whether payment of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

          (c) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

          (d) The Committee may impose such other conditions or restrictions on the terms of exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall (i) have a grant price not less than 100% of the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code), and (ii) have a term not greater than ten (10) years. Notwithstanding the foregoing, an Award Agreement may provide, or be amended to provide, that the period of time over which a Stock Appreciation Right (other than one issued in tandem with an Incentive Stock Option) may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, that during the extended exercise period, the Stock Appreciation Right may be exercised only to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date, and such extended exercise period shall end not later than thirty (30) days after the exercise of such Stock Appreciation Right first would no longer violate such laws.

          (e) An Award Agreement with respect to any Stock Appreciation Right may provide or be amended to provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and neither the Stock Appreciation Right nor the Option has expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.

          (f) Without the approval of the Company’s stockholders, other than pursuant to Section 13.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 12.3 or a Substitute Award), and (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

     7.1. Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. The Committee has discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

     7.2. Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

     7.3. Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and, and subject to the limitations set forth in Section 9.6, the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award but shall, unless otherwise provided in the Award Agreement and subject to the limitations set forth in Section 9.6, be entitled to receive (currently or on a deferred basis) amounts equivalent to cash dividends with respect to the Shares covered by such Award. Except as otherwise provided in an Award Agreement any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the Shares covered by a Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.

     7.4. Minimum Vesting Period. Except for Substitute Awards, the death, disability or retirement of the Participant, or special circumstances determined by the Committee, and subject to accelerated vesting provided for in an Award Agreement or determined in the Committee’s discretion in the event of a Change in Control (as defined in Section 12.3) or the termination of the Participant’s service with the Company and its Subsidiaries, Restricted Stock Awards and Restricted Stock Unit Awards subject only to continued service with the Company or a Subsidiary shall have a Vesting Period of not less than one (1) year from the date of grant (and may vest pro rata over such time). Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer or (ii) grants of Restricted Stock or Restricted Stock Units in payment of Performance Awards and other earned cash-based incentive compensation. Subject to the foregoing minimum Vesting Period requirements, the Committee may, in its discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award or Restricted Stock Unit Award intended to comply with the performance-based exception under Code Section 162(m), waive the forfeiture period and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate. The minimum Vesting Period requirements of this Section shall not apply to Restricted Stock Awards or Restricted Stock Unit Awards granted to Directors or any consultant or advisor who provides services to the Company or a Subsidiary

     7.5. Effect of Termination of Service/Employment. Unless otherwise determined by the Committee or set forth in any Award Agreement, if the employment by the Company or a Subsidiary of a Participant (or service in the case of non-employees) terminates by reason of retirement on or after age 60 (or prior to such age with the consent of the Committee), disability or death, the Vesting Period applicable to Restricted Stock or Restricted Stock Units held by the Participant shall be deemed to have lapsed as of the date of such termination. Unless otherwise determined by the Committee or as set forth in any Award Agreement, in the event that a Participant ceases to be an employee of the Company or a Subsidiary for reasons other than retirement on or after age 60 (or prior to such age with the consent of the Committee), death or disability, any Restricted Stock or Restricted Stock Units held by the Participant for which the Vesting Period has not expired, lapsed or been terminated shall be forfeited.

     7.6. Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8. OTHER SHARE-BASED AWARDS

     8.1. Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

     8.2. Award Agreements. The terms of Other Share-Based Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant.

     8.3. Minimum Vesting Period. Except for Substitute Awards, the death, disability or retirement of the Participant, or special circumstances determined by the Committee or as set forth in any Award Agreement, Other Share-Based Awards shall have a Vesting Period of not less than one (1) year from the date of grant (and may vest pro rata over such time) subject to accelerated vesting in the Committee’s discretion in the event of a Change in Control

(as defined in Section 12.3) or the termination of the Participant’s service with the Company and its Subsidiaries. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer or (ii) grants of Other Share-Based Awards in payment of Performance Awards and other earned cash-based incentive compensation. Subject to the foregoing minimum Vesting Period requirements, the Committee may, in its discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of an Other Share-Based Awards intended to comply with the performance-based exception under Code Section 162(m), waive the forfeiture period and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate. The minimum Vesting Period requirements of this Section shall not apply to Other Share-Based Awards granted to Directors or any consultant or advisor who provides services to the Company or a Subsidiary.

     8.4. Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

     8.5. Effect of Termination of Service/Employment. Unless otherwise determined by the Committee or as provided in any Award Agreement, if the employment by the Company or a Subsidiary of a Participant (or service in the case of non-employees) terminates by reason of retirement on or after age 60 (or prior to such age with the consent of the Committee), disability or death, the Vesting Period applicable to Other Share-Based Awards held by the Participant shall be deemed to have lapsed as of the date of such termination. Unless otherwise determined by the Committee or as provided in any Award Agreement, in the event that a Participant ceases to be an employee of the Company or a Subsidiary for reasons other than retirement on or after age 60 (or prior to such age with the consent of the Committee), death or disability, and the Other Share-Based Awards held by the Participant for which the Vesting Period has not expired, lapsed or been terminated shall be forfeited.

9. PERFORMANCE AWARDS

     9.1. Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 11.2. Notwithstanding the foregoing, Performance Awards in the form of Performance Cash may not be granted to Directors of the Company.

     9.2. Award Agreements. The terms of any Performance Award other than awards of Performance Cash granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

     9.3. Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

     9.4. Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

     9.5. Effect of Termination of Service/Employment. Unless otherwise provided for in an Award Agreement, the Committee shall determine in each instance whether and to what extent a Participant whose employment by the Company or a Subsidiary (or service in the case of non-employees) terminates prior to the end of the Performance Period by reason of (i) retirement on or after age 60 (or prior to such age with the consent of the Committee), (ii) disability, or (iii) death, the Participant (or such Participant’s executor, administrator, guardian, legal representative, beneficiary or similar person, as the case may be) shall be entitled to any portion of the Performance Awards held by the Participant as of the date of the Participant’s retirement, disability or death.

Unless otherwise determined by the Committee or provided for under an Award Agreement, in the event that a Participant ceases to be an employee of the Company or a Subsidiary (or ceases to provide services in the case of non-employees) for reasons other than retirement on or after age 60 (or prior to such age with the consent of the Committee), disability or death, the Performance Awards held by the Participant for which the Performance Period has not expired shall be forfeited.

     9.6. Dividends. Notwithstanding any provision of this Plan to the contrary, dividends or Dividend Equivalents on Performance Shares (i.e., Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights and Other Share-Based Awards that vest upon the achievement of one or more performance goals) may not paid to a Participant (but they may be accumulated for eventual payment) until such time as the Committee determines that the performance criteria underlying such Performance Shares or Performance Units have been satisfied in accordance with Section 9.1.

     9.7. Forfeiture/Recapture. The Committee may require, in an Award Agreement issued in respect of a Performance Award or as a condition to the payout of a Performance Award, that the Participant remain liable to forfeit some or all of the Performance Award or to pay back some or all of any Performance Cash or the gains realized by the Participant in connection with his sale of Performance Shares or Shares issued in respect of vesting of Performance Units, if the Company or a Subsidiary subsequently corrects or restates the results that formed the basis for the Performance Award to have been paid out or vested. The Committee shall have the authority in each instance to determine whether to impose such requirements, the parameters of any such requirements and whether or not to require forfeiture or repayment by any particular Participant.

10. DIRECTORS’ SHARES

     Except as otherwise determined by the Board, Each Director shall have the option, in lieu of receiving his Annual Retainer for a given year, to receive a grant of Shares (“Directors’ Shares”) having an aggregate Fair Market Value equal to 100% of the amount of such Annual Retainer on the date such Annual Retainer would otherwise be payable. Except as otherwise determined by the Board, The foregoing option (i) must be exercised no later than the date such Annual Retainer would otherwise be payable, or if earlier, at such time as may be required by Section 409A of the Code, (ii) may be exercised only with respect to the entirety of the Annual Retainer and not with respect to a portion thereof, and (iii) may not be exercised, and no Directors Shares shall be granted in connection therewith, to the extent Shares are not available pursuant to Section 3.1 of this Plan or otherwise under this Plan or after the termination of this Plan. “Annual Retainer” means the regular, annual amount of compensation established by the Governance Committee and the Board which is payable in cash to each Director, not including any Board or committee meeting or similar fees or any expense reimbursement.

11. CODE SECTION 162(m) PROVISIONS

     11.1. Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 11 is applicable to such Award.

     11.2. Performance Criteria. If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 11, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: total sales or revenues or sales or revenues per employee; operating income or profit (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings or book value per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margins, gross margins or cash margin; year-end cash; debt reduction; stockholder equity; operating efficiencies; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions, including sales of the Company’s debt or equity securities; and implementation, completion or attainment of measurable objectives based on meeting specified cost targets, business expansion goals, and goals relating acquisitions or divestitures. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals (and any modifications to be applied thereto) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

     11.3. Adjustments. Notwithstanding any provision of the Plan (other than Article 13), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Section 11.3, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

     11.4. Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

     11.5. Limitations on Grants to Individual Participants. Subject to adjustment as provided in Section 13.2, no Participant may (i) be granted Options or Stock Appreciation Rights during any 12-month period with respect to more than 750,000 Shares and (ii) earn more than 750,000 Shares with respect to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any 12-month period that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares (collectively, the “Limitations”). In addition to the foregoing, the maximum dollar value that may be earned by any Participant for each 12 months in a Performance Period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $3,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

12. CHANGE IN CONTROL PROVISIONS

     12.1. Impact on Certain Awards. Notwithstanding anything contained herein to the contrary, Award Agreements may provide, or be amended to provide, that in the event of a Change in Control of the Company (as defined in Section 12.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed.

     12.2. Assumption or Substitution of Certain Awards. (a) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable), except to the extent otherwise provided in any Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the

Award Agreement), (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards shall lapse, and such Other Share-Based Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 12.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its discretion and its determination shall be conclusive and binding.

          (b) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award): (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

          (c) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

     12.3. Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

          (a) The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the Company or a wholly-owned subsidiary or any employee benefit plan thereof, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change in Control shall be deemed to have occurred for any acquisition by any corporation with respect to which, following such acquisition, more than 60% of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Company’s then outstanding common stock and then outstanding voting securities, as the case may be;

          (b) Individuals who, as of the date hereof, constitute the Board (as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-l 1 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

          (c) Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 60% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then outstanding voting securities;

          (d) Consummation of the sale of all or substantially all of the assets of the Company; or

          (e) Stockholder approval of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, (i) unless otherwise provided in an applicable Award Agreement, with respect to Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations, and (ii) no Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change of control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a change in control of the Company).

13. GENERALLY APPLICABLE PROVISIONS

     13.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders to the extent required by such applicable law or the rules and regulations of the principal securities exchange on which the Shares are traded, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 13.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) extend the term of the Plan following which Awards may not be granted as provided in Section 14.13 hereof, (e) amend any provision of Section 5.3 or Section 6.2(d), (f) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d), or (g) increase the Limitations. The Board may not, without the approval of the Company’s stockholders, take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments to, or termination of, the Plan shall, without such Participant’s consent, impair the rights of a Participant in any material respect under any Award previously granted.

     13.2. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences (and, as applicable, in such equitable and proportional manner as is consistent with Sections 162(m), 409A and 422 of the Code and the regulations thereunder), including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the Limitations, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.

     13.3. Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent (if any) and under such terms and conditions as determined by the Committee or set forth in any Award Agreement, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan and any Award Agreement. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

     13.4. Termination of Employment. Subject to the terms and conditions set forth herein, the Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

     13.5. Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with a Performance Award (i.e., an Award that vests based on the achievement of performance goals) shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

14. MISCELLANEOUS

     14.1. Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee); in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

     14.2. Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

     14.3. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors Consultants or Participants under the Plan.

     14.4. Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

     14.5. Cancellation of Award; Forfeiture of Gain. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation, non-disclosure or similar covenant or agreement (including any such covenant in an Award Agreement) or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant engages in an activity referred to or prohibited in the preceding sentence, the Participant will forfeit all or any portion of any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

     14.6. Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     14.7. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, or any division or business unit of the Company or any Subsidiary. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

     14.8. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     14.9. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction or any governmental regulatory agency, or impermissible under the rules of any securities exchange on which the Shares are listed, such unlawfulness, invalidity, unenforceability or impermissibility shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or impermissible, then such unlawfulness, invalidity or impermissibility shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or impermissible shall be made or provided under the Plan.

     14.10. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

     14.11. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

     14.12. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

     14.13. Effective Date of Plan; Termination of Plan. The Plan shall be effective as of April 1, 2014, subject to the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided, however, in no event may an Incentive Stock Option be granted more than ten (10) years after the earlier of (i) the date of the adoption of the Plan by the Board or (ii) the effective date of the Plan as provided in the first sentence of this Section. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

     14.14. Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

     14.15. Compliance with Section 409A of the Code. Notwithstanding any other provisions of the Plan or any Award Agreements thereunder, it is intended that the provisions of the Plan and such Award Agreements comply with Section 409A of the Code, and that no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan, or any Award Agreement interpreted, in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable Performance Period and the last day of the “applicable 2 ½ month period” as defined therein. Notwithstanding the foregoing, each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or benefit delivered in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all such taxes or penalties.

     14.16. No Registration Rights; No Right to Settle in Cash. The Company has no obligation to register with any governmental body or organization (including, without limitation, the U.S. Securities and Exchange Commission (“SEC”)) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise of any Award, or (c) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing. In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

     14.17. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. EST on March 24, 2014.

Vote by Internet Go to www.investorvote.com/CLC Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

A	Proposals — The Board recommends a vote FOR all nominees; FOR Proposals 2 and 3; AGAINST Proposal 4; and FOR Proposal 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Mark A. Emkes	☐	☐	02 - Robert H. Jenkins	☐	☐	03 - Philip R. Lochner, Jr.	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Say on Pay - An advisory non-binding vote on the approval of executive compensation.	☐	☐	☐	3.	Approval of the 2014 CLARCOR Incentive Plan.	☐	☐	☐

4.	Vote regarding the shareholder proposal relating to sustainability reporting.	☐	☐	☐	5.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 29, 2014.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT!

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

Proxy / Voting Instruction Card — CLARCOR Inc.
CLARCOR INC.
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 25, 2014

The undersigned hereby appoints JAMES W. BRADFORD, ROBERT J. BURGSTAHLER, WESLEY M. CLARK, CHRISTOPHER L. CONWAY, PAUL DONOVAN, and JAMES L. PACKARD, or any one or more of them, acting alone or jointly as the true and lawful attorneys of the undersigned, with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Shareholders of CLARCOR Inc. (the “Company”) to be held at the Hilton Naples Florida Hotel, 5111 Tamiami Trail North, Naples, FL 34103, on Tuesday, March 25, 2014 at 9:00 a.m., Eastern Time, and all adjournments or postponements thereof, all shares of Common Stock which the undersigned would be entitled to vote and all as fully and with the same effect as the undersigned could do if then personally present.

Receipt is acknowledged of the Company’s Annual Report to Shareholders for the fiscal year ended November 30, 2013, and the Notice and Proxy Statement for the above Annual Meeting.

The Company is aware of five matters to be voted upon at this Annual Meeting: (i) the election of directors — the nominees are Mark A. Emkes, Robert H. Jenkins and Philip E. Lochner, Jr.; (ii) a non-binding advisory vote on the Company’s executive compensation; (iii) a vote to approve the 2014 CLARCOR Incentive Plan; (iv) a vote on a shareholder proposal relating to sustainability reporting; and (v) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 29, 2014.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If a vote is not specified, the proxies named above will vote FOR the nominees for election as Directors, FOR the approval of the Company’s executive compensation, FOR the approval of the 2014 CLARCOR Incentive Plan, AGAINST the shareholder proposal relating to sustainability reporting, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 29, 2014. The proxies named above are authorized to vote in their discretion upon any other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)